SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-12g

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Santa Fe Gold Corporation

(Exact name of Registrant as specified in its charter)

Delaware	84-1094315
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3544 Rio Grande Boulevard, N.W. Albuquerque, NM 87107
(Address of principal executive offices)

(505) 255-4852

(Registrant’s telephone number, including area code)

Copies to:

Peder K. Davisson, Esq.

Davisson & Associates, PA

3649 Brunswick Avenue North

Minneapolis, MN  55422

Telephone Number (612) 242-2622

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered
None	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class to be so Registered
Common Shares, par value $0.002

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of a “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act or Emerging Growth Company.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 of the Exchange Act. ☐

EXPLANATORY NOTE

This registration statement on Form 10 (the “Registration Statement”) is being filed by Santa Fe Gold Corporation (the “Company” or “Registrant”) in order to register common stock of the Company voluntarily pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act. ”) The Company is not required to file this Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act .”)

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.  The registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at  l.800.SEC.0330. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s Website is http://www.sec.gov.

Table of Contents

For Form 10

of

Santa Fe Gold Corporation

Santa Fe Gold Corporation

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

Company History and Overview of Events.

We are an exploration stage mining company, in the business of acquiring and developing metal and mineral properties that may contain recoverable gold and silver deposits.  Our general business strategy is to acquire and develop mining properties positioned for low-cost production.   We were originally incorporated in the State of Delaware on August 8, 1991 under the name Azco Mining, Inc. and on August 21, 2007, we changed our name to Santa Fe Gold Corporation by filing a Certificate of Amendment with the Delaware Secretary of State.

As an exploration mining company, we are engaged in the business of acquiring and developing mines and mining properties as well as securing production from existing and developed mining and mineral properties.  Currently we own certain mining leases and other mineral rights, however none of them contain any proven or probable reserves, as defined under SEC Guide 7. As such, they are all currently considered “exploratory” in nature.   Currently we have three projects, these are: our Alhambra Property, the Jim Crow Imperial Mine and the Billali Mine, each of which will be described more fully below.

Overview of Events

As a mining company in the exploration stage, we are engaged in the business acquiring and developing metal and mineral properties that may contain recoverable gold and/or silver deposits.  Although management is optimistic about its plans for developing certain properties in which it has acquired interests, to date, minimal mining activities have commenced and there can be no assurance that they will continue or, that if they do commence, that the Company’s mining activities will be profitable.  After dismissal from bankruptcy in June 2016, although we had no assets and approximately $20 million of indebtedness that was reinstated, we were able to continue as an exploration stage company through the diligent efforts of our officers and directors. Thereafter, this debt was discharged by virtue of the running of applicable statutes of limitations as set forth in the legal opinions addressing the same. Their continuing efforts were successfully rewarded as the Company secured, what management believes to be, promising mining leases and other mineral rights.

The properties we now own are exploratory in nature and consist of certain mining leases and other mineral rights.  As stated, they were acquired subsequent to our dismissal from bankruptcy proceedings and, although management is optimistic, none of them contain any proven and probable reserves under SEC Industry Guide 7.  We are in the process of raising the capital required, in part (i) to begin development of these current mining properties, and (ii) to help meet our working capital requirements. There can be no assurances that we will be successful in raising the capital necessary to implement our business plan or that, if we are successful in raising such capital, that there may not be additional or superseding demands on our capital resources. Although the Company has been successful in meeting its capital requirements in the past, and since emerging from Bankruptcy, management continues to be optimistic about its ability to continue securing the funding needed to execute on its business plan, any failure to do so or any unforeseen expenses or other demands on the Company’s capital could result in the need to curtail or cease some or all of the Company’s operations, resulting in losses to investors.

The Company’s common stock has been quoted on OTC Markets (PINK) most recently under the trading symbol “SFEG.” However, in July 2020 it received notice that on June 25, 2020, the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) issued an order suspending trading under Section 12(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act.”). Thereafter, the Commission commenced administrative proceedings to de-register the Company’s common stock under Section 12(j) of the Exchange Act.  Issuers of securities registered pursuant to Section 12 of the Exchange Act are required under Section 13(a) of the Exchange Act and the rules promulgated thereunder to file current and accurate information in periodic reports with the Commission. Specifically, Exchange Act Rule 13a-1 requires issuers to file annual reports, and Exchange Act Rule 13a-13 requires domestic issuers to file quarterly reports. The Company’s inability to prepare and file the required quarterly and annual reports began with the misappropriation of funds by its former CEO; this had a direct impact on its financial statements as originally filed.  This not only resulted in the need to amend and restate the 2017 annual report and related quarterly reports that had been filed with the Commission on Form 10-K and on Forms 10-Q, but since a restatement necessarily has a material effect on all future reports, the Company was not in a position to confidently restate its financial statements until it was able to fully and accurately define scope of: (a) the issue created by Mr. Laws and (b) the subsequent actions taken against Mr. Laws by the Company and other unrelated parties.  Compounding the issue, the Company’s auditor declined to continue auditing the Company’s financial statements, management believes, due to its potential liability and the conflicts that could result from any of the Law’s proceedings. Thereafter, the Company had difficulty engaging a replacement audit firm, in part because of the perception of risk associated with the required restatements of its financial statements.

Ultimately, while the underlying circumstances that gave rise to the Company’s delinquent filings were, in part, caused by an individual who was dismissed upon discovery of his misappropriation of funds, the difficulty in finding a replacement audit firm was an additional factor that was beyond the control of management that contributed substantially to delays in our filings. Although we have since filed the Annual

Reports that were delinquent, one of which required restating our financials and all but three of the Quarterly Reports that were delinquent have since been filed, the Commission’s standard position has been that, once de-registration proceedings are commenced for failure to comply with Exchange Act Section 13(a) and Rules 13a-1 and 13a-13 thereunder, it will not then grant a right to cure or comply.  Thus, when the Commission then commenced administrative proceedings under Section 12(j), the Registrant’s only options were to defend the matter in litigation or to settle it and agree with the  Commission’s order for de-registration of securities registered under Section 12(j) of the Exchange Act.  Therefore, given: (a) the protracted nature of litigation in general, and (b) the high expense associated with defending an adversary proceeding with the Commission and (c) the low probability of a successful outcome, compared with the fact that: (x) a settlement with the SEC would allow the Company to re-file a registration statement as soon as it was drafted, (y) the Company had already completed one of the required audits, was in a position to complete the other, and was in a position to file a Registration Statement on Form 10, and (z) Form 10 Registration Statements are automatically effective 60 days from the date of filing (unless the Commission objects, which is rarely done, although it is now common to receive comments by the Commission that then must be addressed). After considering the forgoing, the Company determined that it was in the best interest of its shareholders to settle and consent to the de-registration of its common stock and to file this Registration Statement on Form 10.

On December 17. 2020, the SEC order suspending trading went into effect. This Registration Statement filed on Form 10, is the next step in the Company’s plan to have its shares resume trading. In connection with the filing of this Registration Statement, the Company plans to work with a registered broker-dealer, as a sponsoring market maker, to update and file its 15c-211 with the Financial Industry Regulatory Authority (“FINRA”). There can be no assurances that the Company will find a market maker that is willing to sponsor the Company’s 15c-211 or that if sponsored, that there may not be difficulties in satisfying FINRA that could result in substantial delays for the Company to resume trading and quotation of bids and offers for its common stock on OTC Markets.

Company Organizational Chart

Company Subsidiaries, Operations and Properties

The Company conducts its operations in its subsidiaries. In addition, at times it has acquired its interest in a specific property through an acquisition of the shares of stock in a company that holds specific mining claims. The following is a list of the subsidiaries of the Company that hold mining claims and / or where the Company, through its subsidiaries, is conducting its operations.

Santa Fe Acquisitions, LLC

Santa Fe Acquisitions, LLC was established as a single member limited liability company, a wholly owned subsidiary of the Company for the purpose of acquiring Bullard’s Peak Corporation. Its sole asset is the common stock of Bullard’s Peak Corporation and it has no other assets or operations.

Bullard’s Peak Corporation

As a wholly owned subsidiary of the Company, Santa Fe Acquisitions, LLC acquired Bullard’s Peak Corporation pursuant to a stock purchase agreement dated August 2017, the Company acquired all the capital stock of Bullard’s Peak Corporation and the related patented and unpatented claims in the Black Hawk district of New Mexico from Black Hawk Consolidated Mines Company, for a purchase price of $3,115,365 (also referred to as the “Alhambra Property.”)  The Company granted the seller a 2% net smelter return in perpetuity on all patented and unpatented claims.  The net smelter return is the greater of (i) all monies the Company receives for or from any and all ore removed from the property comprising the mining claims whether for exploration, mining operations or any other reason, and (ii) the fair market value of removed ore from the property comprising the mining claims.

There were no mining operations being conducted on the property on the date of acquisition.  Based on the Company’s analysis and understanding of documents obtained from outside sources and the sellers’ representations, no mining operations have been conducted on the property for the last five years.  This is based on records from the New Mexico Department of Mines reflecting that they have no records of mining or exploration permits having ever been issued to any entity called Bullard’s Peak Corporation. A review of filed corporate tax returns also reflects that there have been no operational activities. To further assist the Company in reaching the conclusion that it did not acquire a business or a business combination, as mentioned, it looked to Accounting Standards Update 2017-01 Business Combinations (Topic 805).

Based upon the Company’s review of the guidance provided by FASB’s Business Combinations (Topic 805) the updates thereto and outside independent documentation for this acquisition, management has concluded that it does not meet the requirements of acquiring a business or a business combination. All assets acquired are concentrated in a single identifiable asset, Land. The Company relies on Sections 805-10-55-5, 805-10-55-5A and 805-10-55-5B that identify the acquisition is not considered a business or business combination.

To date, there have been no mining or exploration activities at this mine site. With limited information, the Company has done an initial economic feasibility study and will need to complete future exploration activity on the property prior to developing a proper mining plan for the site. The Company currently considers the location as an exploration property with required geological work yet to be performed.

On December 1, 2020, the Company made a joint announcement with Texas Mineral Resources Corp. (“TMRC”)(OTCQB:TMRC) of the execution of a letter agreement to pursue, negotiate and subsequently enter into a joint venture agreement with TMRC to jointly explore and develop a targeted silver property to be selected by TMRC among patented and unpatented mining claims held by Santa Fe Gold within the Black Hawk Mining District in Grant County, New Mexico. Completion of a joint venture agreement is subject to the successful outcome of a multi-phase exploration plan to be undertaken in the near future by TMRC. Under terms of the letter agreement TMRC plans to conduct a district-wide evaluation among the patented and unpatented claims held by Santa Fe Gold consisting of geologic mapping, sampling, trenching, radiometric surveying, geophysics, drilling and/or other methods as warranted.

Mineral Acquisitions, LLC

The Company formed a wholly-owned subsidiary, Mineral Acquisitions, LLC, that entered into an Agreement with a mining operator in January 2019 to purchase two properties in western New Mexico, known as the Billali Mine and the Jim Crow Imperial Mine (the “Billali Agreement” and the “Jim Crow Agreement.”)

The purchase price for all rights and interests to be conveyed is $2,500,000 for the Billali Mine and $7,500,000 for the Jim Crow Imperial Mine, each documented as separate definitive agreements, with aggregate consideration for both definitive agreements payable as follows pursuant to amendment four to the aforementioned agreements dated effective October 7, 2020:

i.$600,000 paid to date as of the amendment date.

ii.Commencing November 1, 2020 and continuing on the first day of each subsequent month thereafter, a monthly payment of $25,000 will be paid until (A) the mill processing plant to create concentrate is in operation and (B) we received our first payment for shipment of such concentrate from the mill (satisfaction of these two items is referred to as a “Milestone”).  Upon satisfaction of this Milestone and commencing on the first day of the following month and continuing the first day of each subsequent month thereafter, Buyer will pay to Seller the sum of Fifty Thousand Dollars ($50,000) until a total of  One Million Six Hundred Thousand Dollars  ($1,600,000)  is paid.

iii.Commencing 30 days after the last payment in (ii) above and continuing with 48 subsequent payments every 30 days thereafter, Buyer will pay to Seller the sum of One Hundred Seventy-Five Thousand Dollars ($175,000.00) per period.

iv.Each payment made hereunder will be allocated Twenty-Five percent (25%) to the Billali and Seventy-Five percent (75%) to the Jim Crow, Imperial.”

As of the date of filing this document the Company has paid $675,000 on the obligation and is in default of payments aggregating $50,000.   The agreement(s) have a 5% net smelter return (“NSR”) royalty on the nine patented Lode Claims up $650,000, and a 3% NSR royalty thereafter.  Title and all rights and interest in the properties will be conveyed under the agreements upon completion of the payments of the purchase prices of the properties. The Company has the right to cancel the agreement(s) at any time.  Minerals Acquisitions, LLC was transferred the Jim Crow Mine permit on August 20, 2019, from the selling party. The Company leases water rights for the mine site. The Company began initial site mining preparations at the Jim Crow Mine during the last calendar quarter of 2019 and is currently carrying out mining activity at the mine. Currently we are inventorying the mined head ore to be processed at our future processing mill to be constructed on our property in Duncan, Arizona. Our original business plan was to have our head ore processed at a nearby smelter.  However, the smelter’s management subsequently decided not to accept any outside material for processing. . With this change and decision, the Company has determined that its best course of action is to develop its own mill, on site and to immediately begin developing a financing facility to fund construction of the mill. . The project will include the research and documentation for precious metals recovery, mill design and required equipment and the specifications by an engineering firm in Denver, Colorado.

The Company considers this property to be an exploration property and will capitalize the payments under the agreement(s) as made to the sellers for the mineral interest.  When the Company begins receiving revenue from these projects, it will amortize the capitalized payment balance each quarter thereafter. Companies that have reserves under Guide 7 typically capitalize these costs, and subsequently depreciate or amortize them on a units-of-production basis as reserves are mined. Unlike these other companies, on properties that have no reserves under Guide 7, we will depreciate or amortize any capitalized costs based on the most appropriate amortization method, which includes straight-line or units-of-production method over the estimated life of the mine, as determined by our geologist. Since we do not have the reliable information needed to use a units-of-production methodology, we will amortize our capitalized costs on a straight-line basis over the estimated life of the mine sites. Because of these and other differences, our financial statements may not be comparable to the financial statements of other mining companies that have established reserves on their properties.

To further assist the Company in determining if it acquired a business or the transaction was considered a business combination, it looked to Accounting Standards Update 2017-01 Business Combinations (Topic 805). Based upon the Company’s review of the purchase agreement, only the purchase of certain patented and unpatented mining claims, as detailed in the agreement, formed the basis of the seller’s contract rights transferred. Ownership transfers of these claims are not to be transferred until the amount specified in the agreement is paid in full. The Company has reviewed the tax returns of the sellers for their calendar tax years 2016-2018, which indicate that no operations had occurred in those years. Based upon the Company’s review of FASB’s Business Combinations (Topic 805), the updates mentioned and review of the acquisition documentation, the acquisition did not meet the requirements for acquisition accounting treatment. All “assets” to be acquired were concentrated in a single identifiable asset or group of similar identifiable assets (patented mining leases), as described in the agreement(s.) The Company relied on Sections 805-10-55-5, 805-10-55A and 805-10-55-5B to reach the conclusion that the acquisition was not considered an acquisition of a business or a business combination.

On November 9, 2020 the Company acquired, by quick claim deed, nine (9) BLM claims in the Steeple Rock Mining District in Grant County, New Mexico and will be associated with the Jim Crow-Imperial Mine and Billali Mine mineral rights in the Steeple Rock Mining District.

The Lordsburg Mining Company, AZCO Mining, Inc. and Santa Fe Barbados Corporation

The Lordsburg Mining Company, AZCO Mining, Inc. and Santa Fe Barbados Corporation are all subsidiaries that have not been active since we emerged from bankruptcy since they have no assets or operations.  The Company does not intend to use any of these subsidiaries for future operations and will dissolve them in due course.

Malone Mine and Playa Hidalgo Placer  - Old New Mexico Properties Acquisitions

In August 2017, the Company acquired the Malone Mine claims and Playa Hidalgo Placer claims. On October 23, 2017, the Pinos Altos claims were purchased for an aggregate of $500. These mining claims are located in Grant County and Hidalgo County, New Mexico.  These claims are owned directly by the Company and not through any of our subsidiaries.  The Company does not have any immediate plans with respect to them.

British Columbia Properties

On November 30, 2017, the Company entered into substantially identical agreements with Fortune Graphite, Inc. and Worldwide Graphite Producers, Ltd. to acquire a total of four placer claims for aggregate consideration of Can$400,000 and the issuance of 10,000,000 shares of the Company’s common stock.  Title to these claims was to remain in trust with the sellers until payment was made in full. To date, the Company has paid Can$260,000.  The Company owed the sellers Can$140,000 and 10,000,000 shares of Company common stock under the agreement. However, in February 2019, based upon additional information that surfaced and our subsequent scrutiny and analysis of the transaction, the Company initiated an arbitration proceeding against the seller to void and rescind the purchase of these British Columbia properties. In addition to voiding and rescinding the transaction, the Company sought additional remedies.  In October 2020, the arbitrator ruled in favor of the Company and the 10,000,000 shares reserved under the agreements were nullified and canceled. In connection with this arbitration, the Company’s legal position was to void the transaction and, due to the uncertainty of the outcome, provide an impairment which at June 30, 2019, was in the amount of $210,116. A deposit of $54,000 was made by the seller for the arbitration and the arbitrator will determine the distribution of this amount. The Company has filed with the arbitrator for reimbursement of all legal costs associated with the arbitration and any other amounts to be awarded. In February 2021, the Company was awarded approximately $53,000, and after payment of legal fees, received net proceeds of approximately $3,500.

Principal Products and Markets.

The potential principal products are refined gold and silver from mined concentrated head ore. These concentrates will be refined by overseas refiners that the Company has utilized previously and with whom it has historically had a good relationship. Upon completion of the refining process, the refinery will purchase the precious metals based upon an agreement with the Company that is negotiated annually.

Key Vendors, Suppliers, and Distribution Methods

The Company’s key suppliers are fuel providers, equipment repair companies and suppliers of mining equipment and parts.

Dependence on One or a Few Major Customers

None.

Competition

The mining industry is highly competitive.  We will be competing with numerous companies, substantially all of which have far greater resources available to them than we are likely to have when we commence operations.  We therefore may be at a significant disadvantage in the course of obtaining materials, supplies, labor, and equipment from time to time.  Additionally, we are, and will continue to be, an insignificant participant in the business of mining exploration and development for the foreseeable future.

Compliance with Government Regulations

Overview

Continuing to acquire and explore mineral properties in the State of New Mexico will require the Company to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the State of New Mexico and the United States.

The mining industry, (specifically the activities of exploration, drilling) operate in a legal environment that requires permits to conduct virtually all operations. Thus, permits are required by local, state and federal government agencies.   Local authorities, usually counties, also have control over mining activity.  The various permits address such issues as prospecting, development, production, labor standards, taxes, occupational health and safety, toxic substances, air quality, water use, water discharge, water quality, noise, dust, wildlife impacts, as well as other environmental and socioeconomic issues.

Like all other mining companies doing business in the United States, we are subject to a variety of federal, state and local statutes, rules and regulations designed to protect the quality of the air and water, and to protect threatened or endangered species, in the vicinity of our mining operations. These include “permitting” or “pre-operating approval” requirements that are designed: (i) to ensure the environmental integrity of a proposed mining facility, (ii) to ensure operating plans are designed to mitigate the effects of discharges into the environment during exploration, mining operations, and reclamation and (iii) that post-operation plans are designed to remediate the lands affected by a mining facility once commercial mining operations have ceased.

United States.  Mining in the State of New Mexico is subject to federal, state and local law. Three types of laws are of particular importance to the Company’s U.S. mineral properties: those affecting land ownership and mining rights; those regulating mining operations; and those dealing with the environment.

Land Ownership.  On Federal Lands, mining rights are governed by the General Mining Law of 1872 (“General Mining Law”) as amended, 30 U.S.C. §§ 21-161 (various sections), which allows the location of mining claims on certain Federal Lands upon the discovery of a valuable mineral deposit and proper compliance with claim location requirements. A valid mining claim provides the holder with the right to conduct mining operations for the removal of locatable minerals, subject to compliance with the General Mining Law and New Mexico state law governing the staking and registration of mining claims, as well as compliance with various federal, state and local operating and environmental laws, regulations and ordinances. As the owner or lessee of the unpatented mining claims, the Company has the right to conduct mining operations on the lands subject to the prior procurement of required operating permits and approvals, compliance with the terms and conditions of any applicable mining lease, and compliance with applicable federal, state, and local laws, regulations and ordinances.

Mining Operations

The exploration of mining properties and development and operation of mines is governed by both federal and state laws.  The State of New Mexico likewise requires various permits and approvals before mining operations can begin, although the state and federal regulatory agencies usually cooperate to minimize duplication of permitting efforts.  The State of New Mexico Mining and Minerals Division requires mine permits for each mining location. The permit has an Annual Permit Fee that is due by April 30 of each year. The Annual Permit Fee for minimal impact mines is currently $250.

Prior to receiving the necessary permits to explore or mine, the operator must comply with all regulatory requirements imposed by all governmental authorities having jurisdiction over the project.  Generally, in order to obtain the requisite permits, the operator must have its land reclamation, restoration or replacement plans pre-approved. Specifically, the operator must present its plan to restore or replace the affected area. Often these requirements result in delays and/or costly studies or changes in the proposed activities; which may extend the time to completion. Although this may be necessary in order to mitigate the negative impact of certain aspects of an initial plan, all of these factors make it more difficult and costly to operate; and have a negative, and sometimes fatal, impact on the economic viability of the exploration or planned mining operation. Finally, it is possible that future changes in laws or regulations could have a significant impact on our business, requiring the planned activities to be economically reevaluated at that time.

Effect of Existing or Potential Government Regulations

Mineral exploration, including mining operations is subject to governmental regulation. Our operations may be affected in varying degrees by government regulation such as restrictions on production, price controls, tax increases, expropriation of property, environmental and pollution controls or changes in conditions under which minerals may be marketed. An excess supply of certain minerals may exist from time to time due to lack of markets, restrictions on exports, and numerous factors beyond our control. These factors include market fluctuations and government regulations relating to prices, taxes, royalties, allowable production and importing and exporting minerals. The effect of these factors cannot be accurately determined, and we are not aware of any probable government regulations that would impact the Company at this time, although there can be no assurances that regulations may not arise in the future. To the extent that government regulations do arise in the future, they may have a negative effect on our operations, which may in turn, result in losses to investors.  This section is intended as a brief overview of the laws and regulations described herein and is not intended to be a comprehensive treatment of the subject matter.

Environmental Laws

Federal legislation in the United States and implementing regulations adopted and administered by the Environmental Protection Agency, the Forest Service, the Bureau of Land Management, the Fish and Wildlife Service, the Army Corps of Engineers and other agencies—in particular, legislation such as the federal Clean Water Act, the Clean Air Act, the National Environmental Policy Act, the Endangered Species Act, the National Forest Management Act, the Wilderness Act, and the Comprehensive Environmental Response, Compensation and Liability Act—have a direct bearing on domestic mining operations. These federal initiatives are often administered and enforced through state agencies operating under parallel state statutes and regulations.

The Clean Water Act.  The Federal Clean Water Act is the principal Federal environmental protection law regulating mining operations in the United States as it pertains to water quality.  At the state level, water quality is regulated by the New Mexico Environment Department.  If our exploration or any future development activities could affect a ground water aquifer, we are required to apply for a ground water discharge permit in compliance with the groundwater regulations. If exploration affects surface water, then compliance with surface water regulations is required.

The Clean Air Act.  The Federal Clean Air Act establishes ambient air quality standards, limits the discharges of new sources and hazardous air pollutants and establishes a Federal air quality permitting program for such discharges. Hazardous materials are defined in the Federal Clean Air Act and enabling regulations adopted under the Federal Clean Air Act to include various metals. The Federal Clean Air Act also imposes limitations on the level of particulate matter generated from mining operations.

National Environmental Policy Act (“NEPA”).  NEPA requires all governmental agencies to consider the impact on the human environment of major federal actions as therein defined.

Endangered Species Act (“ESA”).  The ESA requires federal agencies to ensure that any action authorized, funded or carried out by such agency is not likely to jeopardize the continued existence of any endangered or threatened species or result in the destruction or adverse modification of their critical habitat. In order to facilitate the conservation of imperiled species, the ESA establishes an interagency consultation process. When a federal agency proposes an action that “may affect” a listed species, it must consult with the USFWS and must prepare a “biological assessment” of the effects of a major construction activity if the USFWS advises that a threatened species may be present in the area of the activity.

National Forest Management Act.  The National Forest Management Act, as implemented through Title 36 of the Code of Federal Regulations, provides a planning framework for lands and resource management of the National Forests. The planning framework seeks to manage the National Forest System resources in a combination that best serves the public interest without impairment of the productivity of the land, consistent with the Multiple Use Sustained Yield Act of 1960.

Wilderness Act.  The Wilderness Act of 1964 created a National Wilderness Preservation System composed of Federally owned areas designated by Congress as “wilderness areas” to be preserved for future use and enjoyment.

The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”). CERCLA generally imposes joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the current owner or operator of a contaminated facility, a former owner or operator of the facility at the time of contamination and those persons that disposed or arranged for the disposal of the hazardous substance.

Under CERCLA and comparable state statutes, such persons may be subject to strict joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. Governmental agencies or third parties may seek to hold the Company responsible under CERCLA and comparable state statutes for all or part of the costs to clean up sites at which such “hazardous substances” have been released.

The Resource Conservation and Recovery Act (“RCRA”). RCRA was designed and implemented to regulate the disposal of solid and hazardous wastes. It restricts solid waste disposal practices and the management, reuse or recovery of solid wastes and imposes substantial additional requirements on the subcategory of solid wastes that are determined to be hazardous. Like the Clean Water Act, RCRA provides for citizens’ suits to enforce the provisions of the law.

National Historic Preservation Act.  The National Historic Preservation Act was designed and implemented to protect historic and cultural properties. Compliance with the Act is necessary where federal properties or federal actions are undertaken, such as mineral exploration on federal land, which may impact historic or traditional cultural properties, including native or Indian cultural sites.

Reclamation

We generally will be required to mitigate long-term environmental impacts by stabilizing, contouring, re-sloping and revegetating various portions of a site after mining and mineral processing operations are completed. These reclamation efforts would be conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies. As soon as we have a mining operation, we will be required to arrange and pledge certificates of deposits for reclamation with the state regulatory agencies. At this time no reclamation cost is calculated or carried forward.

Employees

We currently have two full time employees as of our current fiscal year end and a full time contracted Chief Financial Officer. In order to implement our business plan, we will be required to employ or retain qualified consultants with the technical expertise to evaluate and mine our mineral properties and for administrative duties as required. We initially planned to employ approximately ten to twelve miners upon commencing our initial mining operations in New Mexico in late 2019. Thereafter, we hired approximately thirteen and as of March 31, 2020, and until mid-November 2020, we had eight employees working in our mining operations in New Mexico. The reduction in employees is due to the continuing effects of COVID-19. In the last week of November 2020, we ceased mining operations due three of our mining personnel becoming infected with the COVID-19 virus. The Company is currently utilizing two employees to maintain the mines and equipment until operations are anticipated to resume in late May 2021.

Insurance

We currently maintain liability and workmen’s compensation insurance coverage to cover losses or risks incurred in the ordinary course of business.

Exploration

The Company has spent only nominal amounts during each of the last three fiscal years on exploration and the mine development.

Seasonality

We have no properties at this time that are subject to material restrictions on our operations due to seasonality.

Office Facilities

Our principal executive offices are located at 3544 Rio Grande Blvd. NW, Albuquerque, NM 87107. Our telephone number is (505) 255-4852.

Dismissal of Bankruptcy Proceeding and Emergence from Voluntary Reorganization

In August 2015, the Company filed for Bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in Delaware in order to secure the existing assets from creditor actions, Case No. 15-11761 (MFW).   Notwithstanding the Company’s Bankruptcy, the management continued to search for options that would allow it to continue as a going concern.

After the dismissal from Bankruptcy, the Company had limited assets, yet remained liable for all commitments and debts that then were outstanding.  Santa Fe Gold Barbados, The Lordsburg Mining Company and AZCO are subsidiaries of the Company with nominal assets and all of their commitments and debts remain.  The bankruptcy court set up a trust fund funded by the activities of the Summit mine (main asset sold in bankruptcy proceedings) for five years from the inception of mine production at the Summit mine, with the funds held in trust distributed by an independent trustee to certain unsecured creditors. Following prior management’s failure to provide a plan of reorganization, the resulting significant transactions that occurred upon emergence from bankruptcy were as follows:

•The approximately $20 million of indebtedness outstanding on account of the Company’s senior notes and unsecured claims were reinstated; and

•The Court established a trust in April 2016 for the benefit of certain creditors. A profit interest was attached to the Summit mine for the benefit of certain creditors holding unsecured claims filed by each creditor.

The Company received Bankruptcy Court confirmation of the dismissal in June 2016, and subsequently emerged from bankruptcy. The only funds available for the future administrative costs were prepaid insurance funds of approximately $49,000. The Company subsequently began selling, on a best-efforts basis, equity for the cash needed for working capital purposes. Currently we have no continuing commitment from any party to provide working capital, and there is no certainty that the Company will be able to continue its current business plan.  However, the mining claims / assets that it has managed to secure appear to present a significant opportunity for the Company to continue in the mining business.

At the end of the Company’s fiscal year ended June 30, 2019, the Company wrote off debt and related, accrued interest in the aggregate amount of $12,506,540. The write off of debt was related to two finance facilities that were outside of the British Columbia statutes of limitations. The Company retained legal services in British Columbia to research the British Columbia statutes of limitations on the collectability of the finance facilities. Legal counsel reviewed all related documents, records of proceedings and all records and documents deemed relevant to the two finance facilities. It was determined that the finance facilities were subject to the laws of the Providence of British Columbia and the federal laws of Canada. The Company received a written legal opinion from its counsel with respect to the two finance facilities and any sums due thereunder.  Our counsel determined, after researching the Limitations Act (British Columbia) and relevant case law in the Provence of British Columbia, that the sums the Company had been carrying on its books and records related to the two finance facilities were time barred from any collection efforts because they are outside of statute of limitations period allowed under British Columbia law.  Stated differently, the statutes of limitations have run for the two finance facility liabilities pursuant to the Limitations Act (British Columbia) and no future claims can be commenced in the Providence of British Columbia for collection thereunder.  Therefore, the Company has no outstanding legal obligation on the two finance facilities.

Item 1A. Risk Factors.

Our business involves a number of very significant risks, including but not limited to various areas of the mining exploration industry. The Company operates in a rapidly changing environment that involves numerous risks and uncertainties involving precious metal prices, explorations costs and government oversight. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You should invest in our common stock only if you can afford to lose your entire investment. Your decision to invest in our common stock should only be made after you have knowingly accepted the possibilities of such a loss and the associated risks.

Risks Related to Our Business

All of our properties are in the exploration stage. There can be no assurance that we will establish the existence of any metal or mineral resource on any of our properties in commercially exploitable quantities. Until we can do so, we are not likely to earn any revenues from these properties, and our business could fail.

We have not established that any of our mining properties contain commercially viable mineral or metal reserves.  Our ability to conclude that an individual prospect has any viable mineral or metal reserves requires further efforts and any funds that we spend on exploration may be lost. Even if we do eventually discover commercially viable mineral or metal reserves on one or more of our properties, there can be no assurances that we will develop producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties, which are explored and mined, are ultimately developed into commercially viable producing mines.

The commercial viability of an established mineral deposit will depend on a large number of factors; including, by way of example, the size, grade and other attributes of the mineral or metal deposit, the proximity of the resource to infrastructure, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified metal or mineral resource unprofitable.

Even if commercial viability of a mineral or metal deposit is established, we may be required to expend significant resources until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to both establish proven and probable reserves as well as those required to implement permitting and drilling operations. Because of these uncertainties, investors have no assurances that our drilling programs will result in commercially viable operations nor that we will be successful in the establishment or expansion of any resources or reserves. Any failure in our ability to successfully execute on the forgoing will adversely impact our business results of operations, in turn leading to losses for investors.

Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves, and the primary environmental analysis or report must be filed with the appropriate governmental authority. In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are not defined terms under SEC Industry Guide 7 and are not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of potential mineral deposits that may be considered mineral resources will ever be converted into reserves. Our mineral resources have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. Our properties currently do not contain any known proven or probable ore reserves under SEC Industry Guide 7 reporting standards. Investors are cautioned not to assume that any mineral resources will ever be converted into SEC Guide 7 compliant reserves.

If we establish the existence of commercially viable mineral or metal resources on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the resource, and our business could suffer.

If we do discover mineral and metal resources in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the resource, engage in drilling operations and develop extraction and processing facilities (or effect acceptable shipping arrangements therefor) and infrastructure. We do not have adequate capital to develop necessary facilities and infrastructure and will need to raise additional funds.  Although we may derive substantial benefits from the discovery of commercially exploitable deposits, there can be no assurance that such a resource will be large enough to justify commercial operations or that we will be able to raise the funds required for development and/or processing on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities, infrastructure, development, processing or related activities, our business may fail and we may be forced to curtail or cease operations.

Our exploration and extraction activities may not be commercially successful.

While we believe there are positive indicators that our properties contain commercially exploitable minerals and metals, such belief has been based solely on preliminary tests that we have conducted and data provided by third parties. There can be no assurance that the tests and data upon which we have relied are correct or accurate.  Moreover, mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive.  Unusual or unexpected geologic formations and the inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the conduct of most exploration programs.  The success of mineral exploration and development is determined in part by the following factors:

❒the identification of potential mineralization based on analysis;

❒the availability of permits;

❒the quality of our management and our geological and technical expertise; and

❒the capital available for mining operations.

Substantial expenditures and time are required to establish existing proven and probable reserves through drilling and analysis, and to develop the mines and facilities and infrastructure at any site chosen for mining.  Whether a mineral or metal deposit will be commercially viable depends on a number of factors, which include, without limitation: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection; and general economic factors, which include, without limitation, market prices for certain minerals or metals, labor costs, the impact of technological innovations on the supply and demand for the commodities we mine.  If our exploration and extraction activities are not successful, our business will likely fail.

There may be challenges to the title of our mineral properties.

The Company has acquired certain rights to its properties by unpatented claims, ownership of land or by lease from those owning the property and its patented claims are limited.  The validity of title to many types of natural resource property depends upon numerous circumstances and factual matters (many of which are not discoverable of record or by other readily available means) and is subject to many uncertainties of existing law and its application.  There can be no assurance that the validity of our titles to our properties will be upheld or that third parties will not otherwise seek to invalidate those rights. In the event the validity of our title to any of these properties are not upheld, such events would have a material adverse effect on us.

Mineral operations are subject to applicable law and government regulations. Even if we discover a mineral resource in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of them. If we cannot exploit any mineral resources that we discover on our properties, our business may fail.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.

Companies, such as ours that plan to engage in exploration and extraction activities, often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Issuance of permits for our activities is subject to the discretion of government authorities, and we may be unable to obtain or maintain such permits.  Permits required for future exploration or development may not be obtainable on reasonable terms, on a timely basis or at all.  There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration or development of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could face difficulty and/or fail.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to do so. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

Environmental hazards unknown to us, which have been caused by previous or existing owners or operators of the properties, may exist on the properties in which we hold an interest.  It is possible that our properties could be located on or near the site of a Federal Superfund cleanup project. Although we endeavor to avoid such sites, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise. We are not currently aware of any environmental issues or litigation relating to any of our current or former properties but if they were to arise, we could face significant liability that would negatively impact our operations that would cause our business to fail.

Competition in the mining industry is intense, and we have limited financial and personnel resources with which to compete.

Competition in the mining industry for desirable properties, investment capital, equipment and personnel are intense. Numerous companies headquartered in the United States, Canada and elsewhere throughout the world compete for properties on a global basis, including areas where we intend to operate. We are currently an insignificant participant in the mining industry due, in part, to our limited financial and personnel resources. We may be unable to: i) attract the necessary investment capital or a joint venture partner to fully develop our mineral properties,  ii) acquire other desirable properties, iii) attract and hire necessary personnel, or iv) purchase necessary equipment.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

The business of exploring for and extracting minerals and metals involves a high degree of risk. Few properties are ultimately developed into producing mines. Whether a mineral deposit can be commercially viable depends upon a number of factors, including the particular attributes of the deposit, including size, grade and proximity to infrastructure, metal prices, which can be highly variable, and government regulation, including environmental and reclamation obligations. These factors are not within our control. Uncertainties as to the metallurgical amenability of any minerals discovered may not warrant the mining of these metals or minerals on the basis of available technology. Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral or metal properties, such as, but not limited to:

❒encountering unusual or unexpected formations;

❒environmental pollution;

❒personal injury, flooding and landslides;

❒variations in grades of minerals or metals;

❒labor disputes; and

❒a decline in the price of gold or silver.

We currently have no insurance or hedges to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down on our investment in such property interests.  All of these factors may result in losses in relation to amounts spent which are not recoverable.  The payment of any liabilities that arise from any such occurrence would have a material, adverse impact on our Company.

Our exploration and development activities are subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations.

The exploration, possible future development and production phases of our business will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set out limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulations, if any, may adversely affect our operations. If we fail to comply with any of the applicable environmental laws, regulations or permit requirements, we could face regulatory or judicial sanctions. Penalties imposed by either the courts or administrative bodies could delay or stop our operations or require a considerable capital expenditure. Although we intend to comply with all environmental laws and permitting obligations in conducting our business, there is always a possibility that those opposed to exploration and mining may attempt to interfere with our operations, whether by legal process, regulatory process or otherwise.

We could be subject to environmental lawsuits.

Neighboring landowners, other third parties and governmental entities could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around our properties.  There can be no assurance that our defense of such claims will be successful.  A successful claim against us could have an adverse effect on our business prospects, financial condition and results of operation.

The Company’s industry is highly competitive and we have less capital and resources than many of our competitors which may give them an advantage in developing and securing mining claims and marketing products similar to ours or make our products obsolete:

We are involved in a highly competitive industry where we may compete with numerous other companies who offer alternative methods or approaches. These competitors may have far greater resources, more experience, and personnel perhaps more qualified than we do. Such resources may give our competitors an advantage in developing and marketing products similar to ours or products that make our products obsolete. There can be no assurance that we will be able to successfully compete against these other entities.

The Company’s failure to continue to attract, train, or retain highly qualified personnel could harm the Company’s business:

The Company’s success also depends on the Company’s ability to attract, train, and retain qualified personnel, specifically those with management and product development skills. In particular, the Company must hire additional skilled personnel to further the Company’s research and development efforts. Competition for such personnel is intense. If the Company does not succeed in attracting new personnel or retaining and motivating the Company’s current personnel, the Company’s business could be harmed.

Risks Related to the Company

Litigation with respect to Mr. Laws may not result in additional funds being obtained to reduce his indebtedness owed to the Company.

The Company has determined by its records that Mr. Laws initially owes us $1,197,198; after deducting the sum of $485,966 collected from him, Laws owed the Company is $711,232 (the “Missing Funds”) plus penalties, professional fees and accrued interest. The Company has commenced litigation and collection efforts, including foreclosure on pledged assets to collect these funds.

Mr. Laws filed a petition for protection under the U.S. Bankruptcy Code and has sought to use that proceeding to challenge the Company’s rights to foreclose on certain property that was pledged as security in connection with a promissory note he provided to the Company. That promissory note was issued by Mr. Laws when it was discovered that he owed the Company and payment of the amount he owed the Company was demanded. Mr. Laws’ challenge to the Company’s security interest was not supported by the court, nevertheless there can be no assurances that the Company will be able to collect a material amount of the Missing Funds from Mr. Laws.  Failure to collect the balance of funds from Mr. Laws will adversely impact the Company’s financial condition, including the impact from loss of the funds themselves, although that adverse effect has already been realized and the Company has been operating without the balance of the Missing Funds since they were absent in 2017. As a result of Mr. Laws’ actions, the Company had the additional expenses associated with restating its financial statements.  There were also expenses associated with engaging the special committee to conduct a forensic review of the Company’s books and records in connection with the transactions giving rise to the Missing Funds. Additionally, the Company incurred costs associated with engaging counsel to represent the Company in this matter and in the investigations as well as the court proceedings. That is, the investigation(s) or “pre-investigation(s)” that have been conducted or may be conducted by the SEC and DOJ; as well as the costs to settle any matters related thereto, may be significant.  The Missing Funds together with the additional expenses that have arisen as a result of Mr. Laws’ actions in the aggregate are substantial and have been expensed as incurred.  Notwithstanding the forgoing, the Company believes that the aforementioned investigation(s) by the SEC and DOJ have been completed and therefore it does not expect that there will be any further action by either agency.

The DOJ and the SEC investigated the Company, including financial transactions involving Thomas Laws.

The U.S. Department of Justice (“DOJ”) and the Securities and Exchange Commission (“SEC”) have each completed investigation into the Company, its officers, directors, and potentially others, resulting from the Laws transactions.  The SEC has obtained a formal order to investigate the Company with respect to Laws, and while we understand that the DOJ investigation lead to Mr. Laws plea of guilty to various charges, including charges based on his actions alleged by the Company, we also understand that Mr. Laws is currently awaiting sentencing in connection with his plea(s) of guilty. The Company does not anticipate collecting a material amount due from Mr. Laws in his criminal proceedings.  However, we believe that if it is ultimately successfully in recovering any further sums from Mr. Laws, beyond what it has already recovered, that any additional recovery will be determined by the U.S. Bankruptcy Court.  While the Company believes that the SEC and DOJ investigations have been completed and does not expect any further action against the Company or its officers and/or directors, if we are incorrect in this belief, the Company would incur substantial expenses in defending or settling any additional matters.

The SEC investigation surrounding the financial transactions involving Thomas Laws may result in other officers, directors or third-parties or the Company being subject to related or different enforcement actions.

None of funds that Mr. Laws owes the Company were ever received by anyone other than Mr. Laws, nor was there ever any evidence found (after a forensic review of the Company’s books and records by an independent forensic accounting firm that anyone else benefited in any way from the Laws transaction(s). However, notwithstanding the forgoing, the SEC investigated this matter, and the SEC found that the conduct of one of our officers made in connection with the Laws matter to be actionable. Rather that litigate the matter, the officer settled the matter. This settlement involved the officer being prohibited from serving as an officer or director of the Company and payment of a fine.  Although we do not believe that any other officers or directors are the subject of any further SEC investigations, if we are incorrect and there were others that are subject to further SEC investigation(s), this would have an adverse impact on the Company and its operations. Such investigations are, by their nature, costly in terms of time and attention being taken away from the Company and its operations as well as the substantial cost in legal fees incurred in defending and / or settling any claims that might be made.  In addition, such actions often involve fines, which would have an adverse impact on the Company and its operations.

The SEC could take the position that we have paid impermissible finders’ fees.

In the past, we paid finders’ fees in connection with the placement of certain shares of our common stock to an individual who is a non-U.S. resident. While the Company is confident that it met the factors set forth in the SEC Paul Anka No Action Letter (Issued July 24, 1991) (the seminal No Action Letter where transaction-based compensation for finders has been approved by the Commission), by definition, the facts set forth in the aforementioned No Action Letter vary from those facts in all other situations including those that were present when finder’s fees were paid by the Company. As such, the SEC is not compelled to find the letter applicable in other situations and with other fact patterns.   Nevertheless, we believe that the facts in the Company’s case are actually more compelling than those set forth in the Anka letter. The issuer in the Anka Letter did not have a pre-existing relationship with investors, whereas the Company not only had a pre-existing relationship with investors, the investors were almost entirely existing shareholders of the Company. Although, (a) the finder did not have involvement in negotiating or structuring transactions with investors (the Company’s investors had already determined to purchase, no sales material was provided by the finder with the sole exception of a blank subscription agreement that the finder was provided by the Company along with the offering price as a courtesy); (b) the finder did not value or opine as to the Company’s common stock’s value and did not participate in negotiating on behalf of the investor or the Company; (c) the finder was not in the business of brokering transactions and its activity, as a finder, was isolated to helping the Company and again, (d) although fees were paid in connection with the sales of the Company’s common stock, this was disclosed on the subscription agreements and the other items were as limited or more limited than those that were present giving rise to the SEC’s Paul Anka No-Action Letter. Further out of an abundance of caution, no commissions or finder’s fees have been paid in connection with the placement of common stock subsequent to August 2018. Nevertheless, if the SEC were to disagree with the Company’s analysis, the Company would be in a position where it would be required to defend its position or to reach a settlement with the Commission, either of which could be costly and have a negative impact on the Company and its results of operations.

There can be no assurance the Company will successfully implement its plans.

We have historically incurred net losses from operations and we expect losses in the future periods.  Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business which seeks to obtain funds to finance its operations in a highly competitive environment.  There can be no assurance that we will successfully implement any of our plans (including without limitation production of any mine, shipping ore to a smelter or otherwise commercially exploit our properties) in a timely or effective manner or that we will ever be profitable.  In addition, there can be no assurances that we will choose to continue to develop any of our current properties because we intend to consider and, as appropriate, to divest ourselves of properties that may no longer be a strategic fit to our business strategy or that we lack the necessary capital to develop.  If we lack the capital to implement our plans, we will be forced to curtail or cease operations.

Mineral exploration and development inherently involves significant and irreducible financial risks. We may suffer from the failure to find and develop profitable mineral deposits.

The exploration for and development of mineral deposits involves significant financial risks, which even a combination of careful evaluation, experience and knowledge may not eliminate. Unprofitable efforts may result from the failure to discover mineral deposits. Even if mineral deposits are found, such deposits may be insufficient in quantity and quality to return a profit from production, or it may take a number of years until production is possible, during which time the economic viability of the project may change. Few properties which are explored are ultimately developed into producing mines. Mining companies rely on consultants and others for exploration, development, construction and operating expertise.

Substantial expenditures are required to establish ore reserves, extract metals from ores and, in the case of new properties, to construct mining and processing facilities. The economic feasibility of any development project is based upon, among other things, estimates of the size and grade of ore reserves, proximity to infrastructures and other resources (such as water and power), metallurgical recoveries, production rates and capital and operating costs of such development projects, and metals prices. Development projects are also subject to the completion of favorable feasibility studies, issuance and maintenance of necessary permits and receipt of adequate financing.

Once a mineral deposit is developed, whether it will be commercially viable depends on a number of factors, including: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; government regulations including taxes, royalties and land tenure; land use, importing and exporting of minerals and environmental protection; and mineral prices. Factors that affect adequacy of infrastructure include: reliability of roads, bridges, power sources and water supply; unusual or infrequent weather phenomena; sabotage; and government or other interference in the maintenance or provision of such infrastructure. All of these factors are highly cyclical. The exact effect of these factors cannot be accurately predicted, but the combination may result in not receiving an adequate return on invested capital.

Significant investment risks and operational costs are associated with our exploration activities. These risks and costs may result in lower economic returns and may adversely affect our business.

Mineral exploration, particularly for gold, involves many risks and is frequently unproductive. If mineralization is discovered, it may take a number of years until production is possible, during which time the economic viability of the project may change. Development projects may have no operating history upon which to base estimates of future operating costs and capital requirements. Development project items such as estimates of reserves, metal recoveries and cash operating costs are to a large extent based upon the interpretation of geologic data, obtained from a limited number of drill holes and other sampling techniques, and feasibility studies. Estimates of cash operating costs are then derived based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climate conditions and other factors. As a result, actual cash operating costs and economic returns of any and all development projects may materially differ from the costs and returns estimated, and accordingly, our financial condition and results of operations may be negatively affected.

Any of our future acquisitions may result in significant risks, which may adversely affect our business.

An important element of our business strategy is the opportunistic acquisition of operating mines, properties and businesses or interests therein within our geographical area of interest. While it is our practice to engage independent mining consultants to assist in evaluating and making acquisitions, any mining properties or interests therein we may acquire may not be developed profitably or, if profitable when acquired, that profitability might not be sustained. In connection with any future acquisitions, we may incur indebtedness or issue equity securities, resulting in increased interest expense, or dilution of the percentage ownership of existing shareholders. We cannot predict the impact of future acquisitions on the price of our business or our common stock. Unprofitable acquisitions, or additional indebtedness or issuances of securities in connection with such acquisitions, may impact the price of our common stock and negatively affect our results of operations.

Our ability to find and acquire new mineral properties is uncertain. Accordingly, our prospects are uncertain for the future growth of our business.

Because mines have limited lives based on proven and probable ore reserves, we may seek to replace and expand our future ore reserves, if any. Identifying promising mining properties is difficult and speculative. Furthermore, we encounter strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing gold. Many of these companies have greater financial resources than we do. Consequently, we may be unable to replace and expand future ore reserves through the acquisition of new mining properties or interests therein on terms we consider acceptable. As a result, our future revenues from the sale of gold or other precious metals, if any, may decline, resulting in lower income and reduced growth.

Delaware law and our by-laws protect our directors from certain types of lawsuits.

Delaware law provides that our directors will not be liable to us or our stockholders for monetary damages except for certain types of conduct as directors. Our by-laws require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment, or other circumstances. The indemnification provisions may require us to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Even if the Ore Contains a Substantial amount of Gold or Silver it May Not be Profitable Because of Other Factors.

The Company is in the preliminary stages of mining operations in the Jim Crow and Billali Mines. There can be no assurances of continued mining operations at the Jim Crow and Billali Mines or that continued operations will be profitable. The Company currently does not have a long-term smelting contract and there can be no assurances that shipping to a smelter will occur in the immediate or near future. Transportation of head ore is expensive and the smelter the Company previously used is no longer accepting ore from outside sources.  This has forced the Company to advance its plans to construct a mill on site so that the ore can be processed into concentrate, which is more efficient to transport cost wise.  Without the ability to process the head ore into concentrate, the transportation of the head ore is cost prohibitive.  Thus, it is imperative that the Company construct a mill on-site to process its ore. Any delays in securing the financing necessary to construct the required mill and/or any delays in constructing it will negatively impact the Company’s mining operations and results of operations. The Company is seeking financing to construct the mill but there can be no assurances that it will be successful in securing the necessary financing or that if it is able to secure financing that it will be on terms that are favorable to the Company.  Any delays or problems in raising the funds required for a mill will adversely impact the Company and its operations which ultimately adversely impacts investors.

Dismissal of Bankruptcy Proceedings and Emergence from Voluntary Reorganization did not result in the elimination of Company liabilities.

After the dismissal of the bankruptcy petition in June 2016 and the sale of the Company’s significant assets, the Company emerged with limited assets while it remained liable for all commitments and debts that then were outstanding.  Santa Fe Gold Barbados, The Lordsburg Mining Company and AZCO are subsidiaries of the Company with limited assets and all of their commitments and debts remain outstanding.  The bankruptcy court set up a trust fund, funded by the activities of the Summit mine (main asset sold in bankruptcy proceedings) for five years and the trust funds will be distributed to certain unsecured creditors by an independent trustee. The Company failed to provide a plan of reorganization with the filing for protection under the Bankruptcy Code and as such, its debts were not discharged.  The significant transactions that occurred upon emergence from bankruptcy were as follows:

•The approximately $20 million of indebtedness outstanding on account of the Company’s senior notes and unsecured claims were reinstated; and

•The courts established a trust in April 2016 for the benefit of certain creditors. A profit interest was attached to the Summit mine with the benefit for certain creditors holding unsecured claims filed by each creditor.

Accordingly, there can be no assurance that the Company liabilities remaining after the emergence from bankruptcy will not materially impact the Company.  The Company has no continuing commitment from any party to provide working capital, and there is no certainty that the Company will be able to raise sufficient capital to fund any or all existing liabilities as well as to fund its current business plan.  The failure to raise needed capital may result in the curtailment or cessation of our business. Notwithstanding the emergence from Bankruptcy with the aforementioned liabilities, a significant portion of them became time barred from collection by virtue of the 2-year limitation period imposed by statute of limitations for the Provence of British Columbia and as such, upon receipt of a legal opinion coving the same, these liabilities were written off and are no longer required to be reflected in the Company’s financial statements as enforceable.

We have a history of operating losses and expect to incur substantial operating losses and negative operating cash flows for the foreseeable future, and we may never achieve or maintain profitability.

We have had no revenues during the last two fiscal years, will not generate revenues this current fiscal year, and we are not currently profitable.  We do not have sufficient capital to fund operations through June 30, 2021 and will need to raise additional funding to implement our business strategy.  Even if we succeed in developing any of our properties and the mill site, we may incur operating losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future.  As the Company has no commitment for debt or equity financing, the Company will be reliant upon best-efforts fund-raising activities to provide sufficient working capital to fund current and future needs.  There can be no assurance that the Company will be successful in its best-efforts capital raising efforts, and the failure to raise needed capital will result in the curtailment or cessation of our business.

We have a limited operating history on which to base an evaluation of our business and properties.

Any investment in the Company’s securities should be considered a high-risk investment because investors will be placing funds at risk in an early-stage business with unforeseen costs, expenses, competition, a history of operating losses and other problems, to which start-up ventures are often subject. Investors should not invest in the Company’s securities unless they can afford to lose their entire investment.  Your investment must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive and mature industry.  Our operating history does not provide a meaningful basis for an evaluation of our current prospects.  Other than through conventional and typical exploration methods and procedures, we have no additional way to evaluate the likelihood of whether other properties contain commercial quantities of mineral or metal reserves or, if they do, if they will be operated successfully.

Management of growth may be necessary for us to be competitive:

Successful expansion of our business will depend on our ability to effectively attract and manage staff, strategic business relationships, and shareholders. Specifically, we will need to hire skilled management and technical personnel as well as manage partnerships and joint ventures to navigate shifts in the general economic environment. Expansion has the potential to place significant strains on financial, management, and operational resources, yet failure to expand will inhibit our profitability goals.

If we cannot raise additional funding, we will be unable to implement our business plan.

Since we do not generate any revenues, we may not have sufficient financial resources ourselves, to undertake all planned development activities relating to our business plan.  As stated, the smelter the Company previously used is no longer accepting ore from outside sources and this has forced the Company to advance its plans to construct a mill on site so that the ore can be processed into concentrate.  Without the ability to process the head ore into concentrate, the transportation of the head ore is cost prohibitive.  Thus, unless the smelter we had used previously begins accepting outside ore for processing, it is imperative that the Company construct a mill on-site to process its ore. The Company had planned on constructing a mill in the future but this development with our previous smelter has forced the Company to start construction immediately in order for it to realize any revenue from the ore it mines. The Company currently does not have the financial resources to construct the mill, therefore until it is able to secure the necessary financing, its prospects for generating revenue from the Jim Crow and Billali Mines is non-existent. Notwithstanding the forgoing, the Company has been successful in pursuing its claims against our former CEO, Thomas Laws and the funds that we are in the process of recovering will represent a substantial portion of the estimated cost of the mill’s construction. Nevertheless, there can be no assurances that additional financing will be available to us or that if available, that it would be on terms acceptable to us.  We do not have any commitments for debt or equity financing at this time, nor do we have credit facilities available with financial institutions or other third parties, and investors may lose their all of their investment if we are unable to secure such financing in a timely manner.  As the Company has no commitment for debt or equity financing, the Company will be reliant upon its own best-efforts fund-raising activities to provide sufficient working capital to fund its current and future needs, as well as on the potential cash flow from operations.  There can be no assurances that the Company will be successful in its best-efforts capital raising or receive significant cash flow from operations; and the failure to generate needed working capital may result in the curtailment or cessation of its business, and losses for investors.

Our resources may not be sufficient to manage our expected growth; failure to properly manage our potential growth would be detrimental to our business.

Even if we obtain funding for operations, we may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management, as well as our operational and administrative systems, controls and other resources. There can be no assurances that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future; or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. There can be no guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

If we are unable to manage growth effectively, our business, operating results and financial condition could be materially adversely affected. As with all expanding businesses, the potential exists that growth will occur rapidly. If we are unable to effectively manage this growth, our business and operating results could suffer. Anticipated growth in future operations may place a significant strain on management systems and resources. In addition, the integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force.

The loss of key personnel could adversely impact the Company.

The nature of our business, including our ability to continue our current activities depends, in large part, on the efforts of our key personnel, the loss of any of which could have a material adverse effect on our business. As previously mentioned, the SEC instituted a formal investigation against our former CEO and if it were to continue to seek enforcement action(s) against other individuals that are important to the Company, we could effectively lose the services of those individuals.  We state this because frequently with enforcement actions, the SEC seeks to bar individuals from serving as officers or directors or otherwise participating in certain activities for or on behalf of public companies, often five years and occasionally on a permanent basis.  When the SEC seeks a “bar” against an individual, consent to a bar is generally one of the required terms of settlement insisted upon by the Commission. Our former CFO, was required to consent to such a 5-year bar from serving as an officer or director of the Company as one of the terms of settlement with the Commission.

We may be unable to continue as a going concern.

As a result of our financial condition, our auditors have expressed doubt as to our ability to continue as a going concern which may have an adverse impact on our relationship with third parties with whom we do business, and could make it challenging and difficult for us to raise additional debt or equity financing, all of which could have a material adverse impact on our business, results of operations, financial condition and future prospects.  The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

A substantial or extended decline in gold and silver prices would have a material adverse effect on the value of our assets, on our ability to raise capital and could result in lower than estimated economic returns.

The value of our assets, our ability to raise capital and any future economic returns are substantially dependent on the prices of gold and silver. Gold and silver prices fluctuate daily and are affected by numerous factors beyond our control. Factors tending to influence gold prices, for example, include:

❒gold sales or leasing by governments and central banks or changes in their monetary policy, including gold        inventory management and reallocation of reserves;

❒speculative short positions taken by significant investors or traders in gold;

❒the relative strength of the U.S. dollar;

❒expectations of the future rate of inflation;

❒interest rates;

❒changes to economic activity in the United States, China, India and other industrialized or developing countries;

❒geopolitical conflicts;

❒changes in industrial, jewelry or investment demand;

❒changes in supply from production, disinvestment and scrap; and

❒forward sales by producers in hedging or similar transactions.

Risks Related to our Common Stock

Our common stock is not currently traded, and there is no guarantee that our stock will be tradable or that if it is as to the prices at which the shares may trade.

Trading of our common stock recently was most recently quoted by OTC Markets Group, Inc., under the ticker symbol “SFEG.”  Since the Company was not current in its filings with the U.S. Securities and Exchange Commission (the “SEC” or “Commission”), the Company it had a “skull and cross bones” associated with its trading symbol (the symbol used by OTC Markets meaning “Caveat Emptor” or buyer beware) but trading was suspended indefinitely when the SEC approved the Company’s settlement agreement which culminated in the deregistration of its common stock following the proceedings instituted by the Commission under Section 12j. In July 2020 we received notice that on June 25, 2020, the Commission had issued an order suspending trading under Section 12(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act.”). Thereafter, the Commission commenced administrative proceedings to de-register the Company’s common stock under Section 12(j) of the Exchange Act.  Issuers of securities registered pursuant to Section 12 of the Exchange Act are required under Section 13(a) of the Exchange Act and the rules promulgated thereunder to file current and accurate information in periodic reports with the Commission. Specifically, Exchange Act Rule 13a-1 requires issuers to file annual reports, and Exchange Act Rule 13a-13 requires domestic issuers to file quarterly reports. The Company’s inability to prepare and file the required quarterly and annual reports began with the misappropriation of funds by its former CEO; this had a direct impact on its financial statements as originally filed.  This not only resulted in the need to amend and restate the 2017 annual report and  related quarterly reports that had been filed with the Commission on Form 10-K and on Forms 10-Q, but since a restatement necessarily has a material effect on all future reports, the Company was not in a position to confidently restate its financial statements until it was able to fully and accurately define scope of the issues created by Mr. Laws and determine what subsequent actions would be taken against him by the Company and other unrelated parties.  Compounding the issue, the Company’s auditor declined to continue auditing the Company’s financial statements and the Company initially had difficulty engaging a replacement audit firm, in part because of the perception of risk and concerns about the scrutiny associated with ongoing investigations by the Commission and the DOJ.  Notwithstanding the forgoing, although there is not a way to conclusively determine that such investigations have reached their conclusions, the Company believes that it is unlikely any further action will be taken by the Commission or the DOJ.

Ultimately, while the underlying circumstances that gave rise to the Company’s delinquent filings were, in part, caused by an individual who was dismissed upon discovery of his misappropriation of funds, the difficulty in finding a replacement audit firm was an additional factor that was beyond the control of management and that factor contributed materially to the delays in our filings. Although we have since filed the annual and quarterly reports that were delinquent, one of which required restating our financials, the Commission’s standard position has been that, once de-registration proceedings are commenced for failure to comply with Exchange Act Section 13(a) and Rules 13a-1 and 13a-13 thereunder, it will not then grant a right to cure or comply.  Thus, when the Commission commenced administrative proceedings under Section 12(j), our only options were to defend the matter in litigation or to settle it and agree with the Commission’s order for de-registration of securities registered under Section 12of the Exchange Act.  Therefore, given: (a) the protracted nature of litigation in general, and (b) the high expense associated with defending an adversary proceeding with the Commission and (c) the low probability of a successful outcome, compared with the fact that: (x) a settlement with the SEC would allow the Company to re-file a registration statement as soon as it was drafted, (y) the Company had already prepared the required audits and was in a position to file a registration statement on Form 10, and (z) Form 10 Registration Statements are automatically effective 60 days from the date of filing (unless the Commission objects, which is rarely done), and after considering the forgoing, the Company determined that it was in the best interest of its shareholders to settle and consent to the de-registration of its common stock and to file this Form 10 Registration Statement.  On December 17, 2020, the SEC order suspending trading went into effect and OTC Markets ceased quoting our shares on its “expert market.”  Following the filing of this Form 10, the Company will seek to secure a sponsor broker-dealer to file a new / updated Form 15c-211 with FINRA.  As previously stated, there can be no assurances that the Company will be successful in finding a market maker to agree to sponsor its Form 15c-211 or that if it is successful, that it will be able to satisfy FINRA’s requirements to receive approval in a timely manner or at all.  If the Company is not successful in finding a market maker sponsor, if the process continues without any sign of a successful conclusion or if the Company is unable to satisfy FINRA’s requirements, the Company’s common stock will not be tradable and bids and offers will not be quoted by any market makers so the Company would effectively be a reporting private company and its shareholders would not have a market in which to sell their shares. This in turn would negatively affect the Company’s ability to secure the funding required for it to execute on its business plan, which would negatively affect its operations and could result in a complete loss to investors.

Even if we are successful in having our Form 10 become effective, with all comments cleared and we are able to successfully have our Form 15c-211 updated by a qualified market maker, trading may still be limited or suffer because we are not listed on an established securities exchange.

While we are in the process of filing this registration statement on Form 10 with the Commission and finding a market maker to sponsor the filing of our Form 15c-211 with FINRA, management views this as a short-term issue as of the date of the initial filing of this registration statement.   Additionally, even if we are able to resume trading through the quotations on OTC Markets, not being listed for trading on an established securities exchange has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions, number of market makers and lack of security analysts’ research coverage of the Company.  This may result in systemically lower prices for your common stock than might otherwise be obtained if the Company had been listed on the NYSE or NASDAQ exchanges and could also result in a larger spread between the bid and ask prices that are quoted for our common stock.  Historically, our common stock has been thinly traded, and there is no guarantee of the prices at which the shares will trade, or that there will be sufficient volume to allow stockholders to sell their shares without having an adverse effect on market prices.

Because our common stock is currently a “penny stock,” it may be difficult to sell shares at times and prices that are acceptable.

Assuming we are successful in having our stock resume trading on OTC Markets, our common stock will be considered a “penny stock.” Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. Assuming a market maker is allowed to provide bid and offer quotations because we have been successful in securing one to successfully sponsor our Form 211 with FINRA and we are able to satisfy FINRA’s requirements, of which there can be no assurances, we will continue to be considered a “penny stock.”  The penny stock rules may make it difficult for you to sell your shares of our common stock. Because of these rules, many brokers choose not to participate in penny stock transactions and there is less trading in penny stocks overall as a result. Accordingly, you may not always be able to resell shares of our common stock in ordinary transactions at times and prices that you feel are appropriate.

The Company’s Common Stock was Deregistered and Trading was Halted

In July of 2020, the Company received notice from the SEC that it was seeking to deregister the Company’s common stock pursuant to Section 12(j), based on the Company’s failure to file periodic reports with the Commission and otherwise provide current information to the market.  This failure was based in large part from the need to restate its financial statements and the need to find and engage a PCAOB auditor who was willing to conduct and provide the required audits amid the SEC and DOJ’s investigations.  Although we were able to secure a qualified auditor, we were not able to make our filings quickly enough and by the time they were completed, the Commission had already sent a notice under Section 12(k).  The Commission takes a hardline position in these situations such that once they have instituted deregistration proceedings, the only options available to the Company were to litigate or settle and consent to the deregistration of the Company’s common stock.  Historically, registrants have not been successful in litigating with the Commission over Section 12(j) matters and therefore the Company determined that the best course of action was to consent to deregistration of its common stock and then file a new registration statement on Form 10, this Form 10.  Unfortunately, one of the additional consequences of having our common stock deregistered is that we are required to have a market maker sponsor and submit an updated/new Form 15c-211. At this time, the Company has signed a settlement agreement with the SEC with respect to the registration of its common stock in response to the Commission’s institution of deregistration proceedings under Section 12(j), it is re-registering the same under Section 12(g) by way of filing this Form 10.  We have selected a market maker to sponsor our Form 15c-211 filing with FINRA. Until FINRA has accepted our filing and we have provided all of the information and documentation required, there will not be a publicly quoted market for our stock.  There can be no assurances that the market maker we have selected will agree to sponsor us or if they are not, that we will be successful in finding a market maker that is willing to sponsor us with FINRA or that we will be able to satisfy FINRA’s information and documentation requirements in a timely manner or at all. Any delay or failure in securing sponsorship from a market maker or in satisfying FINRA’s requirements would result in our shareholders not having a public market to sell their shares. Further, it would make it more difficult for the Company to obtain the financing it requires.

If we are successful, it our efforts to have our stock resume trading, the sale of it by existing stockholders may depress its price due to the limited trading market that would likely exist.

Any sales of a significant amount of common stock by existing shareholders may depress the price otherwise causing the price of our common stock may decline.

A small number of existing shareholders own a significant portion of our common stock, which could limit your ability to influence the outcome of any shareholder vote.

A relatively small number of shareholders hold large concentrations of shares and under our certificate of incorporation and Delaware law, the vote of a majority of the shares outstanding is generally required to approve most shareholder actions. As a result, these individuals and entities will be able to influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our certificate of incorporation or proposed mergers or other significant corporate transactions.

If the Company is successful in its efforts to have its common stock resume trading, the Company’s stock price and volume is likely to be highly volatile, limited and sporadic.

The market price of our common stock fluctuated historically and if the Company is successful in its efforts to have it resume trading is likely to continue to fluctuate in the future.  These fluctuations may be exaggerated since the trading volume would likely be volatile, limited, and sporadic.  These fluctuations may or may not be based upon any business or operating results.  Our common stock may experience similar or even more dramatic price and volume fluctuations in the future, if our efforts are successful and its trading resumes.

The Company will not pay dividends on its common stock.

We have never paid any cash dividends on any shares of our capital stock, and we do not anticipate that we will pay any dividends in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board of directors may deem relevant at that time. If we do not pay cash dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

If trading in our common stock is allowed to resume, any outstanding shares that are eligible for future sale could adversely impact a public trading market for our common stock.

We have offered and sold and will continue to offer and sell shares without registration under the Securities Act, through exemptions available under the Securities Act. All such shares are "restricted securities" as defined by Rule 144 ("Rule 144") when issued under available exemptions from registration under the Securities Act, and cannot be resold without registration except in reliance on Rule 144 or another applicable exemption from registration. In general, under Rule 144, our non-affiliates (who have not been affiliates within the past 90 days) can sell restricted shares held for at least six months, subject only to the requirement that we make current information available publicly as required by Rule 144. However, since being deregistered, some broker-dealers may require a one year holding period out of an abundance of caution if they take the position that the Company could have been a shell at some point.  Shareholders including our affiliates could sell restricted securities after they have been held for six months if broker-dealers are willing to accept that the Company has never been a shell, subject to compliance with manner of sale, volume restrictions, Form 144 filing and current public information requirements.

No prediction can be made as to the effect, if any, that future sales of restricted shares of common stock, or the availability of such common stock for sale, would have on the market price of the common stock prevailing from time to time, assuming the resumption of trading. Sales of substantial amounts of such common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of the common stock.

Risk Factors Related to the COVID-19 Pandemic

An occurrence of an uncontrollable event such as the COVID-19 pandemic may negatively affect our operations. The A pandemic typically results in social distancing, travel bans and quarantine, and this may limit access to our facilities, customers, management, support staff and professional advisors. These factors, in turn, may not only impact our operations, financial condition and demand for our product but our overall ability to react timely to mitigate the impact of this event. Our mine manager and two employee miners contracted COVID-19 and our operations were negatively affected in the form of delays in the execution of our business plan. Although, it appears that the Company will not continue to experience issues due to COVID-19, assuming that the vaccines on the market prove successful, of which there can be no assurance. It is possible that new variants of the COVID virus may develop and that they may have the same or worse impact on our operations and in our markets as was experienced with COVID-19.

Because we may issue additional shares of our common stock, investment in our company could be subject to substantial dilution:

Investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share when we issue additional shares. We are authorized to issue 550,000,000 shares of common stock, $0.002 par value per share. As of March 25, 2021, there were 432,717,715 shares issued and outstanding and as of June 30, 2020 and 2019 there were 415,957,718 and 379,775,217 shares of our common stock issued and outstanding, respectively. We anticipate that all or at least some of our future funding, if any, will be in the form of equity financing from the sale of our common stock. If we do sell more common stock, investors’ investment in our company will likely be diluted. Dilution is the difference between what investors pay for their stock and the net tangible book value per share immediately after the additional shares are sold by us. If dilution occurs, any investment in our Company’s common stock could seriously decline in value.

Trading in our common stock on the OTC Pink Exchange has been subject to wide fluctuations:

Our common stock was quoted for public trading on the OTC Pink Exchange prior to Commission order suspending trading that went into effect on December 17, 2020. Historically, the trading price of our common stock has been subject to wide fluctuations. Assuming trading resumes, of which there can be no assurance, the trading prices of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with limited business operations. There can be no assurance that trading prices and price earnings ratios previously experienced by our common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

Delaware law our Articles of Incorporation and our by-laws provide for the indemnification of our officers and directors at our expense, and correspondingly limits their liability, which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors:

Our Certificate of Incorporation and By-Laws include provisions that eliminate the personal liability of our directors for monetary damages to the fullest extent possible under the laws of the State of Delaware or other applicable law. These provisions eliminate the liability of our directors and our shareholders for monetary damages arising out of any violation of a director of his fiduciary duty of due care. Under Delaware law, however, such provisions do not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases of stock other than from lawfully available funds, or (iv) any transaction from which the director derived an improper benefit. These provisions do not affect a director's liabilities under the federal securities laws or the recovery of damages by third parties.

We do not intend to pay cash dividends on any investment in the shares of stock of our Company and any gain on an investment in our Company will need to come through an increase in our stock’s price, which may never happen:

We have never paid any cash dividends and currently do not intend to pay any cash dividends for the foreseeable future. To the extent that we require additional funding currently not provided for, our funding sources may prohibit the payment of a dividend. Because we do not currently intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock:

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Trading was suspended on our common stock following the deregistration of our common stock in accordance with our settlement with the SEC

Trading in our common stock was suspended after the SEC commenced Administrative Proceedings under 12k of the Exchange Act. The Commission then commenced proceedings under 12j of the Exchange Act to deregister our common stock because we had not posted current information by filing the required Periodic Reports on Forms 10-K and 10Q. We had not made these filings because of the need to restate our financial statements following the misappropriation of funds by our former CEO, Thomas Laws.  However, notwithstanding these mitigating circumstances, the failure to file the required reports is a matter of strict liability and has resulted in the deregistration of our common stock, which became effective on December 17, 2020 following execution of our settlement agreement with the Commission. Consequently, we are required to have a market maker sponsor a Form 211 with FINRA in order for market makers to resume posting bids and offers. As of the date of this registration statement, we have not engaged a market maker to sponsor the filing required under Rule 15c-211. If we are not successful in finding a market maker to sponsor our Form 211 or if we engage a market maker in it later declines sponsoring our Form 211, it may be difficult for us to find another market maker to sponsor the Company. If we are unable to find a market maker to sponsor the Company and the filing of our Form 211 with FINRA, our common stock would not be eligible for quotation by market makers with bids and offers and the market for our securities would be extremely limited. Similarly, even if we are successful in engaging a market maker to sponsor the Company and to file our Form 211 with FINRA, the time it may take for FINRA approval is not determinable and we may not be able to provide what is required by FINRA or otherwise secure FINRA approval and the longer it takes to receive such approval, the longer it will take for market makers to be allowed to post bids and offers for our common stock.

We may not be able to find a market maker to sponsor the filing of our Form 211 with FINRA, or if we are able to engage a market maker but are unable to satisfy FINRA’s requirements in a timely manner or at all, market makers will not post bids or offers for our common stock.

If we are unable to find a market maker to sponsor the filing of our Form 211 with FINRA, market makers will not be allowed to post bid or offer prices for our common stock, making the market for our common stock extremely limited.  Even assuming we are successful in securing a market maker to sponsor the filing of a Form 211 with FINRA, of which there can be no assurances, there is no way to determine if FINRA will approve our common stock for quotation of bids and offers at all or if approved, whether such approval will be granted quickly or whether securing approval may be protracted.

Unless and until we are able to find a market maker willing to sponsor the filing of our Form 211 with FINRA and even if we are successful to that point, unless and until we are able to secure approval from FINRA, of which there can be no assurance, it may be difficult for the Company to secure the financing it requires to implement its business plan.

In connection with the Administrative Proceeding brought by the SEC pursuant to Section 12(j) of the Exchange Act, we have consented to the deregistration of our common stock and this became effective on December 17, 2020. This will require us to find and engage a market maker to sponsor and file a new Form 211 with FINRA in order to have bids and offers posted for our common stock.  While market makers are allowed to rely on the information filed by a registrant with the SEC without further due diligence and we believe that the filing of this Registration Statement on Form 10 should allow us to receive FINRA approval more quickly than we would have if we had not been an Exchange Act reporting company, there is no way to determine the length of time it may take to receive approval or if we will receive approval at all.  Any delays in our ability to secure a market maker to sponsor the filing of our Form 211 or its filing or approval by FINRA will delay market makers from posting bids and offers for our common stock and this in turn, may make it more difficult for the Company to find investors and the capital required for it to implement its business plan. The lack of an active market or even posted bids and offers severely limits our shareholders and prospective shareholders from availing themselves of an exit in the event that they need or want to sell their shares. As a result, many prospective investors may be reluctant to invest in our common stock unless we are able to have market makers resume posting bids and offers. Since the timing and even the ultimate outcome in our efforts to secure market maker sponsorship and FINRA approval are uncertain at this time, the Company may have difficulty in finding investors that are willing to purchase shares or if they are willing, they may not be willing to purchase unless shares are offered at substantially lower prices, if at all, all of which would have a negative impact on the Company and its operations.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Basis of Presentation and Going Concern

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and supplementary data referred to in this Form 10. The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.  If the Company becomes unable to continue as a going concern, it may be unable to realize the carrying value of its assets or to meet its liabilities as they become due.

To continue as a going concern, the Company is dependent on continued capital financing for project development, repayment of various debt facilities and payment of current operating expenses until the Company has put into production an acceptable source to generate mineralized ore to generate a revenue stream. Currently we have no commitment from any party to provide additional working capital and there is no assurance that any funding will be available as required, or if available, that its terms will be favorable or acceptable to the Company.

The unaudited consolidated financial statements for the six-month interim periods ending December 31, 2020 and 2019 do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Cautionary Note Regarding Exploration Stage Status

We are considered an “exploration stage” company under the U.S. Securities and Exchange Commission (“SEC”) Industry Guide 7, Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations (“Industry Guide 7”), because we do not have reserves as defined under Industry Guide 7.  Reserves are defined in Industry Guide 7 as that part of a mineral deposit which can be economically and legally extracted or produced at the time of the reserve determination.  The establishment of reserves under Industry Guide 7 requires, among other things, certain spacing of exploratory drill holes to establish the required continuity of mineralization and the completion of a detailed cost or feasibility study.

Because we have no reserves as defined in Industry Guide 7, we have not exited the exploration stage and continue to report our financial information as an exploration stage entity as required under Generally Accepted Accounting Principles (“GAAP”).  Although for purposes of FASB Accounting Standards Codification Topic 915, Development Stage Entities, we have exited the development stage and no longer report inception to date results of operations, cash flows and other financial information, we will remain an exploration stage company under Industry Guide 7 until such time as we demonstrate reserves in accordance with the criteria in Industry Guide 7.

Because we have no reserves, we have and will continue to expense all mine construction costs, even though these expenditures are expected to have a future economic benefit in excess of one year.  We also expense our reclamation and remediation costs at the time the obligation is incurred.  Companies that have reserves and have exited the exploration stage typically capitalize these costs, and subsequently amortize them on a units-of-production basis as reserves are mined, with the resulting depletion charge allocated to inventory, and then to cost of sales as the inventory is sold.  As a result of these and other differences, our financial statements will not be comparable to the financial statements of mining companies that have established reserves and have exited the exploration stage.

Forward Looking Statements

This Form 10 contains certain “forward-looking” statements as such term is defined by the Securities and Exchange Commission in its rules, regulations and releases, which represent the Company’s expectations or beliefs, including but not limited to, statements concerning the Company’s strategy, operations, economic performance, financial condition, resource drilling strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intent,” “could,” “estimate,” “might,” “plan,” “predict” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. This Form 10-Q contains forward-looking statements, many assuming that the Company secures adequate financing and is able to continue as a going concern, including statements regarding, among other things: our ability to continue as a going concern; including but not limited to statements regarding the following:

•exploration for minerals is highly speculative and involves greater risk than many other businesses; as such, most exploration programs fail to result in the discovery of economic mineralization;

•our mineralized material calculations at various projects are only estimates and are based principally on historic data;

•actual capital costs, operating costs, production and economic returns may differ significantly from those that we have anticipated;

•exposure to all of the risks associated with restarting and establishing new mining operations, if the development of one or more of our mineral projects is found to be economically feasible;

•title to some of our mineral properties may be uncertain or defective;

•land reclamation and mine closure may be burdensome and costly;

•significant risk and hazards associated with mining operations;

•we will require additional financing in the future to develop a mine at any other projects;

•the requirements that we obtain, maintain and renew environmental, construction and mining permits, which is often a costly and time-consuming process and may be opposed by local environmental group;

•our anticipated needs for working capital;

•our ability to secure financing;

•claims and legal proceedings against us; •our lack of necessary financial resources to complete development of our projects and the uncertainty of our future financing plans;

•our exposure to material costs, liabilities and obligations because of environmental laws and regulations (including changes thereto) and permits;

•changes in the price of silver and gold;

•extensive regulation by the U.S. government as well as state and local governments;

•our projected sales and profitability;

•our business growth strategies;

•anticipated trends in our industry;

•the lack of commercial acceptance of our product or by-products;

•problems regarding availability of materials and equipment;

•failure of equipment to process or operate in accordance with specifications, including expected throughput, which could prevent the production of commercially viable output; and

•our ability to seek out and acquire high quality gold, silver and/or copper properties.

Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as may be required by securities or other law, the Company does not intend to undertake to update the information in these financial statements if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events, or other circumstances.

The following discussion contains forward-looking statements that involve risks and uncertainties. Such statements, which include statements concerning revenue sources and concentration, selling, general and administrative expenses and capital resources, are subject to risks and uncertainties, including, but not limited to, those discussed elsewhere in this Form 10 that could cause actual results to differ materially from those projected. The following discussion summarizes our plan of operation for the foreseeable future. It also summarizes the results of our operations for the fiscal year ended June 30, 2020, and compares those results to the fiscal year ended June 30, 2019, in addition it summarizes the results of our operations for the six months ended December 31, 2020, and compares those results to the six months ended December 31, 2019.

Overview

Santa Fe Gold Corporation was originally incorporated in the State of Delaware on August 8, 1991 under the name Azco Mining, Inc. On August 21, 2007 we changed our name to Santa Fe Gold Corporation by duly amending our Certificate of Incorporation in the State of Delaware. We are a mining company engaged in the business of acquiring and developing metal and mineral properties that may contain recoverable gold and/or silver deposits. As an exploration company we own certain mining and mineral rights at our Alhambra-Blackhawk project and have right-of-use mineral rights in the Billali and Jim Crow-Imperial mine project in southwest New Mexico. Although management is optimistic about its plans for developing these properties, to date, minimal mining activities have commenced and there can be no assurance that they will or that if they do commence, that the Company’s mining activities will ultimately be profitable.

Following our dismissal from bankruptcy in June 2016, although we continued our operations, we had no assets and approximately $20 million of indebtedness that was reinstated. The properties we currently own were acquired shortly after emerging from bankruptcy under Chapter 11 of the United States Bankruptcy Code.  We have been, and currently are, in the process of raising capital that is required, in part, to continue development of our current mining properties and to help meet our working capital requirements. There can be no assurances that we will be successful in raising the capital necessary to implement our business plan or if we are successful, that there may not be additional or superseding demands on our capital resources. Although the Company has been successful in meeting its capital requirements since emerging from Bankruptcy and management is optimistic about being able to secure needed funding, any failure to do so or any unforeseen expenses or other demands on the Company’s capital could result in the need to curtail or cease operations, resulting in losses to investors.

At the end of the Company’s fiscal year ending June 30, 2019, the Company wrote off debt and related accrued interest aggregating $12,507,540. The write off of debt was related to two finance facilities governed by and enforceable under British Columbia statutes. The Company retained legal services in British Columbia to research the British Columbia statutes of limitations on the collectability of the finance facilities. Legal counsel reviewed all related documents, records of proceedings and all records and documents deemed relevant to the two finance facilities. It was determined that the finance facilities were subject to the laws of the Providence of British Columbia and the National laws of Canada. The Company received a written legal opinion from Canadian counsel that any liability under the two finance facilities because of the Limitations Act (British Columbia) and the relevant case law in British Columbia, were no longer enforceable.  That is, because the statute of limitations had run for the two finance facility liabilities pursuant to the Limitations Act (British Columbia), no future claims can be commenced in the Province of British Columbia and therefore, the Company has no outstanding legal obligation on the two finance facilities. This decrease in our outstanding liabilities resulted in a one-time non-cash gain of $12,507,540 during the fiscal year ended June 30, 2019.

The Company paid off a note payable settlement with a note holder and recorded a forgiveness of debt aggregating $112,625 on the debt extinguishment during the fiscal year ended June 30, 2019.

As of June 30, 2020, we had cash of $103,096 and a working capital deficit of $4,645,684. At June 30, 2020, we were in arrears on old debt aggregating approximately $3,700,000 that was incurred prior to our bankruptcy filing. At June 30, 2020 and 2019, we have an accumulated deficit of $96,123,797 and $93,478,670, respectively.  To continue as a going concern, we are dependent on continued fund raising and future cash flow from operations. However, currently we have no commitment in place from any party to provide additional capital and there is no assurance that such funding will be available, or if available, that its terms will be favorable or acceptable to us or that sufficient cash flow will be obtained in future periods, to allow us to meet our obligations as they come due, or otherwise allow us to meet our business plan.  All current funding is on a best-efforts basis, by the Company.

During the six-months ended December 31, 2020, the Company focused primarily on repair and improvement projects work at the Jim Crow mine site and continued our mining operations at that site and stockpiled the mined head ore for future processing and concentration.

COMPARISON OF THE FISCAL YEARS ENDED JUNE 30, 2020 AND 2019

Results of Operations – for the Fiscal Years Ended June 30, 2020 and 2019

Revenue

During the fiscal years ended June 30, 2020 and 2019, the Company had no revenue, although we continued enhancing our mining opportunities and reached various important milestones in fiscal year 2020.

Operating Costs and Expenses

Our operating cost incurred in our fiscal year ended June 30, 2020, decreased $438,362 from $3,053,796 in the fiscal year ended June 30, 2019 to $2,615,434 for the fiscal year ended June 30, 2020. This decrease is due to the significant changes in certain costs as follows.

Exploration and mine related costs: The increase in exploration and mine related costs incurred in the current fiscal year was $831,397 and were incurred on the Jim Crow mine. The increase was mainly attributable to increases in the following areas: $574,815 in wages and payroll costs, and other costs related directly to that mine in the amount of $256,582.

General and administrative: The decrease in general and administrative of $1,059,643 was mainly attributable to decreases in: consulting fees related to cost of financing working in the amount of $433,349 as well as costs associated with warrants issued in connection with it in the amount of $1,297,773. These decreases were mainly offset by increases in the following; salaries and related payroll expenses of $81,182, legal fees of $181,839, accounting and audit fees of $210,116, medical dental insurance of $32,530, director fees of $75,000 and the loss on debt conversion of $37,414.

Other Income (Expense)

Other income and (expense) for the fiscal year ended June 30, 2020, was $(29,693) as compared to $11,588,500 for the fiscal year ended June 30, 2019, a decrease in other income of $11,618,193. The net decrease in other income for the current year of measurement is mainly comprised of the decreases in the following components: gain on debt forgiveness of $12,620,165 and recovery of misappropriated funds from our former CEO, Thomas Laws, in the amount of $430,888. These decreases were offset by decreased expenses in financing costs-commodity supply agreement of $588,082, interest expense on loaned shares of $127,800 and interest expense of $717,609.

The board of directors formed a special committee on September 26, 2018, to investigate and analyze certain financial transactions in the aggregate amount of approximately $1 million that occurred primarily between July 2016 and March 2018 involving Mr. Laws (our former chief executive officer). The special committee investigation determined that Mr. Laws currently owes the Company approximately $1,197,198 excluding penalty and accrued interest, of which cash proceeds of $485,966 has been received by the Company and the Company proceeded legally against Mr. Laws to collect the balance. There were no amounts determined to be misappropriated in the fiscal year ended June 30, 2019, exclusive of interest, penalties and future legal and forensic accounting services incurred.

Recent Equity Financings and Debt Settlements

The following table sets forth a summary of equity financing and debt settlements for our fiscal years ended June 30, 2020 and, 2019:

	June 30, 2020	June 20, 2019
Restricted common stock sold to accredited investors	32,452,381	25,399,720
Gross proceeds from equity financings	$2,080,000	$1,661,980
SBA PPP loan proceeds	224,700	—
Note proceeds	—	239,750
Note proceeds from related party	80,189	61,848
Cash used for working capital	$2,384,889	$1,963,578
Debt forgiveness	$—	$12,620,165
Debt settled with shares	247,565	291,608
Cash payments on notes payable	90,000	210,000
Payment on ROU lease option	15,000	—
Payments on lease principle	7,599	—
Debt extinguishment	$—	$12,620,165

Liquidity and Capital Resources; Plan of Operation - Fiscal Years Ended June 30, 2020 and 2019

Liquidity and Capital Resources

As of June 30, 2020, we had cash of $103,096 and a working capital deficit of $4,625,841. At June 30, 2020, we were in arrears on old debt aggregating approximately $3,700,000 that was incurred prior to our bankruptcy filing. We have had no revenues since emerging from bankruptcy, and we are not currently profitable.  We currently do not have sufficient capital to fund operations through our fiscal year ending June 30, 2021 and will need to raise additional funding to implement our current business strategy. We have commenced production operations at the Jim Crow mine and have started implementing mine improvements and water removal in the fourth calendar quarter of 2020 to the Billali mine site. Currently, there can be no assurance of any revenue from these mine sites until we build our processing mill site in Duncan, Arizona. Ore currently produced is being inventoried for future processing at the future mill site. Even if we are successful in developing any of our properties, we expect to incur operating losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future.  As the Company has no commitment for debt or equity financing, the Company will be reliant upon its own best-efforts fundraising activities to provide sufficient working capital to fund current and immediate future needs.  There can be no assurance that the Company will be successful in its capital raising efforts, and the failure to raise needed capital will likely result in the curtailment or cessation of our business which would adversely affect investors.

As of June 30, 2019, we had cash of $264,900 and a working capital deficit of $4,116,324. At June 30, 2019, we were in arrears on old debt aggregating approximately $3,700,000 that was incurred prior to our bankruptcy filing.

Cash Flows from Investing Activities

The Company continues to build our asset base with capital expenditures. In fiscal 2020 we had cash expenditures of $644,401 that consisted of payments on mineral leases of $300,000 and $344,401 on purchases of mine equipment. In fiscal 2019 we had net cash expenditures of

$815,908 that consisted of the final payments on the Bullard’s Peak/Alhambra mine acquisition of $615,365, payments on mineral leases of $200,000, $25,543 for mine equipment and a return of $25,000 on a joint venture investment.

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Cash Flows from Financing Activities

The following table sets forth a summary of our financing activities for fiscal years ended June 30, 2020 and, 2019:

	June 30, 2020	June 30, 2019
Proceeds from issuance of common stock	$2,080,000	$1,661,980
SBA PPP loan proceeds	224,700	—
Note payable proceeds	—	239,750
Loan proceeds from related party	80,189	61,848
Cash payments on notes payable	(90,000)	(210,000)
Payment on ROU lease option	(15,000)	—
Payments on lease principle	(7,599)	—
Net Cash Provided by Financing Activities	$2,272,290	$1,753,578

Off-Balance Sheet Arrangements

During the fiscal years ended June 30, 2020 and 2019, we did not engage in any off-balance sheet arrangements as set forth in Item 303(a) (4) of the Regulation S-K.

COMPARISON OF THE INTERIM PERIODS FOR THE SIX MONTHS ENDED DECEMBER 31, 2020 AND 2019.

Results of Operations for the Six Months Ended December 31, 2020 and 2019

During the six-months ended December 31, 2020, the Company focused primarily on ramping up the mining improvements at the Jim Crow mine and commenced production of head ore from the site and continued and to expand our exploratory program at the mine sites and began initial work to drain water from the Billali mine site and preliminary site improvement work. Due to our mine manager testing positive for Covid-19 in last week November 2020, and subsequently two of our miners tested positive, we stopped mining operations for the remainder of 2020 and with current conditions, and anticipate continuing mining operations in late May 2021. Currently we have the mines and equipment under maintenance protocol.

Basis of Presentation and Going Concern

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

The Company has recorded net loss of $1,285,587 for the six months ended December 31, 2020, and has a total accumulated deficit of $97,409,384 and a working capital deficit at December 31, 2020 of $5,099,195. The Company used in operating activities approximately $750,500. The Company currently has no source of generating revenue.

To continue as a going concern, the Company is dependent on continued capital financing for project development, repayment of various debt facilities and payment of current operating expenses until the Company has put into production an acceptable source to generate mineralized ore to generate a revenue stream. Currently we have no commitment from any party to provide additional working capital and there is no assurance that any funding will be available as required, or if available, that its terms will be favorable or acceptable to the Company.

At December 31, 2020, the Company was in default on approximate payments on accounts payable of $2.85 million, on a note payable of $398 thousand and on accrued liabilities of $281 thousand.

The unaudited consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Revenue

During the six months ended December 31, 2020 and 2019, the Company had no revenue in the periods of measurement.

Operating Costs and Expenses

Our operating expenses incurred in six months ended December 31, 2020, increased $173,914 from $1,349,995 in the six months ended December 31, 2019 to $1,523,909 for the current period of measurement. The increases in operating expenses in the current period of measurement are mainly attributable increased general and administrative of $382,436 and a decrease in exploration and mine related costs of $211,014.

The decrease in exploration and mine related costs were incurred mainly on the Jim Crow mine. We shut the mine operation down the last week of November 2020 as three employees tested positive for the COVID -19 virus. The decreases in exploration and mine related costs consisted mainly of; wages of $108,288, general expenses of $33,535, contractor fees of $49,292, leased equipment of $31,886 and mine development of $8,415. These decreased costs were offset by increases in increased depreciation of $9,561, assay costs of $8,191and costs of water rights of $12,342. The increase in general and administrative was comprised of increases in: administrative wages of $109,742, director fees of $150,000, consulting fees of $36,940 and warrant costs of $312,457. These increases were offset by decreases in the following: medical and dental insurance of $18,752, audit fees of $132,000, accounting and financial reporting of $69,180 and legal fees of $7,726.

Other Income (Expense)

Other income (expense) for six months ended December 31, 2020, was $238,322 as compared to $(530) for six months ended December 31, 2019, an increase in other income of $238,852. The increase in other income for the current period measurement is mainly comprised of an increase in recovery of misappropriated funds of $237,461from our former CEO, Thomas Laws and a decrease in interest expense of $1,390.

Liquidity and Capital Resources for the Six-Month Periods Ended December 31, 2020 and 2019

As of December 31, 2020, we had cash of $4,437, a working capital deficit of $5,099,195 and we were in arrears on old non-judgement debt aggregating approximately $3.53 million that was incurred prior to our bankruptcy filing.

We have had no revenues since emerging from bankruptcy, and we are not currently profitable.  We currently do not have sufficient capital to fund operations through our fiscal year ending June 30, 2021 and will need to raise additional funding to implement our current business plan. We have commenced production operations at the Jim Crow mine and have started implementing mine improvements and water removal in the fourth calendar quarter of 2020 at the Billali mine site. Currently, there can be no assurance of any revenue from these mine sites and expect this to continue until we build our processing mill site in Duncan, Arizona. Ore currently produced is being inventoried for future processing at the future mill site. Even if we are successful in developing any of our properties, we expect to incur operating losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future.  As the Company has no commitment for debt or equity financing, the Company will be reliant upon its own best-efforts fundraising activities to provide sufficient working capital to fund current and immediate future needs.  There can be no assurance that the Company will be successful in its capital raising efforts, and the failure to raise needed capital will likely result in the curtailment or cessation of our business which would adversely affect investors. Due our mine manager testing positive for Covid-19 in last week November 2020, and subsequently two of our miners tested positive, we stopped mining operations for the remainder of 2020. We currently have the mine and equipment under a maintenance protocol and anticipate not continuing the mining operation until late May 2021.

Currently, there can be no assurance of any revenue from these mine sites until we build our processing mill site in Duncan, Arizona. Ore currently produced is being inventoried for future processing at the future mill site. Even if we are successful in developing any of our properties, we expect to incur operating losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future.  As the Company has no commitment for debt or equity financing, the Company will be reliant upon its own best-efforts fundraising activities to provide sufficient working capital to fund current and immediate future needs.  There can be no assurance that the Company will be successful in its capital raising efforts, and the failure to raise needed capital will likely result in the curtailment or cessation of our business which would adversely affect investors.

Cash Flows from Operating Activities

Cash used to fund our operations which included general and administration expenses, land holding costs, and operational costs at our Jim Crow project was $750,529 and $1,007,743 for the six months ended December 31, 2020 and 2019, respectively.

Cash Flows from Investing Activities

The Company continues to build our asset base with capital expenditures. In current quarter ending December 31, 2020, we made cash payments of $125,000 under the Jim Crow and Billali project Agreement(s) and $2,859 in the purchase of property and equipment for the six months ended December 31, 2020 and for the six months ended December 31,2019,e  made cash payments of $200,000 under the Jim Crow and Billali project Agreement(s) and $240,757 for the purchase of property and equipment.

Cash Flows from Financing Activities

The Company received $787,500 and $$1,210,000 from stock subscriptions during the six months ended December 31, 2020 and 2019, respectively In the six months ended, December 31, 2019, the Company also received cash proceeds of $20,000 from a related party.

Operating Results for the Three Months Ended December 31, 2020 and 2019

Revenue

During the three months ended December 31, 2020 and 2019, the Company had no revenue in the periods of measurement.

Operating Costs and Expenses

Our operating expenses incurred in three months ended December 31, 2020, decreased $22,397 from $600,621 in the three months ended December 31, 2019 to $578,224 for the current period of measurement. The decreases in operating expenses in the current period of measurement are attributable decreased exploration and mine related costs of $223,422 as the mining operation was shut down in late November 2020 due three mine personnel testing positive for the COVID-19 virus. This decrease was offset by an increase in general and administrative costs of $198,533.

The decrease in exploration and mine related costs were incurred mainly on the Jim Crow mine and consisted mainly decreases in the following: $127,325 in wages, payroll taxes if $7,600, general costs of $23,677, contractor fees of $41,789 and leased equipment of $21,206. The increase in general and administrative of $198,533 was mainly due to increases in the following: administrative salaries of $30,484, audit fees of $20,000, director fees of $75,000, consulting fees of 18,298 and warrants costs of $111,640. These increases were offset by the following decreases: medical insurance of $18,959 and legal fees of $32,612.

Other Income (Expense)

Other income (expense) for three months ended December 31, 2020, was $251,610 as compared to $(13,919) for three months ended December 31, 2019, an increase in other income of $265,529. The net increase in other income for the current period measurement is mainly comprised of the following components: increase in recovery of misappropriated funds of $265,000 and a decrease in interest expense of $530.

Operating Results for the Six Months Ended December 31, 2020 and 2019

Revenue

During the six months ended December 31, 2020 and 2019, the Company had no revenue in the periods of measurement.

Operating Costs and Expenses

Our operating expenses incurred in six months ended December 31, 2020, increased $173,914 from $1,349,995 in the six months ended December 31, 2019 to $1,523,909 for the current period of measurement. The increases in operating expenses in the current period of measurement is attributable to decreased exploration and mine related costs of $211,014 and offset by an increase of $382,436 in general and administrative.

The decrease in exploration and mine related costs was incurred mainly on the Jim Crow mine. We shut the mine operation down the last week of November 2020 as three employees tested positive for the COVID -19 virus. The decreases in exploration and mine related costs consisted mainly of; wages of $108,288, general expenses of $33,535, contractor fees of $49,292, leased equipment of $31,886 and mine development of $8,415. These decreased costs were offset by increases in increased depreciation of $9,561, assay costs of $8,191and costs of water rights of $12,342. The increase in general and administrative was comprised of increases in: administrative wages of $109,742, director fees of $150,000, consulting fees of $36,940 and warrant costs of $312,457. These increases were offset by decreases in the following: medical and dental insurance of $18,752, audit fees of $132,000, accounting and financial reporting of $69,180  and legal fees of $7,726.

Other Income (Expense)

Other income (expense) for six months ended December 31, 2020, was $238,322 as compared to $(530) for six months ended December 31, 2019, an increase in other income of $238,852. The increase in other income for the current period measurement is mainly comprised of an increase in recovery of misappropriated funds of $237,461 and a decrease in interest expense of $1,390.

Off-Balance Sheet Arrangements

During the six-month periods ended December 31, 2020 and 2019, we did not engage in any off-balance sheet arrangements as set forth in Item 303(a) (4) of the Regulation S-K.

Plan for the Company’s Next 12 Months of Operations

Currently we have no continuing commitment from any party to provide additional working capital, or if one becomes available, there is no certainty that its terms will be favorable or acceptable to the Company. Historically, we and other similar exploration and development public companies have accessed capital through equity financing arrangements or by the sale of royalties on its mineral properties.  If, however we are unable to obtain additional capital or financing, our exploration and development activities will be significantly adversely affected. Until positive cash flow is generated from operations, we will be dependent upon future working capital credit / debt facilities or equity financing arrangements to meet our expenses and to fund execution on our business plan.

We anticipate our twelve-month cash expenditures for our fiscal year ending June 30, 2021 to be as follows:

•	$800 thousand on corporate administration expenses (comprising of executive management and employee salaries, legal, audit, marketing, SEC filings and other general and administrative expenses).

•	$1.3 million to $2.0 million on the Jim Crow and Billali projects (exploration, mine development programs, mine operational costs, including employee salaries, benefits and land holding costs).

•

$580 thousand for the mill site construction project in Duncan, Arizona (costs include design process fees, payoff on site real estate, site equipment, site construction and project development ramp up).

Planned Joint Venture with Texas Mineral Resources Corporation.

Following the period ending September 30, 2020, we entered into a letter of intent with Texas Mineral Resources Corporation (“TMRC”) to form a joint venture for the undertaking to secure a 43-101 on a best-efforts basis on our mining property and a bankable feasibility study that if and when it is completed will allow the parties to finance and undertake the development and operation of an 80-acre area within our larger mining property. That is TMRC has agreed to incur the costs and undertake the work required to secure a 43-101 setting forth the provable reserves of gold and silver on our property and a bankable feasibility study that will allow them to then develop and conduct mining operations on 80 acres of its choice within our property that is subject to our patented and unpatented mining claims located in the Blackhawk Mining District. Our preliminary agreement contemplates that TMRC will incur all of the costs required to provide us with a 43-101 and a bankable feasibility study which may cost up to approximately $6 million. If successful, TMRC will be responsible for overseeing mining operations on the 80-acre area, following the completion of a bankable feasibility study and securing the required funding.  Profits, if successful, will be shared on a 49%/51% basis, with TMRC receiving the larger portion. The letter of intent provides TMRC with a right of first refusal in the event that the Company chooses to enter into any further partnership or joint venture with a third party for the development or operation of any additional mining operations outside of the 80-acre area that is the subject of the initial joint venture agreement.  No assurances can be given that TMRC will be able to secure the funding necessary to complete a 43-101 on a best-efforts basis or bankable feasibility study or if they are successful in securing the necessary funding, that their efforts will yield either a 43-101 or bankable feasibility study (although our preliminary work leads us both to be optimistic regarding the prospects that they will be successful if they are able to secure funding as planned.)   Further, the letter of intent requires us to prepare and execute a definitive agreement and related documentation, there can be no assurance that we will be successful in our efforts as we prepare an agreement and related document that we will be able to mutually agree on the terms contained in them. The letter of intent does not contain a requirement for a commencement date for TMRC and there are a number of material terms that will need to be agreed upon by both parties before TMRC will begin work securing the 43-101 and bankable feasibility study. The Company is optimistic that it will be successful in reaching mutually acceptable terms and conditions, however if the parties were unable to agree upon any of the necessary terms or are unable to reach “a meeting of the minds” for any reason, the Company would need to either secure the funding needed to move forward with the work that TMRC was going to do, itself or otherwise find another joint venture partner that, has the capability and resources necessary to complete a 43-101 identifying provable reserves of gold and silver along with a bankable feasibility study and negotiate and reach mutual agreement on the terms required for these steps to proceed.  The expenses associated with the forgoing are substantial and the funds deployed are done so at substantial risk to the investor, there are not a large number of investors who are willing to invest in and assume this type or kind of risk. Although TMRC believes it has the necessary funding available for it to successfully perform its duties under our planned joint venture, any delays or difficulties they incur would have a direct negative impact on the Company and its operations. If TMRC were to have difficulty securing the funding required for completion of this step or if the terms it is able to negotiate for funding are not acceptable, we would either be required to secure the necessary funding of this step ourselves or enter into a joint venture or partnership with another party who has the resources necessary to complete this step. No assurances can be made that (a) the Company would be successful in finding another joint venture partner with such resources or (b) that it would be successful in securing the necessary financing required for this step itself or (c) that the terms another joint venture partner may require would be acceptable to the Company even if it has the resources required to see this step through to completion.  Any of the forgoing difficulties would necessarily have a negative impact on the Company and its plan of operations.

Default on Debt

At December 31, 2020, the Company was in default on approximate payments on accounts payable of $2.85 million, on a note payable of $398 thousand and accrued liabilities of $281 thousand. The unaudited consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Policies

Our discussion and analysis of our consolidated financial condition and results of operations are based on the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses for each period. Critical accounting policies are defined, as policies that management believes are the most important to the portrayal of our consolidated financial condition and results of operations. These policies may require us to make difficult, subjective or complex judgments, commonly about the effects of matters that are inherently uncertain.

Our significant accounting policies are described in the audited consolidated financial statements and notes thereto. See Note 2, “Summary of Significant Accounting Policies” in the Notes to the Consolidated Financial Statements for the fiscal year June 30, 2020 and 2019, these describe our significant accounting policies which are reviewed by management on a regular basis.

We believe our most critical accounting policies relate to asset retirement obligations, derivative instruments and variables used (a) in the Black-Scholes option pricing model, (b) the Monte Carlo Model utilized by Chartered Financial Advisors, (c) for certain estimates utilized and (d) for stock-based compensation.

Item 3. Properties.

 Patented Mining Claims

We hold eight (8) patented claims related to the Jim Crow Imperial Mine and one (1) for the Billali Mine, all of which are held by our wholly owned subsidiary, Minerals Acquisitions, LLC together with thirteen (13) for the Alhambra Mine held by our wholly owned subsidiary, Bullard’s Peak Corporation.  Patented mining claims, such as the ones located in our Jim Crow Imperial Mine, our Billali Mine and our Alhambra Mine, are mining claims on federal lands that are held in fee simple by the owner. No maintenance fees or royalties are payable to the BLM; however, payments and royalties with third parties are applicable on some of these claims.

Unpatented Mining Claims:  The Mining Law of 1872

Except for the eight (8) patented claims held for the Jim Crow Imperial Mine, two (2) are unpatented and the one (1) patented claim for the Billali Mine, held by our wholly owned subsidiary, Minerals Acquisitions, LLC; and the thirteen (13) patented claims, eighty-nine (89) of our claims for the Alhambra Mine held by our wholly owned subsidiary, Bullard’s Peak Corporation, are considered “unpatented.” In November 2020, Minerals Acquisition, LLC acquired by quick claim deed an additional nine (9) unpatented mining claims in the Steeple Rock Mining District, Grant County, New Mexico. Thus, our mining rights consist of agreements covering “patented” and "unpatented" mining claims created and maintained in accordance with the U.S. General Mining Law of 1872, or the “General Mining Law.” Unpatented mining claims are unique U.S. property interests and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law that supplement the General Mining Law. Also, unpatented mining claims and related rights, including rights to use the surface, are subject to possible challenges by third parties or contests by the federal government. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims. We have not filed a patent application for any of our unpatented mining claims that are located on federal public lands in the United States and, under possible future legislation to change the General Mining Law, patents may be difficult to obtain.

Our exploration, development and mining rights relate to patented and unpatented mining claims covering federal and State lands in the State of New Mexico.  Location of mining claims under the General Mining Law, is a self-initiation system under which a person physically stakes an unpatented mining claim on public land that is open to location, posts a location notice and monuments the boundaries of the claim in compliance with federal laws and regulations and with state location laws, and files notice of that location in the county records and with the Bureau of Land Management (“BLM”). Mining claims can be located on land as to which the surface was patented into private ownership under the Stock Raising Homestead Act of 1916, 43 U.S.C. §299, but the mining claimant cannot injure, damage or destroy the surface owner's permanent improvements and must pay for damage to crops caused by prospecting. Discovery of a valuable mineral deposit, as defined under federal law, is essential to the validity of an unpatented mining claim and is required on each mining claim individually. The location is made as a lode claim for mineral deposits found as veins or rock in place, or as a placer claim for other deposits. While the maximum size and shape of lode claims and placer claims are established by statute, there are no limits on the number of claims one person may locate or own. The General Mining Law also contains a provision for acquiring five-acre claims of non-mineral land for mill site purposes. A mining operation typically is comprised of many mining claims.

The holder of a valid unpatented mining claim has possessory title to the land covered thereby, which gives the claimant exclusive possession of the surface for mining purposes and the right to mine and remove minerals from the claim. Legal title to land encompassed by an unpatented mining claim remains in the United States, and the government can contest the validity of a mining claim. The General Mining Law requires the performance of annual assessment work for each claim, and subsequent to enactment of the Federal Land Policy and Management Act of 1976, 43 U.S.C. §1201 et seq., mining claims are invalidated if evidence of assessment work is not timely filed with the BLM. However, in 1993 Congress enacted a provision requiring payment of a small claim maintenance fee in lieu of performing assessment work, subject to an exception for small miners having less than 10 claims. No royalty is paid to the United States with respect to minerals mined and sold from a mining claim The General Mining Law provides a procedure for a qualified claimant to obtain a mineral patent (i.e., fee simple title to the mining claim) under certain conditions. It has become much more difficult in recent years to obtain a patent. Beginning in 1994, Congress imposed a funding moratorium on the processing of mineral patent applications which had not reached a designated stage in the patent process at the time the moratorium went into effect. Additionally, Congress has considered several bills in recent years to repeal the General Mining Law or to amend it to provide for the payment of royalties to the United States and to eliminate or substantially limit the patent provisions of the law. Any such changes to the law and increases to our costs would have a negative impact on our results of operations.

Mining claims are conveyed by deed or leased by the claimant to the party seeking to develop the property. Such a deed or lease (or memorandum of it needs to be recorded in the real property records of the county where the property is located, and evidence of such transfer needs to be filed with the BLM in order to secure “title” to such claims. It is not unusual for the grantor or lessor to reserve a royalty, which as to precious metals often is expressed as a percentage of net smelter returns.

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Overview of Mining Properties Locations

Santa Fe Gold Mining Properties In Grant County, New Mexico
Billali Mine
Jim Crow-Imperial Group
Black Hawk District

Steeple Rock District, Grant County New Mexico – Project Description

Properties - The Jim Crow, Imperial and Billali Mines

Santa Fe’s properties consist of the Jim Crow group of patented and unpatented claims in the southern part of the district and the Billali patented claim in the northern part of the district. The Jim Crow group is made up of 7 patented and 2 unpatented mining claims. The Billali consists of one patented mining claim.

Patented Lode Claims

	Name	MS No.
1	Imperial Lode	MS 1012 A
2	Jim Crow Lode	MS 1012 B
3	Gold King Lode	MS 1012 C
4	Portal Lode	MS 1012 D
5	Gold Bug Lode	MS 1012 E
6	Red Prince Lode	MS 1012 F
7	Three Brothers Lode	MS 1012 G
8	Contention Lode	MS 1012 H

Unpatented Lode Claims

	Name	BLM Serial Number
1	Papoose No 1 Lode	Leslie Billingsley – claimant
2 3 4 5 6 7 8 9 10 11

Papoose No 2 Lode

Telephone Ridge No 1

Telephone Ridge No 2

Telephone Ridge No 3

Telephone Ridge No 4

Telephone Ridge No 5

Telephone Ridge No 6

Telephone Ridge No 7

Telephone Ridge No 8

Telephone Ridge No 9

Leslie Billingsley - claimant NMMC193685 NMMC193686 NMMC193687 NMMC196049 NMMC196050 NMMC196051 NMMC196052 NMMC196053 NMMC196054

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Location and Access

The Steeple Rock mining district is in the western part of Grant County, New Mexico. The district lies approximately 45 miles east of the town of Safford, Arizona and approximately 10 miles northeast of Duncan, Arizona. The district is reached by well-maintained county roads from Duncan.

Billali Claim
Showing
Existing Workings & Historic Diamond Drill Holes
Coordinates = NM State Plane West
Hoover Tunnel
Billali Claim
Billingsley Decline
Historic Diamond Drill Holes
Knudson Tunnel
Co. Road
Cor 1
Cor 2
Cor 3
Cor 4
Cor 5
668,000
2,370,000

District, Historical and Prior Operations

The Steeple Rock district was discovered in the 1860’s and was in production until the so-called “silver panic” of 1893.  Since 1893, there has been little activity.  We believe that the Steeple Rock district was reopened at different times in the 1950’s, 1960’s and the 1970’s, but no sustained development or production is believed to have occurred.  There has been some trenching and surface geochem work done at various times. During the time of elevated precious metal prices after 1980 there was considerable activity, including a project at the Imperial-Jim Crow Mine by Queenstake Resources in the early 1980’s and work by ASARCO also in the 1980’s. The Billali was explored by Biron Bay Resources in 1990-1993 and again in 2013-2014 by Shooting Star Mining Co. In 2010 the Summit mine was successfully developed and operated but closed in 2013.

Title and Ownership of the Billali, Jim Crow and Imperial Mine Projects

The Company determined the Agreement with the sellers of the properties is a lease at its inception and provides for grant of use. The Company has the right to cancel the Agreement at any time. The Company currently considers the properties to be exploration properties. The Agreement gives the Company surface, mining, and access rights. These are subject only to any limitations imposed by federal, state and local regulations, the free, unrestricted and uninterrupted right of access, for ingress and egress to the Billali, Jim Crow and Imperial Mines over existing roads or alternate routes approved by Seller and the right to enter upon and occupy the Billali, Jim Crow and Imperial Mines for all purposes reasonably incident to: exploring for, developing, mining (by underground mining, surface mining, strip mining or any other surface or subsurface method, including any method later developed), extracting, milling, smelting, refining, stockpiling, storing, processing, removing and marketing there from, all ores, metals, minerals, mineral products (including intermediate products) and materials of every nature or sort, and the right to place, construct, maintain, use and thereafter remove such structures, facilities, equipment, roadways, haulage ways, utility lines, reservoirs and water courses, and other improvements as may be necessary, useful or convenient for the full enjoyment of all of the rights granted, are the rights granted by the seller under our agreement.. We have sole and exclusive custody, possession, ownership and control of all ore, rock, drill core and other mineral substances extracted or removed from the Billali, and Jim Crow and Imperial Mines and may sell or otherwise dispose any of the forgoing. We have also been granted the right to use any of the seller’s water rights, which were assigned to the Company, on, about, under or appurtenant to the Billali and Jim Crow Mines to facilitate the exploration, mining and processing rights we were granted under our agreement with the seller. Until the total price under the agreement is paid in full, title on all of the properties and all unpatented property will remain in the name of the seller.

Mineralization and Geology

The Steeple Rock district is classified as a high level, epithermal gold and silver bearing, quartz vein system hosted principally in andesite lava flow rock which comprises the lower part of the tertiary volcanic section in the region. Other rocks exposed within the district are

Precambrian igneous and metamorphic rocks, Paleozoic sedimentary rocks, and Mesozoic igneous and sedimentary rocks. The veins trend northwesterly and northerly. Most of the historic production has been from the northwest trending set of veins. Veins within the district are numerous and only a few of them have undergone systematic development to date.  The ore in the Steeple Rock district appears to be controlled by rock lithology, with the host rock being a coarse-grained quartz diorite. Vein boundaries are sharp and the vein filings are generally recognizable visually. Mineralization in the Steeple Rock mining district consists of numerous narrow carbonate veins containing varying amounts of cobalt and nickel, silver, uranium, and arsenic.  This is a geologic type of mineral deposit generally referred to as “five element veins.”

Description of the Jim Crow and Imperial Mines

The Jim Crow group covers approximately 4,000 feet strike length on the north trending Imperial vein and approximately 2,600 feet strike length of the northwest trending Jim Crow vein system. The Imperial mine occupies the southernmost 1,000 feet of the Imperial vein at which point the Jim Crow system branches to the northwest. The north trending Imperial continues another 3,050 to the property end line.  The Jim Crow trend consists of three, possibly more, sub-parallel veins converging in the northwest.

The Jim Crow mine is well equipped and in good working order. It is served by a 320-foot-deep inclined shaft with a well-designed steel headframe. The hoist is equipped with up-to-date safety devices. The shaft is capable of lifting 30 tons per hour and can handle both ore and waste at the same time. The mine has three levels, 50 feet, 200 feet and 300 feet, all with air, water and ventilation services installed. Broken muck is moved to the shaft by scrapers on the 50- and 200-foot levels and by a 2-foot gauge rail on the 300-foot level.

The location of the Jim Crow mine is highly advantageous in that the unexplored and undeveloped segments of the Imperial and Jim Crow veins can be easily accessed from the mine. The lower 300-foot level can be extended to the south to explore and develop the Imperial vein below it and the lowermost 200-foot level in the area intercepted by the encouraging drill holes. It can also be extended to the northwest to explore the northwest extension of the Jim Crow vein and its parallel “wall” veins and the area where these veins “intersect.” The unexplored north trending segment of the Imperial vein could also be readily accessed from the Jim Crow Mine.

Description of the Billali Mine

The Billali property consists of one patented mining claim. It covers 1,200 feet of vein length and is situated approximately 3,000 feet northwest of the Summit mine.

The principal working on the Billali is a 12’ x12’ decline driven at grade of -20% for approximately 1120 feet.  The decline was started on the northeast flank of the vein zone, driven across it for approximately 260 feet and then turned southeast and continued straight along the zone for another, approximately 580 feet. The present water level is at approximately 800 feet.  From that point it extends in an irregular manner for another 650 feet to its present head which is approximately 260 feet vertically below the portal. A lateral level was driven 300 feet northeast across the vein zone from the bottom of the decline. The first 856 feet of the decline is set up for rail haulage using a winch stationed on the surface.

The Billali Mine occupies the northwest extension of the Summit vein. In the 1990-1992 time period Byron Bay Resources, a Canadian mining company, conducted an extensive exploration program on the Summit vein including the Billali mine. Data in the mine owner’s archives are poorly documented and drill hole collars are not definitely located. Diamond drilling was done on the Billali claim in 1990, 1991 and 1992. Partial data is available for twenty of these drill holes. Byron Bay Resources company reports dated 1990 and 1991 describe a vein zone approximately 350 feet wide with a discontinuously mineralized footwall and hanging wall quartz veins, ranging from 3 to 15 feet true width. Biron Bay Resources, in a report dated November 25, 1991, cites vein intercepts for drill hole B-91-15, with intervals of 5 feet (core length) and 0.24 ounces of gold per ton and 12.63 ounces per ton of silver. Drill hole B-91-16 is cited with intervals of 14.5 feet (core length) and 0.301 ounces per ton of gold and 21.8 ounces per ton of silver.

In 2013 and 2014 Shooting Star Mining Co. optioned the property and continued development. Their intention was to expand on the previous work of Biron Bar Resources and to “in fill” the drill intercepts of that 1990-90 project. They drove the decline to explore the drill intercepts of Biron Bay. The company completed 21 underground diamond drill holes. The Shooting Star drilling failed to establish horizontal continuity for the earlier drilling but did establish that high grade mineralization over economically viable widths was present. They concluded that the prospect would not support a conventional mine-mill operation.

The work by these two companies has demonstrated that, although the vein is not consistently mineralized enough to support a large-scale operation, there are numerous lenses and pockets of high-grade rock that could be profitably extracted by careful development and mining and the Company will be engaging a specialist in connection with the construction of its mill in order to maximize the yield.

Exploration Status

We have not established that our Billali Mine and Jim Crow Mine rights contain proven or probable reserves, as defined under SEC Industry Guide 7.  The Company has conducted a limited amount of development of the Jim Crow mine to date. The Company commenced development of the Jim Crow mine in late 2019. Work to date has consisted of upgrading the surface facilities, rehabilitating the shaft, expanding the hoisting capability and underground development on three levels and a crushing plant site was purchased on January 1, 2020, in Duncan, Arizona. We have mined approximately 2,000 tons of ore that is sitting on our property awaiting further processing.  The Company currently has its crushing equipment on this site and plans to engage a specialist firm in Colorado that will analyze our ore and prepare a process and plan with the optimal equipment, methods, chemical agents that will allow us to realize the maximum yield from our ore.  We understand that this will cost around $40,000 and we plan to engage the company if and when we are able to secure additional financing. This is the first step needed for the construction of our mill and when completed we will have the detailed plan of what will be required and we can then begin construction, purchasing the necessary equipment and chemical agents that are called for. The Company believes that the total cost without labor will be around $500,000.  It will need to secure these funds in order to engage the specialist, to begin construction and to purchase the equipment and materials necessary in order to have the mill operational, of which there can be no assurance.

The Company will need to further develop the mine properties for sustained production. Such work will consist of exploration drilling from the surface and underground, mine development includes drifting, raising and slope development, as well as further improvement of the surface facilities. As previously stated, we plan to construct a processing mill at the crushing site in Duncan, Arizona following the completion of the site plan by a specialty engineering firm we have selected. Additional equipment will be needed to be purchased or leased to complete the mill site.  The Company currently lacks the capital to fund these expenditures.

Current Billali Exploration and Status

Exploration and development work done in the 1990’s and in the 2011-14 time period suggest there are potentially mineable pipe-like high grade zones with indications of vertical continuity distributed throughout the length of the property. These can be in any of the three or more veins that are presently identified within the approximately 350-foot-wide structural zone that makes up Billali vein zone.

Santa Fe is currently mining one of these gold-silver bearing pipe-like bodies that has recently been discovered approximately 180 feet from the portal. Long hole drilling in the overlying Hoover Tunnel some 70 feet above suggest that this zone is continuous for at least that far. The mined high silica vein rock is being stockpiled and will be tested by the specialists we intend to engage for our mill design. Initially we had planned to send a trial shipment to a nearby smelter pending the aggregation of 500 tons and assuming it was accepted and we were able to execute an acceptable contract with the smelter.  Since that smelter is no longer accepting outsider ore and it currently is not cost effective to send our ore to another smelter for initial processing, we have determined that we will need to construct a mill to process our ore into concentrate in order for shipping to become cost effective. Whether we are able to sell to our smelter as initially planned or we construct a mill, the mine will be developed on three levels approximately 100 vertical feet apart. These levels will crosscut the entire vein zone and the veins will be developed by a series of lateral workings from these crosscuts.

Power and Water

The Company will be required to use water from the mine, to be stored in a water tank to be placed on the property, for its water source.  It is believed that this water will be sufficient for any development purposes.  The Company will be required to place a generator on the property for electricity.

Development Plans

Santa Fe Gold believes that a profitable operation can be established and sustained in the Steeple Rock district by careful development and mining the high silica, gold and silver bearing vein rock thought to be present in both the Jim Crow and Billali mines. The district has a long record of producing high quality smelter flux ores that were previously directly shipped to a nearby copper smelter. Both the Jim Crow and Billali mines are well developed with services in place. Both can be commissioned with relatively little development cost and continued maintenance. We have had the Jim Crow mine in production recently and have been upgrading the Billali mine with the enhancements to make it ready for production. With the current COVID-19 situation and other unstated factors, the copper smelter the Company previously utilized is not accepting any outside material from any source. With some of our mine personnel contacting the COVID-19 virus, we have ceased mine production until we can develop our alternative business plan and finance its implementation. With the current situation, we need to advance our business plan by approximately one year referencing the development of a mine-mill complex in Duncan, Arizona. This site will service both the Company’s property sites in the Steeple Rock mining district and the Black Hawk mining district. The Company will need to raise or finance the development of the mill complex. The Company’s revenue is contingent on the construction of a mill complex and since the mill complex requires financing in order to be constructed and operated, the Company’s plan for operations is reliant on its ability to secure the financing required to construct and operate the mill-complex and continue mining operations.  No assurances can be made that the Company will be successful in securing this needed financing or that if it is able to that it will be on terms acceptable to the Company.

Description of Black Hawk Project

Property Location and Access

The Black Hawk district, also called the Bullard’s Peak district in some references, is located approximately 15 miles west-southwest of Silver City New Mexico. Santa Fe Gold Corp. owns 13 patented and 82 unpatented mining claims covering approximately 72% of the known extent of the district. This property includes four of the five mines with recorded production among which are the two largest, the Black Hawk and the Alhambra. The property is reached by truck on a private dirt road that turns left off a paved highway, which access road is approximately 15 miles west-southwest of Silver City.  The claims are all located within approximately 1,900 acres.

Property Description

The Black Hawk district, sometimes referred to as the Bullard Peak district, is located in Grant County, New Mexico, approximately 15 miles by road west of Silver City, New Mexico, the terminus of a branch line of the Atchison, Topeka and Santa Fe Railway.  The district is in the northeastern foothills of the Big Burro Mountains at an altitude of approximately 5,450 to 6,150 feet.  Scattered junipers, scrub oak, small pines, and brush cover the hillsides.  Most of the district is drained by way of Black Hawk Canyon which bisects the area and flows northward to Mangas Creek, but the eastern part is drained by tributaries of Silver Dale Creek, which flows northeastward to Mangas Creek.  Mangas Creek flows into the Gila River about 9 miles northwest of the mouth of Black Hawk Canyon. The ore in the Black Hawk district appears to be controlled by rock lithology, with the host rock being a coarse-grained quartz diorite.  Vein boundaries are sharp and the vein filings are generally recognizable visually. Mineral property claims are as follows:

Patented Lode Claims

	Name	MS No.
1	Alhambra Lode	MS 869
2	Kent County Lode	MS 778
3	Blackhawk Lode	MS 364A
4	Butternut Lode	MS 546
5	Little Rody Lode	MS 365A
6	Extension Lode	MS 772
7	Pumpkin Lode	MS 548
8	Silver Glance Lode	MS 366A

9	Good Hope Lode	MS 480
10	Chicago Lode	MS 771
11	Surprise Lode	MS 367A
12	Cornicopia Lode	MS 770
13	Stonewall Lode	MS 547

Unpatented Lode Claims

	Name	BLM Serial Number
1	Alhambra Extension – Lode	NMMC 50356
2	Easy Days – Lode	NMMC 50357
3	Old Hobson – Lode	NMMC 50358
4	Argentine No. 5 – Lode	NMMC 85992
5	Argentine No. 6 – Lode	NMMC 85993
6	Argentine No. 7 – Lode	NMMC 85994
7	Argentine No. 8 – Lode	NMMC 85995
8	Argentine No. 9 – Lode	NMMC 85996
9	Argentine No. 17 – Lode	NMMC 86004
10	Argentite #1 – Lode	NMMC 64721
11	Argentite #2 – Lode	NMMC 64722
12	Argentite #3 – Lode	NMMC 64723
13	Argentite #4 – Lode	NMMC 64724
14	Argentite #10 – Lode	NMMC 64725
15	Argentite #11 – Lode	NMMC 64726
16	Argentite #12 – Lode	NMMC 64727
17	Argentite #13 – Lode	NMMC 64728
18	Argentite #14 – Lode	NMMC 64729
19	Argentite #15 – Lode	NMMC 64730
20	Argentite #16 – Lode	NMMC 64731
21	Argentite #18 – Lode	NMMC 64732
22	Argentite #19 – Lode	NMMC 64733
23	Argentite #20 – Lode	NMMC 64734
24	Argentite #21 – Lode	NMMC 64735
25	Argentite #22 – Lode	NMMC 64736
26	Contention #1 – Lode	NMMC 64719
27	Contention #2 – Lode	NMMC 64720
28	No Show #1 – Lode	NMMC 106382
29	No Show #2 – Lode	NMMC 106383
30	No Show #3 – Lode	NMMC 106384
31	No Show #4 – Lode	NMMC 106385
32	No Show #5 – Lode	NMMC 106386
33	No Show #6 – Lode	NMMC 106387
34	No Show #7 – Lode	NMMC 106388
35	No Show #8 – Lode	NMMC 106389
36	No Show #9 – Lode	NMMC 106390
37	No Show #10 – Lode	NMMC 106391
38	No Show #11– Lode	NMMC 106392

39	No Show #12 – Lode	NMMC 106393
40	No Show #13 – Lode	NMMC 106394
41	No Show #14 – Lode	NMMC 106395
42	No Show #15 – Lode	NMMC 106396
43	No Show #16 – Lode	NMMC 106397
44	No Show #17 – Lode	NMMC 106398
45	No Show #18 – Lode	NMMC 106399
46	No Show #19 – Lode	NMMC 106400
47	No Show #20 – Lode	NMMC 106401
48	Rhonda #1 – Lode	NMMC 106402
49	Rhonda #2 – Lode	NMMC 106403
50	Rhonda #3 – Lode	NMMC 106404
51	Rhonda #4 – Lode	NMMC 106405
52	Rhonda #5 – Lode	NMMC 106406
53	Rhonda #6 – Lode	NMMC 106407
54	Rhonda #7 – Lode	NMMC 106408
55	Rhonda #8 – Lode	NMMC 106409
56	Rhonda #9 – Lode	NMMC 106410
57	Rhonda #10 – Lode	NMMC 106411
58	Rhonda #11 – Lode	NMMC 106412
59	Rhonda #12 – Lode	NMMC 106413
60	Rhonda #13 – Lode	NMMC 106414
61	Rhonda #14 – Lode	NMMC 106415
62	Rhonda #15 – Lode	NMMC 106416
63	Rhonda #16 – Lode	NMMC 106417
64	Rhonda #17 – Lode	NMMC 106418
65	Rhonda #18 – Lode	NMMC 106419
66	Pec-II #1 – Lode	NMMC 106420
67	Barite – Lode	NMMC 109082
68	Barite No. 2 – Lode	NMMC 109083
69	Barite No. 3 – Lode	NMMC 109084
70	Jody #1 – Lode	NMMC 115276
71	Jody #2 – Lode	NMMC 115277
72	Jody #3 – Lode	NMMC 115278
73	Jody #4 – Lode	NMMC 115279
74	Jody #5 – Lode	NMMC 115280
75	Jody #7 – Lode	NMMC 115281
76	Jody #8 – Lode	NMMC 115282
77	Jody #9 – Lode	NMMC 115283
78	Jody #10 – Lode	NMMC 115284
79	Stonewall Surprise – Lode	NMMC 193678
80	Alhambra Extension 2 – Lode	NMMC 193679
81	No Show No. 21 – Lode	NMMC 193680
82	No Show No. 23 – Lode	NMMC 193681

History and Prior Operations

The Black Hawk district was discovered in 1881 and was in production until the so called “silver panic” of 1893. Since its main productive period, ending in its closure in late 1893 or early 1894, there has been little activity in the Black Hawk district. One of the mines, the Black

Hawk was reopened in 1917 and some development done in the upper levels. Both the Black Hawk and the Alhambra were reopened at different times in the 1950’s, 1960’s, and the 1970’s but no sustained development or production was achieved.  There has been some trenching and surface geochem work done at various times.

Project Status and Exploration Activities

We have not established that our Black Hawk and Bullard Peak rights contain proven or probable reserves, as defined under SEC Industry Guide 7.  No exploration activities have commenced to date and no exploration costs have been incurred or paid.  To date, the Company has not (i) commenced or adopted plans to conduct any exploration, (ii) prepared drilling plans, proposals, timetables or budgets for exploration work, or (iii) identified engineers and other personnel that will conduct or assist in any exploration work.  The Company will need to raise funds to conduct exploration work and it currently lacks firm commitment financing for any exploration activities.

The Company will need to prepare the property for exploration and drilling activities, including building infrastructure, installing facilities, and purchasing equipment. Future exploration drilling on any of our properties that consist of BLM land will require us to either file a Notice of Intent (NOI) or a Plan of Operations with the BLM, depending upon the amount of new surface disturbance that is planned. A Notice of Intent is required for planned surface activities that anticipate less than 5.0 acres of surface disturbance, and usually can be obtained within a 30 to 60-day time period. The Company currently lacks sufficient capital to fund these expenditures and is currently allocating working capital to the Jim Crow and Billali project.

On December 1, 2020, the Company made a joint announcement with Texas Mineral Resources Corp. (“TMRC”), of the execution of a letter agreement to pursue, negotiate and thereafter enter into a definitive joint venture agreement with TMRC to jointly explore and develop a targeted silver property to be selected by TMRC among patented and unpatented mining claims held by Santa Fe Gold within the Black Hawk Mining District in Grant County, New Mexico. Completion of a joint venture agreement is subject to the successful outcome of a multi-phase exploration plan to be undertaken in the near future by TMRC. Under terms of the letter agreement TMRC plans to conduct a district-wide evaluation among the patented and unpatented claims held by Santa Fe Gold consisting of geologic mapping, sampling, trenching, radiometric surveying, geophysics, drilling and/or other methods as warranted. The purpose of the letter agreement was to allow TMRC the ability to enter onto the Company’s property, begin incurring the costs associated with the work necessary to secure a bankable feasible study. The parties may then secure the funding needed to develop and mine the 80 acres that TMRC identifies.  TMRC will be responsible for mining operations and will receive 51% of the profits as defined in the definitive agreement. The Company will receive 49% of the profits.

Mineralization and Geology

Mineralization in the Black Hawk mining district consists of numerous narrow carbonate veins containing varying amounts of cobalt, nickel, silver, uranium, and arsenic. It is one of a well-known, but poorly understood, geologic type of mineral deposit generally called “five element veins”. They are also rich in uranium, nickel and, of interest today, cobalt. In the Black Hawk district, the host is a coarse-grained quartz diorite. Mining conditions within the veins are good. The lack of strong alteration results in stable walls requiring minimum support, only occasional faults or gouge zones require timber. Vein boundaries are sharp and the vein fillings are easily recognizable visually.

The Silver City quadrangle covers approximately 20,650 square kilometers chiefly in the southern basin and range province of Southwestern New Mexico and Southeastern Arizona.  Bedrock of the ranges includes Precambrian igneous and metamorphic rocks, Paleozoic sedimentary rocks, Mesozoic igneous and sedimentary rocks, and Cenozoic igneous rocks.  The intervening basins, which constitute about 65% of the quadrangle’s surface area, are filled with Late Cenozoic (Pliocene-Pleistocene) sedimentary deposits in places to depths of more than 1,000 meters.  The geology of each range is generally different, and most rock units and pre-basin and range structures cannot be correlated across the basin areas.  The principal hydrothermal ore-forming processes in the quadrangle are believed to be attributable to subduction-related events including complex eruptive systems during two distinct periods in the development of the western orogenic continental margin: (i) a medium-potassium calcium/alkaline volcanic arc system in late Cretaceous/early Tertiary time (the Laramide orogeny 80/50 million years ago); and (ii) a high-potassium calcium/alkaline volcano-plutonic arc system in middle Tertiary time (30/15 million years ago).  The hydrothermal-magmatic vein and pegmatite type deposits are probably Precambrian in age and the syngenetic sedimentary and volcanic deposits range in age from Cambrian to late Tertiary (or younger).

Although there is some local variation in some of the districts, the five metal types of deposits in the Black Hawk district are fissure veins where the carbonate and the ore minerals fill open space caused by the fracturing.  The ore generally occurs in small high-grade pods or shoots randomly distributed within the fracture zone.  The location of these open spaces is the sole recognized control of ore distribution.  The favorability of the host seems to be governed by its fracturing characteristics rather than any chemical factor.  Generally, in these deposits there is one favored rock type that accounts for most of the production.  At the Black Hawk district, the preferred host rock is the coarse-grained quartz diorite.

The project requires further evaluation of its mineralogical makeup and economic modeling to determine the appropriate course for any potential future development.  The Company has not conducted a preliminary economic assessment of the project at the time of filing this report. Upon completion of the preliminary economic assessment of the project, the Company will prepare an impairment analysis of the project to determine if an impairment is required at that time.

Power and Water

The Company will be required to use water from the mine. Water will be pumped from a mine using one or more electric pumps powered by one or more on-site generators we place on site.   Water will be stored in an on-site water tank we will place on site for use in processing.  We believe that the water we collect from will be sufficient for development purposes.  The Company will be required to place a generator on the property for electricity required to run the water pumps and other purposes.

SEC INDUSTRY GUIDE 7 DEFINITIONS

The following definitions are taken from the mining industry guide entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” contained in the Securities Act Industry Guides published by the United States Securities and Exchange Commission, as amended.

Exploration State	The term “exploration state” (or “exploration stage”) includes all issuers engaged in the search for mineral deposits (reserves) which are not in either the development or production stage.
Development Stage

The term “development stage” includes all issuers engaged in the preparation of an established commercially mineable deposit (reserves) for its extraction which are not in the production stage. This stage occurs after completion of a feasibility study.

Mineralized Material	The term “mineralized material” refers to material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.
Probable (Indicated) Reserve

The term “probable reserve” or “indicated reserve” refers to reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

Production Stage	The term “production stage” includes all issuers engaged in the exploitation of a mineral deposit (reserve).
Proven (Measured) Reserve

The term “proven reserve” or “measured reserve” refers to reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

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Item 4. Security Ownership of Certain Beneficial Owners and Management.

Principal Stockholders

The following table sets forth information regarding the beneficial ownership of our common stock as of March 25, 2021, according to the information we have received, that we were beneficially owned by (1) each stockholder who is known by us to beneficially own more than 5% of our common stock, (2) each of our directors, (3) each of our executive officers, and (4) all of our directors and executive officers as a group.  Unless otherwise indicated, the persons named in the table below have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.  The address of our directors and executive officers is our address.

	Common Stock
Name and Address of Beneficial Owner	Shares	Percent of Class (1)
5% Stockholders
Boonyin Investments (4) New Australia 2000	61,296,590	14.06%
Sulane Holdings (5) Switzerland	23,210,900	5.33%

Michael Musulin (2) Scottsdale, AZ	29,217,857	6.68%

Directors and Executive Officers
Brian Adair (3)	59,237,588	13,04%

Stephen J. Antol	2,900,000	0.67%
Daniel E. Gorski	1,816,186	*
Current officers and directors as a group (3 persons)	63,953,774	14,08%

*	Less than 1%
(1)

Applicable percentage of ownership is based on 436,145,778 shares of common stock issued and outstanding as of March 25, 2021for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants exercisable or convertible into shares of common stock that are currently exercisable or exercisable within sixty (60) days of March 25, 2021 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 1,500,000 shares issuable upon exercise of warrants that are currently exercisable within sixty days following March 25, 2021.
(3)

Mr. Adair is Chief Executive Officer, Chairman of the Board, Audit Committee Chairman and a Director of the Company. Includes (i)  3,166,667 shares issuable upon exercise of warrants that are currently exercisable and (ii) 15,000,000 options that are currently exercisable, both within sixty days following March 25, 2021.

(4)	Boonyin Investments is controlled by Kok Kian Lim.
(5)	Sulane Holdings is controlled by Christian Mustad.

Item 5. Directors and Executive Officers.

Our Board of Directors

The following table sets forth information regarding our current directors and each director nominee, as of March 25, 2021.

Name	Principal Occupation	Age	Date Elected
Brian Adair	Director	56	April 5, 2018
	Chairman of the Board		July 26, 2018
	Chief Executive Officer		July 1, 2020

Daniel E. Gorski	Director	83	December 18,2019

Stephen J. Antol	Chief Financial Officer, Secretary, Director	78	July 7, 2020

Our Executive Officers

We designate persons serving in the following positions as our named executive officers: our chief executive officer, chief financial officer. The following table sets forth information regarding our executive officers as of February 8, 2021.

Name	Principal Occupation	Age	Officer Since
Brian Adair	Chief Executive Officer	52	July 1, 2020
	Chairman of the Board		July 26, 2018

Stephen J Antol	Chief Financial Officer and Secretary	78	July 7, 2020

Frank Mueller	Former Chief Financial Officer	62	May 7, 2014- July 7, 2020

Brian Adair, earned his Bachelor’s degree in Business Administration from LaRoche College. He then continued his studies at Duquesne University to earn his Master’s degree. Brian’s vision to protecting and preserving personal wealth paved the way to establish Adair Financial Group in 2004, of which he has served as principal since inception.  Adair Financial Group is a comprehensive, solutions-driven firm, well known for high standards and business ethics. His client’s needs are addressed in a collaborative fashion by using the client’s advisory team of financial, legal and tax experts, often representing multiple generations of families. Adair Financial Group can handle any case regardless of the complexity and is unique in that the intellectual property is not reserved for just the ultra-wealthy client. Mr. Adair’s financial guidance and expertise is beneficial to the Company in his role as a director. Mr. Adair was nominated to the board by the current directors on April 5, 2018.

In 2012, the National Senior Market recognized Brian as a “Finalist for Advisor of the Year”. In addition, Mr. Adair was recently inducted into the “Top of the Table - Million Dollar Round Table” organization. This elite industry group recognizes top financial services professionals. His designation as the “Top of the Table” is only awarded to the top 1% of the top 1% of financial professionals – internationally.

Stephen J. Antol, has consulted with the Company since July 2005, prepared the federal and state income tax returns and assisted from in our financial closings and reporting. Mr. Antol, previously served as Chief Financial Officer from November 2004 to May 2007 and from April 2009 until current, for a small reporting precious metals company. For the period May 2007 to May 2009, and from late 1992 through November 2004, Mr. Antol rendered services as a consultant chief financial officer for a number of small and medium-size businesses, public and private companies requiring technical expertise on a limited or recurring basis. From 1990 to 1992, Mr. Antol served as Chief Financial Officer of Lou Register Furniture, a fine furniture retailer located in Phoenix, Arizona. From 1987 to 1990, Mr. Antol served as Director of Finance for F.S. Inc. (dba Audio Express and Country House Furniture), a retailer of furniture and stereo equipment in four southwestern states. From 1975 to 1987, Mr. Antol worked for Giant Industries, Inc., an independent refiner and marketer of petroleum products, in such capacities as Corporate Controller and Corporate Treasurer. Mr. Antol also has six years audit and tax experience with two major certified public accounting firms in Phoenix, Arizona. Mr. Antol received a Bachelor of Arts degree from Michigan State University in 1968, and became a licensed Certified Public Accountant in 1970. He no longer practices as a licensed CPA.

Daniel E. Gorski, has served as a director of the Company since December 2019 and as the Company’s geologist and technical advisor foe exploration and development since November 2018. Mr. Gorski also serves as president and chief executive of Texas Minerals Resources, Inc. (“TMRC”) and has served as a director of that company since January. 2007. Prior thereto, Mr. Gorski served as the TMRC’s president and chief executive officer from January 2007 to May 2011 and chief operating officer from May 2011 to December 2011.  From July 2004 to January 2006, Mr. Gorski was the co-founder and vice president of operations for High Plains Uranium Inc., a uranium exploration and development company that went public on the Toronto Stock Exchange in December 2005.  Between June 1996 to May 2004, Mr. Gorski served as an officer and director of Metalline Mining Co., a publicly traded mining and development company with holdings in the Sierra Mojada Mining District, Coahuila, Mexico.  From January 1992 to June 1996, Mr. Gorski was the exploration geologist under contract to USMX Inc. and worked exclusively in Latin America.  Mr. Gorski earned a BS in 1960 from Sul Ross State College, in Alpine, Texas and an MA in 1970 from the University of Texas in Austin, Texas.  Mr. Gorski has over forty-three years of experience in the mining industry.  Mr. Gorski’s extensive technical knowledge and experience in the mining industry is beneficial to the Company in his role as a director. Mr. Gorski was nominated to the board by the current directors on December 18, 2019.

Board members are elected to the board by the shareholders at the annual shareholders meeting or a new board member may be nominated to the board by current board members and are confirmed to the board by the shareholders at the next annual shareholder meeting. All board members at that time were confirmed at the last annual shareholder meeting in January 2019. Board members remain on the board until they retire from the board or are voted of by the shareholders.

Item 6. Executive Compensation.

Summary Compensation Table

Our primary objective for of our senior officer compensation is to attract, motivate and retain qualified officers to lead the Company in the pursuit of its business goals and combine strategic thinking, creative talent, and strict corporate governance in order to position the Company to capitalize on a wide variety of business opportunities without being limited by any single industry or platform.

Compensation for executive officers is based upon their individual employment contracts with such base salary and annual bonuses as may be determined by the Compensation Committee, from time to time, payable in accordance with the regular practices of the Company. We have not adopted an Option Plan as of the date of this Registration statement however we intend to adopt and equity-based incentive plan in the future. Historically we have simply made grants of restricted common stock or unqualified options in lieu of qualified options.

The following table sets forth information concerning the compensation of our principal executive officer, our principal financial officer and each of our other executive officers during fiscal years 2019 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Frank Mueller	2020	150,000	—		—	—	150,000
CFO	2019	120,000	—		—	—	120,000

Employment Agreements

Effective July 7, 2020, the Company retained a new Chief Financial Officer and the prior Chief Financial Officer was reassigned to oversee all mining operations as they come on line in our fiscal 2021 year. Both parties signed a one-year employment agreement with the Company, with automatic successive one-year renewals provided that neither party has provided notice of termination prior to 30 days from the end of such applicable term.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Santa Fe Gold Corporation has had no disagreements with its accountants on accounting and financial disclosure.

CERTAIN TRANSACTIONS

Other than as described herein, none of our directors or executive officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than five percent of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in- laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us.

Item 7. Certain Relationships and Related Transactions.

Since August 2015, the Company has leased a home office space from Mr. Mueller for $550 a month for the corporate administrative office in Albuquerque, NM. Rental expense was $6,600 for fiscal years ended June 30, 2020 and 2019, respectively.

Since July 2019, Nataliia Mueller, wife of Mr. Mueller, has been paid an annual wage of $60,000 as an assistant to the CFO, in the areas of purchasing, payroll and accounts payable.

On August 9, 2017, a related party shareholder returned a certificate for 20,000,000 common shares to the Company for no value received by the shareholder and the investor was issued 2,000,000 shares on a new certificate. The net 18,000,000 cancelled shares are to be re-issued at a later time and the obligation will be accounted for under ASC 480, “Distinguishing Liabilities from Equity’ at the fair market value of the shares and marked to market at each balance sheet date. On April 5, 2018, the investor became a director of the Company. The loaned shares were returned to the related party on January 23, 2019.

During the fiscal year ended June 30, 2019, 15,000,000 options were granted to each of two directors for their efforts to revive the Company. The options have a five (5) year life and an exercise price of $0.05 per share the market value on the date of the grant and have a non-cash exercise provision. The Black-Sholes value of the issued options was $1,497,985.

During the fiscal year ended June 30, 2019, the former CFO for the Company loaned the Company $10,000 and deferred net salary aggregating $51,848 into a note at 6% per annum, At June 30, 2019, balance on the note and accrued interest on the note was $61,848 and $1,651, respectively, and the note has no stated due date.  During fiscal 2020, the prior CFO made additional cash advances in the aggregate amount of $55,000 and deferred $25,189 of net salary and accrued interest on the obligation of $4,528 in fiscal 2020. During fiscal 2020 the CFO converted the debt and accrued interest to restricted common shares of the Company and the Company recorded a $36,286 non-cash loss on the conversion.

As disclosed in the Company’s Form 8-K filed on October 1, 2018, a director and former chief executive officer of the Company, Mr. Thomas H. Laws, entered into a secured promissory note and security agreement in the principal amount of $930,000 in favor of the Company on September 19, 2018, bearing interest at the annual rate of 4% and maturing on September 30, 2018 (“Secured Promissory Note”).  The Company requested the former chief executive to execute the Secured Promissory Note and security agreement as a result of the matters discussed below prior to the completion of the special committee investigation. The security interests include certain real estate and a Cessna model 182G airplane. The Secured Promissory Note also contains late fee and default provisions under the deeds of trust, Security Agreement and other agreements.

Subsequent professional costs including legal, auditing, forensic accounting and related filing costs related to this event have been added to the amounts owed by Mr. Laws. As of the filing of this report, we have determined that the costs associated with Mr. Laws action currently aggregate to approximately $1,651,263, of which we have collected $485,966 as of the date of filing of this report.

As of the filing of this report, Mr. Laws has plead guilty to various charges brought against him by the U. S. District Attorney for the District of New Mexico, which include the Company’s allegations. Mr. Laws is currently awaiting sentencing on the charges to which he plead. The Company attorneys have filed all required documents for future monetary settlements to be determined by the court. In November 2020 the court awarded various Law’s properties to the Company and in December 2020 the Company was provided good title, free and clear of any encumbrances to them. Law’s residence was levied on pursuant to court order and is currently under a purchase agreement that is scheduled to close at the end of March, 2021.  The net proceeds from the sale will be distributed to the Company after deduction of commissions and various expenses, following which, the Company estimates receiving $250,000. The Company does not anticipate receiving an additional substantial reimbursement of the remaining expenses that were incurred as a result of Laws malfeasance.

Item 8. Legal Proceedings.

Boart Long year Company v. Lordsburg Mining Company, Case No. D-2-2-CV-2015- 06048, County of Bernalillo, NM; Boart Longyear Company v. Lordsburg Mining Company, Case No. D-721-CV-2015- 00058, County of Sierra, NM; and Boart Longyear Company v. Lordsburg Mining Company, Case No. D-608-CV- 201500165, County of Quintero, NM.  There are a series of collection cases by Boart Longyear Company, a company that obtained Utah judgments for equipment delivered to Lordsburg Mining Company in the aggregate amounts of $158,480 and has an interest rate of 5.25% per annum. Accrued interest on the obligation at September 30, 2020 and June 30, 2020 was $38,779 and $36,682 respectively. Interest on the obligation for the three months ended September 30, 2020 and 2019 was $2,097 respectively.

Wagner Equipment Co. v. Lordsburg Mining Company, Case No. D-2014-02372, County of Bernalillo, NM 28 is a collection case by Wagner equipment, who obtained judgment for equipment delivered to Lordsburg Mining Company in the amount of $115,789 and has a rate of interest of 8.75% per annum. Accrued interest on the obligation at September 30, 2020 and June 30, 2020 was $60,284 and $57,731 respectively. Interest on the obligation for the three months ended September 30, 2020 and 2019 was $2,554 respectively.

The bankruptcy court set up a Trust fund that will be funded by the activities of the Summit mine for five (5) years after reopening of the mine and the trust funds will be distributed by an independent trustee to all credit holders on record.  Currently all debts at the time of the bankruptcy are currently due and in default. None of the claims have been reopened since June 2016.

On November 30, 2017, the Company entered into substantially identical agreements with Fortune Graphite, Inc. and Worldwide Graphite Producers, Ltd. to acquire a total of four placer claims for aggregate consideration of Can$400,000 and the issuance of 10,000,000 shares of Company common stock.  Title to these claims remains in trust with the sellers until payment is made in full. To date, the Company has paid Can$260,000.  The Company owes the sellers Can$140,000 and 10,000,000 shares of Company common stock under the agreement. Based upon our additional information that came to light and our subsequent scrutiny and analysis of the transaction, the Company, in February 2019, initiated an arbitration proceeding against the seller to void and rescind the purchase of these British Columbia properties. In addition to voiding and rescission, the Company is seeking additional remedies.  In October 2020, the arbitrator ruled in favor of the Company and the 10,000,000 shares reserved under the agreements have been nullified. In connection with this arbitration, the Company’s legal position was to void the transaction and, due to the uncertainty of the outcome, has provided an impairment at June 30, 2019 in the amount of $210,116. A deposit of $54,000 was made by the seller for the arbitration and the arbitrator will determine the distribution of this amount. The Company has filed with the arbitrator for reimbursement of all legal costs associated with the arbitration and any other amounts to be awarded. In February 2021, the Company was awarded approximately $53,000, and after payment of legal fees, received net proceeds of approximately $3,500.

In November 2018, Santa Fe filed a complaint in Luna County District Court, State of New Mexico, requesting a $930,000 money judgment against Mr. and Mrs. Laws for misappropriation of Company funds, in addition to foreclosing on the properties Mr. and Ms. Laws granted to Santa Fe on real property to secure the promissory note located in Luna County, New Mexico.

In November 2018, Santa Fe filed a similar complaint in Grant County District Court, State of New Mexico, as Mr. and Mrs. Laws and XYZ Ranch Estates, LLC granted Santa Fe a deed of trust and a mortgage, respectively, on several pieces of real property in Grant County, New Mexico. Mr. Laws also granted Santa Fe a security agreement on an airplane located in Grant County, New Mexico.  The complaint in Grant County requested a money judgment in the amount of $930,000 against Mr. and Mrs. Laws, in addition to a request to foreclose on the assets pledged to us located in Grant County, New Mexico.

Subsequent review of these transactions for the fiscal year ended June 30, 2017, resulted in a restatement of assets and operating costs in the amount of $971,099 and charged to the former chief executive officer. Subsequent professional costs including legal, auditing, forensic accounting and related filing costs related to this event have been added to the amounts owed by Mr. Laws. At the time of filing this report, we have determined costs associated with Mr. Laws action currently aggregates at $1,651,263, of which we have collected $485,966 as of the date of filing this report.

As of the filing of this report, Mr. Laws has pleaded guilty to various charges brought against him by the U. S. District Attorney for the District of New Mexico, which include the Company allegations. Mr. Laws is currently awaiting sentencing on the pleaded to charges. The Company attorneys have filed all required documents for future monetary settlements to be determined by the court. The Laws residence is up for sale under a court order with net proceeds from the sale will be distributed to the Company by the court.

The U.S. Department of Justice (“DOJ”) and the Securities and Exchange Commission (“SEC”) each initiated investigations into the Company, its officers, directors, and potentially others, resulting from the Laws transactions.  The SEC has obtained a formal order to investigate the Company with respect to Laws, and while we understand that the DOJ investigation lead to Mr. Laws plea of guilty to various charges, including charges based on his actions alleged by the Company. Mr. Laws has signed a settlement agreement with the SEC. None of funds that Mr. Laws owes the Company were ever received or benefited by anyone other than Mr. Laws, nor was there ever any evidence found (after a forensic review of the Company’s books and records by an independent forensic accounting firm) that anyone else benefited in any way from the Laws transaction(s). However, notwithstanding the forgoing, the SEC investigated this matter and although he did not benefit from or participate in the Laws misappropriation, determined that they would proceed against our Former Chief Financial Officer (notwithstanding the fact that he was the person that notified the SEC), he determined that it would be in his and the Company’s best interest if he were to settle the matter and bring closure to the investigation.  Under the terms of the settlement he was prohibited from serving as an officer or director of a publicly traded company for a period of five years and in addition was required to pay a fine.  The Company considers Mr. Mueller as an important asset of the Company with substantial depth of institutional knowledge of the Company and its position in the mining industry as well as the various players in the industry.  Without this knowledge the Company would be at a substantial disadvantage and as such, rather than terminate him or allow him to resign, we determined that we would reassign him to mining operations if he was willing to serve in that capacity.  Because he remained with the Company, we developed a protocol and scope of responsibility to meet the requirements of his settlement with the SEC and fully disclosed the protocol and scope of responsibility to the SEC Staff that had negotiated the settlement agreement.  Thus, his continuing roll with the Company has been reviewed by SEC staff who approved of his continuing roll, provided that the Company follow it.

In April 2021, the Company was served with a complaint in the State of Florida by Euro Bentley Advisors, LLC (“EBA”) for the sum of $120,000 based on the alleged breach of contract between the Company and EBA.  The Company intends to defend this action vigorously and has engaged counsel in the State of Florida for that purpose.  The Company is optimistic about its prospects for success based on local counsel’s analysis of the various factors that exist.

Item 9. Market Price of, and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters.

(a) Market Information

Prior to the Commission stop order on the trading of our common stock and became deregistered, our common stock traded on the OTC PINK Exchange under the ticker symbol “SFEG.” The following table sets forth, for the periods indicated, the high and low closing sales prices of our common stock:

	(U.S. $)
	HIGH	LOW
Fiscal 2020
Quarter ended September 30, 2019	0.0940	0.0650
Quarter ended December 31, 2019	0.0950	0.0401
Quarter ended March 31, 2020	0.0800	0.0410
Quarter ended June 30, 2020	0.0860	0.0300

Fiscal 2019
Quarter ended September 30, 2018	0.1060	0.0522
Quarter ended December 31, 2018	0.0859	0.0401
Quarter ended March 31, 2019	0.1380	0.0490
Quarter ended June 30, 2019	0.1050	0.0510

(b) Holders

There were approximately 843 record shareholders of record of the Company’s Common Stock as of March 25, 2021.

(c) Dividends

The Company has never declared or paid any cash dividends. It is the present policy of the Company to retain earnings to finance the growth and development of the business and, therefore, the Company does not anticipate paying dividends on its Common Stock in the foreseeable future.

(d) Equity Compensation Plan Information

The Company does not currently have an equity compensation plan but intends to adopt one in the future. In lieu of an equity compensation plan the Company has granted shares of restricted stock and unqualified options to purchase shares of our common stock to its officers, directors and others for services periodically.

Item 10. Recent Sales of Unregistered Securities.

During the Company’s 2019 and 2020 fiscal years ending June 30, the Company received proceeds from the sale of shares of its Common Stock of $1,661,980 and $2,080,000, respectively.  A total of 25,399,720 shares were sold during fiscal 2019 at a discount to the market price at an average price per share of $0.0144 per share, for average prices ranging between $0.1088 and $0.0481 per share.  A total of 32,452,381 shares were sold during fiscal 2020 at a discount to the market prices at an average price per share of $0.0012 per share, for average prices ranging between $0.089 and $0411 per share. The shares sold and issued were shares of restricted Common Stock made in reliance upon the exemptions from registration provided by Section 4(2) of the Securities Act of 1933, and/or Rule 506 of Regulation D promulgated thereunder. The investors were “accredited investors” and/or “sophisticated investors” pursuant to Section 501(a) of the Securities Act, who provided the Company with representations, warranties and information concerning their qualifications as a “sophisticated investor” and/or “accredited investors.” The Company provided and made available, to the investors, full information regarding its business and operations. There was no general solicitation in connection with the offers or sales of the restricted securities. The investors acquired the restricted common stock for their own accounts, for investment purposes and not with a view to public resale or distribution thereof within the meaning of the Securities Act. The restricted shares so purchased cannot be sold unless pursuant to an effective registration statement by the Company, or by exemptions from registration requirements of Section 5 of the Securities Act—the existence of any such exemptions are subject to legal review and approval by the Company.

Item 11. Description of Registrant’s Securities to be Registered.

DESCRIPTION OF SECURITIES

The authorized capital stock of Santa Fe Gold Corporation consists of 550,000,000 shares of Common Stock, $0.002 par value per share (the “Common Stock”). As of March 25, 2021, there were 436,145,778 shares of Common Stock issued and outstanding.

The following description of certain matters relating to Santa Fe Gold Corporation securities is a summary and is qualified in its entirety by the provisions of Santa Fe Gold Corporation Articles of Incorporation, the Amendments to the Articles of Incorporation and Bylaws.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. The holders of the common stock have the sole right to vote, except as otherwise provided by law, or by our certificate of incorporation.

In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of the dissolution, liquidation or winding up of Santa Fe Gold Corporation, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all our liabilities.

The holders of the common stock do not have cumulative voting rights or preemptive rights to acquire or subscribe for additional, unissued or treasury shares in accordance with the laws of the State of Delaware. Accordingly, excluding any voting rights granted to any series of our preferred stock, the holders of more than 50 percent of the issued and outstanding shares of the common stock voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares of the common stock voting for the election of the directors will be unable to elect any person or persons to the board of directors. All outstanding shares of the common stock are fully paid and nonassessable.

The laws of the State of Delaware provide that the affirmative vote of a majority of the holders of the outstanding shares of our common stock and any series of our preferred stock entitled to vote thereon is required to authorize any amendment to our articles of incorporation, any merger or consolidation of Santa Fe Gold Corporation with any corporation, or any liquidation or disposition of any substantial assets of Santa Fe Gold Corporation.

Warrants

At March 25, 2021 the Company had 12,640,483 warrants outstanding that are vested and exercisable. The warrants were issued in conjunction with restricted common stock purchases by accredited investors. At March 25, 2021, the warrants have a contractual remaining life of 2.2 years and a weighted average exercise price of $0.06.

Options

Santa Fe Gold Corporation has not issued any options or warrants to purchase shares of its common stock under a qualified option plan, although it plans to establish a qualified option plan at some point in the future. The Company has issued 30,000,000 non-qualified options at an exercise price of $0.05 and at March 25, 2021, have a contractual remaining life of 2.97 years.

Item 12. Indemnification of Directors and Officers.

Our certificate of incorporation provides to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to the Company or our stockholders for damages for breach of such director’s or officer’s fiduciary duty.  The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute.  We believe that the indemnification provisions in our certificate of incorporation are necessary to attract and retain qualified persons as directors and officers.

Delaware corporate law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Item 13. Financial Statements and Supplementary Data.

The financial statements required to be included in this registration statement appear at the end of the registration statement beginning on page F-1. (see Item 15).

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements

See the financial statements annexed to this Registration Statement which financial statements are incorporated herein by reference.

(b)	Exhibits

See below.

The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description

3.1	AZCO Original Certificate of Incorporation.
3.2	Amendment of Certificate of Incorporation dated 7/27/2007.
3.3	Amendment of Certificate of Incorporation dated 6/02/2011.
3.4	Amendment of Certificate of Incorporation dated 1/21/2019, as currently in effect.
3.5	AZCO Mining original By-laws, as currently in effect.
4.1	Form of Subscription Agreement of the Company
4.2	Form of Warrant Agreement of the Company
10.1	Billali Mine, LLC and JC Imperial, LLC Purchase Agreement
10.2	Billali Mine, LLC and JC Imperial, LLC Purchase Agreement, Amendment 1.
10.3	Billali Mine, LLC and JC Imperial, LLC Purchase Agreement, Amendment 2.
10.4	Billali Mine, LLC and JC Imperial, LLC Purchase Agreement, Amendment 3.
10.5	Billali Mine, LLC and JC Imperial, LLC Purchase Agreement, Amendment 4.
10.6	Billali Mine, LLC and JC Imperial, LLC Purchase Agreement, Amendment 5.
10.7	Thomas Property Lease Purchase Agreement.
10.8	Director Agreement, dated as of November 3, 2020, by a between Brian Adair and Santa Fe Gold Corporation.
10.9	Consulting Agreement, dated July 7, 2020, by and between Stephen Antol and Santa Fe Gold Corporation.
10.10	Employment Agreement, dated July 7, 2020, by and between Frank Mueller and Santa Fe Gold Corporation.
21.1	Subsidiaries of Santa Fe Gold Corporation.
23.1	Consent of TAAD, LLP, independent registered public accounting firm.

Santa Fe Gold Corporation
Index to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Santa Fe Gold Corp.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Santa Fe Gold Corp. (the “Company”) as of June 30, 2020 and 2019, the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Going Concern Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ TAAD LLP

We have served as the Company’s auditor since 2018

Diamond Bar, California

May 14, 2021

SANTA FE GOLD CORPORATION CONSOLIDATED BALANCE SHEETS
	June 30,	June 30,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$103,096	$264,900
Prepaid expenses and other current assets	11,873	76,921
Total current assets	114,969	341,821
Property and equipment, net	333,089	25,543
Mineral property	3,615,365	3,315,365
Finance lease right-of-use asset, net	35,370	—
Total Assets	$4,098,793	$3,682,729

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$3,662,040	$3,151,035
Accrued liabilities	574,003	645,068
Finance lease liability	16,067	—
Notes payable, current maturities	508,543	598,543
Notes payable and accrued interest to related party	—	63,499
Total Current Liabilities	4,760,653	4,458,145
Long-term debt, less current maturities	225,067	—
Finance lease liability, non-current	5,839	—
Total Liabilities	4,991,559	4,4858,145
Commitments and Contingencies
Stockholders' Deficit:
Common stock, $.002 par value, 550,000,000 shares authorized at June 30, 2020 and June 30, 2019; 415,957,718 issued and outstanding at June 30, 2020 and
379,775,217 shares issued and outstanding at June 30, 2019	831,915	759,550
Additional paid-in capital	94,399,116	91,943,704
Accumulated deficit	(96,123,797)	(93,478,670)
Total Stockholders' Deficit	(892,766)	(775,416)
Total Liabilities and Stockholders' Deficit	$4,098,793	$3,682,729

The accompanying notes are an integral part of these audited consolidated financial statements.

SANTA FE GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended June 30,
	2020	2019

Revenues	$—	$—

Operating Expenses:
Exploration and other mine related costs	1,005.726	174,329
General and administrative	1,609,708	2,669,351
Impairment of mineral lease deposits	—	210,116
Total Operating Expenses	2,615,434	3,053,796
Loss from Operations	(2,615,434)	(3,053,796)
Other Income (Expense):
Interest income	7	—
Miscellaneous income	—	638
Valuation change as interest on loaned shares from related party	—	(127,800)
Gain on debt extinguishment	—	12,620,165
Recovery of misappropriated funds	27,539	458,427
Financing costs- commodity supply agreements	—	(588,082)
Interest expense	(57,239)	(774,848)
Total Other (Expense) Income	(29,693)	11,588,500
Income (Loss) Before Provision for Income Taxes	(2,645,127)	8,534,704
Provision for Income Taxes	—	—
Net (Loss) Income	$(2,645,127)	$8,534,704

Basic and Diluted Per Share Data:
Net Income (Loss) - Basic	$0.00	$0.03
Net Income (Loss) - Diluted	0.00	$0.03
Weighted Average Common Shares Outstanding:
Basic	398,061,024	329,903,520
Diluted	398,061,024	333,688,299

The accompanying notes are an integral part of these audited consolidated financial statements.

SANTA FE GOLD CORPORATION

CONSOLIDATED STATEMENTS  OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED JUNE 30, 2020 AND 2019

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, June 30, 2018	300,000,000	$600,000	$84,113,690	$(102,013,374)	$(17,299,684)

Common shares issued for consulting	3,057,035	6,114	285,494	—	291,608
Issuance of shares loaned from related party	18,000,000	36,000	1,854,000	—	1,890,000
Sale of common shares for cash	25,399,720	50,798	1,611,182	—	1,661,980
Issuance of subscribed stock	33,318,462	66,638	2,705,553	—	2,772,191
Change in valuation of returned shares from
related party	—	—	(124,200)	—	(124,200)
Value of options issued	—	—	1,497,985	—	1,497,985
Net income	—	—	—	8,534,704	8,534,704
Balance June 30, 2019	379,775,217	$759,550	$91,943,704	$(93,478,670)	$(775,416)
Common shares issued for consulting	765,821	1,531	61,533	—	63,064
Sale of common shares for cash	32,452,381	64,905	2,015,095	—	2,080,000
Conversion of debt and salary to equity	2,964,299	5,929	178,572	—	184,501
Value of warrants issued	—	—	200,212	—	200,212
Net loss	—	—	—	(2,645,127)	(2,645,127)
Balance, June 30, 2020	415,957,718	$831,915	$94,399,116	$(96,123,797)	$(892,766)

The accompanying notes are an integral part of these audited consolidated financial statements.

SANTA FE GOLD CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(2,645,127)	$8,534,704
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock based compensation	63,064	291,608
Warrant/option expense from derivative liability	200,212	1,497,985
Valuation change as interest on loaned shares by related party	—	127,800
Financing costs - commodity supply agreement	—	588,082
Impairment of mineral deposit	—	210,116
Depreciation and amortization	45,990	—
Non-cash interest expense	4,894	—
Loss on debt conversion	36,286	—
Gain on debt forgiveness	—	(12,620,165)
Net change in operating assets and liabilities:
Prepaid expenses and other current assets	65,048	(65,241)
Accounts payable and accrued liabilities	439,940	743,444
Net Cash Used in Operating Activities	(1,789,693)	(691,667)

Cash Flows from Investing Activities:
Payment on mineral property purchase agreement	—	(615,365)
Payment on mineral leases	(300,000)	(200,000)
Purchase of equipment	(344,401)	(25,543)
Refund of joint venture investment	—	25,000
Net Cash Used in Investing Activities	(644,401)	(815,908)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	2,080,000	1,661,980
Note payable proceeds	—	239,750
SBA PPP loan proceeds	224,700	—
Loan proceeds from related party	80,189	61,848
Payment on ROU lease option	(15,000)	—
Payments on lease principle	(7,599)	—
Payment on note payable	(90,000)	(210,000)
Net Cash Provided by Financing Activities	2,272,290	1,753,578

Net (Decrease) Increase in Cash and Cash Equivalents	(161,804)	246,003
Cash and Cash Equivalents Beginning of year	264,900	18,897
Cash and Cash Equivalents End of Year	$103,096	$264,900

Supplemental Cash Flow Information:
Cash paid for interest	$—	$100,000
Cash paid for income taxes	$—	$—

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Loaned shares returned to related party	$—	$1,890,000
Change in valuation of loaned shares from related party	$—	$(124,200)

The accompanying notes are an integral part of the audited consolidated financial statements.

SANTA FE GOLD CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

Santa Fe Gold Corporation (the “Company”, “our” or “we”) is a U.S. mining company incorporated in Delaware in August 1991. Our general business strategy is to acquire, explore, develop and mine mineral properties. The Company elected on August 26, 2015, to file for Chapter 11 Bankruptcy protection, Case # 15-11761 (MFW) and that case was dismissed on June 15, 2016. The Summit Silver-Gold Project, the Lordsburg Copper Project, Black Canyon Mica Project, Planet MIO Project, all claims and other assets were lost in the process. After the Company emerged from the bankruptcy with a management team of two with no assets, we developed a business plan to raise equity funds to acquire new mining claims, a potential processing plant or arrangements with a processing plant in an acceptable geographic location to potential new mining claims.

In August 2017, the Company acquired all the capital stock of Bullard’s Peak Corporation and the related patented and unpatented claims in the Black Hawk district of New Mexico from Black Hawk Consolidated Mines Company for a purchase price of $3,115,365. The mine property is known as the Alhambra mine site. The transaction was finalized and closed in April 2019. The mining property acquired is an asset in our subsidiary, Mineral Acquisitions, LLC.

In January 2019 the Company has acquired right of use on two properties in western New Mexico, consisting of eight (8) patented claims and two unpatented claims, all located in the Steeple Rock Mining District, Grant County, New Mexico and a related water rights lease agreement. The two properties are known as the Billali Mine and the Jim Crow Imperial Mine. The Company has made improvements to the Jim Crow Imperial mine and has commenced mining operations during the third calendar quarter of 2020. In the last week of November 2020, our mine manager contacted the COVID-19 virus and later two of our employee miners contacted it also and we shut the mining operation down and currently the mines and equipment are under a maintenance protocol.

We are considered an “exploration stage” company under the U.S. Securities and Exchange Commission (“SEC”) Industry Guide 7. The  mining leases and other mineral rights we have control of, however, none of them contain any proven or probable reserves, as defined under SEC Guide 7. As such, they are all currently considered “exploratory” in nature.

Covid-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

At this time, we cannot foresee whether the outbreak of COVID-19 will be effectively contained, nor can we predict the severity and duration of its impact. If the outbreak of COVID-19 is not effectively and timely controlled, our business plans and financial condition may be materially and adversely affected as a result of the potential deteriorating economic outlook or other factors that we cannot foresee. Any of these factors and other factors beyond our control could have an adverse effect on the overall business environment and cause our business to suffer in ways that we cannot predict at this time and that may materially and adversely impact our business plans, financial condition and results of operations.

With three of our mine employees contacted the COVID-19 virus in the last week of November 2020, we shut the mining operation down and currently the mines and equipment are under a maintenance protocol. With the current COVID -19 situation and the current inability to process the mined ore we anticipate not restarting the mining operation until late May 2021.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Liquidity and Going Concern

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

Below presents summary financial information at the two fiscal years presented in this Form 10 filing.

	June 30,
	2020	2019
Cash on hand	$103,096	$264,900
Working capital deficit	$4,645,684	$4,116,324
Stockholder deficit	$892,766	$775,416
Current year net income (loss)	$(2,645,127)	$8,534,704

On August 26, 2015, Santa Fe filed for Chapter 11 Bankruptcy protection, Case # 15-11761 (MFW) in Delaware. With the dismissal of our bankruptcy case in June 15, 2016, all assets of the Company were sold. These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern.

To continue as a going concern, the Company is dependent on continued capital financing for project development, repayment of various debt facilities and payment of current operating expenses until the Company has implemented production at one of our recently acquired mine sites and generating substantial cash flow from operations and an acceptable source to process the mineralized ore to generate revenue. We have no commitment from any party to provide additional working capital and there is no assurance that any funding will be available as required, or if available, that its terms will be favorable or acceptable to the Company.

As of the fiscal years ending June 30, 2020 and 2019, the Company was in default on accounts payable and debt facility payments that relate to our pre-bankruptcy non judgement debt as follows:

	June 30,
	2020	2019
Accounts payable	$2,888,847	$2,760,844
Other notes payable	$398,793	$398,793
Accrued liabilities and interest	$281,413	$504,531

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries AZCO Mica, Inc., a Delaware corporation, The Lordsburg Mining Company, a New Mexico corporation, Santa Fe Gold Barbados Corporation, a Barbados corporation, Santa Fe Acquisitions Company, a New Mexico Limited Liability Company, Minerals Acquisitions, LLC, a New Mexico Limited Liability Company and Bullard’s Peak Corporation, a New Mexico corporation. All significant inter-company accounts and transactions have been eliminated in consolidation.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates under different assumptions or conditions.

Significant estimates are used when accounting for the Company’s carrying value of mineral properties, useful life of fixed assets, depreciation and amortization, accruals, derivative instrument liabilities, taxes and contingencies, asset retirement obligations, revenue recognition, and stock-based compensation which are discussed in the respective notes to the consolidated financial statements.

Fair Value of Financial Instruments

The carrying values of cash, miscellaneous receivables, accounts and notes payable and accrued liabilities approximated their related fair values as of June 30, 2020 and 2019, due to the relatively short-term nature of these instruments.

Cash and Cash Equivalents

The Company considers all liquid investments purchased with an initial maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash balances.

Property and Equipment

Property is carried at cost. The cost of repairs and maintenance are expensed as incurred and major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets as follows.

              Vehicles     5 years

              Mine equipment     7 years

              General equipment  3-7 years

              Small tools1.25 years

Mine Development

Mine development costs include engineering and metallurgical studies, drilling, and other related costs to delineate an ore body, and the building of access ways, shafts, lateral access, drifts, ramps and other infrastructure in an underground mine. Costs incurred before mineralization is classified as proven and probable reserves are expensed and classified as exploration expense. Capitalization of mine development project costs, that meet the definition of an asset, begins once mineralization is classified as proven and probable reserves.

Drilling and related costs are capitalized for an ore body where proven and probable reserves exist and the activities are directed at obtaining additional information on the ore body or converting non-reserve mineralization to proven and probable reserves. All other drilling and related costs are expensed as incurred. Drilling costs incurred during the production phase for operational ore control are allocated to inventory costs and then included as a component of costs applicable to sales.

Mine development is amortized using the units-of-production method based upon estimated recoverable ounces in proven and probable reserves. To the extent that these costs benefit an entire ore body, they are amortized over the estimated life of the ore body. Costs incurred to access specific ore blocks or areas that only provide benefit over the life of that area are amortized over the estimated life of that specific ore body. Currently, with no claims or mines in our possession with proven and probable reserves, we have no development costs incurred.

As of June 30, 2020, the Company has not established proven or probable reserves or established the commercial feasibility of any of our exploration projects and all development costs are expensed as incurred.

Mineral Rights

Mineral properties are capitalized at their fair value at the acquisition date, either as an individual asset purchase or as part of a business combination. When it is determined that a mineral property can be economically developed as a result of establishing reserves, subsequent mine development is capitalized and are amortized using the units of production method over the estimated life of the ore body based on estimated recoverable tonnage in proven and probable reserves.

The Company’s mineral rights generally are enforceable regardless of whether proven and probable reserves have been established. The Company has the ability and intent to renew mineral interests where the existing term is not sufficient to recover all identified and valued proven and probable reserves and/or undeveloped mineralized material.

Costs of exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established.

When a property reaches the production stage, the related capitalized costs are amortized on a units-of-production basis over the proven and probable reserves following the commencement of production. The Company assesses the carrying costs of the capitalized mineral properties for impairment under ASC 360-10, “Impairment of long-lived assets”, and evaluates the carrying value under ASC 930-360, “Extractive Activities - Mining”, annually. An impairment is recognized when the sum of the expected undiscounted future cash flows is less than the carrying amount of the mineral properties. Impairment losses, if any, are measured as the excess of the carrying amount of the mineral properties over its estimated fair value.

To date, the Company has not established the commercial feasibility of any of our exploration prospects; therefore, all exploration costs are expensed as incurred.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not recognize any impairment during the fiscal years ended June 30, 2020 and 2019.

Reclamation and Asset Retirement Costs

Reclamation obligations are recognized when incurred and recorded as liabilities at fair value. The liability is accreted over time through periodic charges to accretion expense. The asset retirement cost is capitalized as part of the asset’s carrying value and depreciated over the life of the related asset. Reclamation costs are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs. The reclamation obligation is based on when spending for an existing disturbance will occur. The Company reviews, on an annual basis, unless otherwise deemed necessary, the reclamation obligation at each mine site in accordance with ASC guidance for reclamation obligations.  No reclamation costs were required for the end of our fiscal years June 30, 2020 and 2019.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. From time to time, the Company reviews the terms of convertible debt, equity instruments and other financing arrangements to determine whether there are embedded derivative instruments, including embedded conversion options that are required to be bifurcated and accounted for separately as a derivative financial instrument. Also, in connection with the issuance of financing instruments, the Company may issue freestanding options or warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity. The Company may also issue options or warrants to non-employees in connection with consulting or other services.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. To the extent that the initial fair values of the freestanding and/or bifurcated derivative instrument liabilities exceed the total proceeds received, an immediate charge to income is recognized as a one-day derivative loss, in order to initially record the derivative instrument liabilities at their fair value.

The discount from the face value of convertible debt or equity instruments resulting from allocating some or all of the proceeds to the derivative instruments, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to income, using the effective interest method.

When required to arrive at the fair value of derivatives associated with the convertible notes and warrants, a Black Scholes or Monte Carlo models are utilized that values the Convertible Note and Warrant based on average discounted cash flow factoring in the various potential outcomes by a Chartered Financial Analyst (‘CFA”). In determining the fair value of the financial derivatives, the CFA assumed that the Company’s business would be conducted as a going concern.

 The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. If reclassification is required, the fair value of the derivative instrument, as of the determination date, is reclassified. Any previous charges or credits to income for changes in the fair value of the derivative instrument are not reversed. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with a term of more than one year. Accounting by lessors will remain similar to existing U.S. GAAP. Subsequent accounting standards updates have been issued, which amend and/or clarify the application of ASU 2016-02. For the purposes of recognizing ROU assets and lease liabilities associated with the Company’s leases, the Company has elected the practical expedient to not recognize a ROU asset or lease liability for short-term leases, which are leases with a term of twelve months or less. The lease term is defined as the noncancelable portion of the lease term plus any periods covered by an option to extend the lease if it is reasonably certain that the option will be exercised. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018.  The Company adopted Topic 842 as of July 1, 2019 and at this time the new standard did not have a significant impact on our consolidated financial statements until significant a lease agreement is entered.

Warrants

In connection with certain financing, the Company has issued warrants to purchase shares of its common stock. The outstanding warrants are standalone instruments that are not puttable or mandatorily redeemable by the holder and are classified as equity awards. The Company measures the fair value of the awards using the Black-Scholes option pricing model as of the measurement date. Warrants are recorded at fair value as expense over the requisite service period or at the date of issuance, if there is not a service period.

The Company assessed the classification of its common stock purchase warrants as of the date of each equity offering and determines that such instruments meet the criteria for equity classification, as the settlement terms indicate that the instruments are indexed to the entity’s underlying stock.

Income Taxes

The Company accounts for income taxes using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. A valuation allowance is recorded when it is more likely than not that deferred tax assets will be unrealizable in future periods. As of June 30, 2020, and 2019 the Company has recorded a valuation allowance against the full amount of its net deferred tax assets. The inability to foresee taxable income in future years makes it more likely than not that the Company will not realize its recorded deferred tax assets in future periods.

Net Earnings (Loss) Per Share

Basic earnings (loss) per share are calculated by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share are calculated by dividing net income by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation. For the fiscal year ended June 30, 2020, the impact of outstanding stock equivalents has not been included as they would be anti-dilutive.

A reconciliation of the weighted average shares outstanding used in the basic and diluted earnings per share computation (“EPS”) for the fiscal year ended June 30, 2019, as follows:

June 30, 2019:

	Net Income (Numerator)	Weighted Average Common Shares (Denominator)	Per Share Amount
Basic EPS
Income available to common stockholders	$8,534,704	329,903,520	$ 0.03
Diluted EPS
Dilutive effect of options	—	3,784,779
Income available to common stockholders plus assumed exercise of options and warrants	$8,534,704	333,688,299	$0.03

The number of warrants excluded from the calculation of diluted earnings per share for the fiscal year ended June 30, 2019, was 100,000, because their inclusion would have been anti-dilutive.

Stock-Based Compensation

In connection with terms of employment with the Company’s executives and employees, the Company occasionally issues options to acquire its common stock. Awards are made at the discretion of the Board of Directors. Such options may be exercisable at varying exercise prices and generally vested upon date of grant or may vest over a period of six months to a year. The Company accounts for option-based compensation on the grant date fair value of the award. The Company estimates the fair value of the award using the Black-Scholes option pricing model for valuation of the share-based payments. The Company believes this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for actual exercise behavior of option holders. The compensation cost is recognized over the expected vesting period.

The Company has adopted the provisions of FASB ASC 718, “Stock Compensation” (“ASC 718”), which establishes accounting for equity instruments exchanged for employee services. Under the provisions of ASC 718, stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).  New shares of the Company’s common stock are issued for any options exercised.

Share based payments to nonemployees are valued at the earlier or a commitment date or completion of services. Stock based compensation for the fiscal years ended June 30, 2020 and 2019 was $63,064 and $291,608, respectively. Warrant and option expense for the fiscal years ended June 30, 2020 and 2019 was $200,212 and $1,497,985, respectively.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with a term of more than one year. Accounting by lessors will remain similar to existing U.S. GAAP. Subsequent accounting standards updates have been issued, which amend and/or clarify the application of ASU 2016-02. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018.  The Company adopted Topic 842 as of July 1, 2019 and at that time the new standard did not have an impact on our consolidated financial statements until significant a lease agreement is entered.

In June 2018, the FASB issued ASU 2018-07, “Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting”, which expands the scope of Topic 718 to include all share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 specifies that Topic 718 applies to all share-based payment transactions in which the grantor acquires goods and services to be used or consumed in its own operations by issuing share-based payment awards. ASU 2018-07 also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC 606. ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted, but no earlier than adoption of ASC 606. The Company adopted ASU 2018-07, effective July 1, 2019, and determined the adoption of this standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which removes, modifies and adds various disclosure requirements related to fair value disclosures. Disclosures related to transfers between fair value hierarchy levels will be removed and further detail around changes in unrealized gains and losses for the period and unobservable inputs used in determining level 3 fair value measurements will be added, among other changes. ASU 2018-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is currently evaluating this guidance and the impact on its Consolidated Financial Statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The standard is effective for annual periods beginning after December 15, 2020 and interim periods within, with early adoption permitted. Adoption of the standard requires certain changes to be made prospectively, with some changes to be made retrospectively. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements and results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future financial position, results of operations or cash flows.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at June 30, 2020 and 2019:

	June 30,
	2020	2019
Vehicles	$26,442	$20,7255
Mine equipment	146,399	—
General equipment	157,221	4,818
Small tools	4,882	—
Land	35,000	—
	369,944	25,5433
Less: accumulated depreciation	(36,855)	—
Property and equipment , net	$333,089	$25,5433

Depreciation expense on property and equipment for the years ended June 30, 2020 and 2019 was $36,855 and $0, respectively.

NOTE 4 – MINERAL PROPERTIES

The Company has capitalized acquisition costs on mineral properties at June 30, 2020 and 2019:

	June 30,
	2020	2019
Alhambra – Blackhawk project	$3,115,365	$3,115,365
Billali – Jim crow Imperial minerals rights	500,000	200,000
	3,615,365	3,315,365
Less: Accumulated amortization	—	—
Mineral property	$3,615,365	$3,315,365

Exploration Status

We have not established that the Alhambra - Blackhawk project or  Billali Mine - Jim Crow Mine rights projects contain proven or probably reserves, as defined under Industry Guide 7.  Minimal exploration activities have commenced to date and minimal exploration costs have been incurred and expensed. To date, the Company has not (i) commenced or adopted plans to conduct any exploration, (ii) prepared drilling plans, proposals, timetables or budgets for exploration work, or (iii) identified engineers and other personnel that will conduct or assist in any exploration work.  The Company will need to raise funds to conduct exploration work and it currently lacks a firm financing commitment for any exploration activities.

The Company commenced development of the Jim Crow mine in late 2019. Work to date has consisted of beginning the upgrading of the surface facilities, rehabilitating the shaft, expanding the hoisting capability and underground development on three levels. A crushing plant was purchased and installed at Duncan, Arizona, in late 2019. The Company has the right to cancel the Agreement at any time.

Acquired mineral rights are considered tangible assets under ASC 930-805. ASC 930-805 requires that mineral rights be recognized at fair value as of the acquisition date.  Mining assets include mineral rights. The payments made under the Billali Mine - Jim Crow Mine Agreement are capitalized by the Company and when a revenue stream is attained the capitalized balance will amortized.

NOTE 5 - ACCRUED LIABILITIES

Accrued liabilities consist of the following at June 30, 2020 and 2019:

	June 30,
	2020	2019
Franchise taxes	$7,192	$8,697
Audit fees	—	18,557
Payroll burden	120,628	124,619
Vacation	67,880	15,771
Property taxes	—	253,523
Accrued director fees	75,000	—
Other	58,000	29,580
Interest	245,303	194,321
	$574,003	$645,068

NOTE 6 - NOTES PAYABLE

Canarc Share Exchange Agreement

Pursuant to Share Exchange Agreement (the "Share Exchange Agreement") with Canarc Resource Corp., a British Columbia, Canada corporation whose common shares are listed on the TSX Exchange under the symbol CCM ("Canarc") on July 15, 2014, the Company and Carnac entered into an interim financing facility pursuant to which Canarc advanced a $200,000 loan to the Company and a $20,000 merger advance. The loan bears interest an initial compounded rate of 1% a month and was due and payable upon the closing of a gold bond financing by the Company or January 15, 2015, if the financing does not close. The financing did not close under this Agreement and the accrued compounded interest at that date was added to the principle and the interest rate was increased to 14% per annum on the outstanding balance per the Share Exchange Agreement.

In December 2016 the court administered trust paid $9,897 to the note holder and was applied against the accrued interest on the note and was recorded as a gain on trust debt forgiveness. The principal, accrued interest and merger advance outstanding at June 30, 2017, and thereafter, is past due and in default.

A Forbearance Agreement by and among Santa Fe and Canarc was entered into and effective as of February 12, 2018. The Company agreed with Canarc to make four installment payments as follows: (i) $25,000 on February 14, 2018; (ii) $25,000 on June 30, 2018; (iii) $85,000 on October 1, 2018; and (iv) $85,000 on December 31, 2018.  All payments were made on a timely basis. With the final payment completed, Canarc forgave $12,522 of accrued interest and note principle of $100,103 as per the terms of the agreement and the Company recorded a gain on debt extinguishment of $112,625 in the quarter ended December 31, 2018. Interest expense for the fiscal year ended June 30, 2019 was $8,441.

Installment Sales Note

On June 1, 2012, the Company entered into an installment sales contract for $593,657 to purchase certain equipment. The term of the agreement is for 48 months at an interest rate of 5.75%, secured by the equipment. The balance owed on the installment sales contract was $398,793 at June 30, 2020 and 2019, respectively, had accrued interest of $133,548 and $110,618, respectively and interest expense of $22,930, respectively for the fiscal years ended June 30, 2012. The Company has been unable to make its monthly payments since November 2013 and has been in default since that time. The installment sales contract is due and in default at June 30, 2020 and 2019. The equipment has been returned to the vendor for sale, and the equipment remains unsold.

Tyhee Merger Agreement

In conjunction with the Merger Agreement, Tyhee Gold Corp. (“Tyhee”) and the Company entered into a Bridge Loan Agreement (“Bridge Loan”), pursuant to which Tyhee was obligated to advance up to $3 million to the Company in accordance with the terms thereof. Tyhee advanced the Company $1,745,092 under the Bridge Loan as of June 30, 2014. The Bridge Loan bears an annual interest rate of 24%. At this time the Company and Tyhee are in disagreement as to the due date of the Bridge Loan. Tyhee has provided the Company with purported notice of default under the Bridge Loan Agreement. The Company has numerous claims against Tyhee resulting from the Merger Agreement, Tyhee’s failure to fund the total $3 million under the Bridge Loan and Tyhee’s allocation of the proceeds from the Bridge Loan. The Company recorded merger expenses that are due to Tyhee of $269,986 and was included in accrued liabilities at June 30, 2018. This amount is net of a break fee of $300,000 due to the Company from Tyhee.  Interest expense for the fiscal year ended June 30, 2019 was $418,822.

At the end of the Company’s fiscal year ended June 30, 2019, the Company wrote off this debt, related accrued interest and accrued merger expense aggregating $4,170,413. The write off of debt was related to a finance facility under British Columbia statutes. The Company retained legal services in British Columbia to research the British Columbia statutes of limitations on the collectability of the finance facilities. Legal counsel reviewed all related documents, records of proceedings and all records and documents deemed relevant to the finance facility. It was determined that the finance facility was subject to the laws of the Providence of British Columbia and the federal laws of Canada. The Company received a written legal opinion from legal counsel that the researched finance facility under the Limitations Act (British Columbia) and any relevant case law in British Columbia, that the statute of limitations has run for the finance facility liability pursuant to the Limitations Act (British Columbia) and that no future claims can be commenced in the Providence of British Columbia and the Company has no outstanding legal obligation on the finance facilities.

Notes Payable

An individual during the prior fiscal year loaned Company $239,750 of which the Company paid back $40,000 during that current fiscal year and $90,000 was paid back during the current fiscal year. The loan is at an annual interest rate of  6%, has no stated due date and is payable on demand by the lender. Accrued interest on the loan at June 30, 2020 and June 30, 2019 was $17,289 and $7,793, respectively. Balance of the loan at June 30, 2020 and June 30, 2019 was $109,750 and $199,750, respectively. Interest expense on the loan for the fiscal years ended June 30, 2020 and 2019 is $7,544 and $4,226, respectively.

The following summarizes notes payable:

	June 30,
	2020	2019
Installment sales note in 48 monthly installments of $13,874, Including interest through July 16, 2016	$398,793	$398,793
Note payable, interest at 6%	109,750	199,750
	$508,543	$598,543

NOTE 7 – COMPLETION GUARANTEE PAYABLE

At June 30, 2012, the Company calculated the completion guarantee payable provided by Amendment 1 under the Gold Stream Agreement with Sandstorm. Based upon the provisions of the Agreement and the related completion guarantee test, incremental financing charges totaling $504,049 were recognized in Other Expenses and accrued at June 30, 2012. These accrued charges, combined with the remaining unaccredited liability totaled $3,359,873 at June 30, 2018 and $0 at June 30, 2019. Interest of $176,393 was expensed during the fiscal year ended June 30, 2019.

At the end of the Company’s fiscal year ended June 30, 2019, the Company wrote off this debt and related accrued interest aggregating $4,594,622. At June 30, 2019 we also wrote off the liability associated with undelivered gold under the Commodity Supply Agreement aggregating $3,742,504, which liability was presented in accrued liabilities on the balance sheet. The write off of debt was related to finance facilities under British Columbia statutes. The Company retained legal services in British Columbia to research the British Columbia statutes of limitations on the collectability of the finance facilities. Legal counsel reviewed all related documents, records of proceedings and all records and documents deemed relevant to the two finance facilities. It was determined that the finance facilities were subject to the laws of the Province of British Columbia and the federal laws of Canada. The Company received a written legal opinion from legal counsel that the two researched finance facilities under the Limitations Act (British Columbia) and any relevant case law in British Columbia, that the statute of limitations has run for the two finance facility liabilities pursuant to the Limitations Act (British Columbia) and that no future claims can be commenced in the Province of British Columbia and the Company has no outstanding legal obligation on the finance facilities.

NOTE 8 - SHARES SUBJECT TO MANDATORY REDEMPTION BY RELATED PARTY

On August 9, 2017, a related party returned a certificate for 20,000,000 shares of common stock and was issued a new certificate for 2,000,000 shares on the same date. The related party loaned the 18,000,000 shares to the Company to raise additional working capital until the Company increased the authorized common shares of the Company. The related party set no specified return date after the increased share authorization and may make the election at their discretion. The value of the 18,000,000 shares is determined according to ASC 480, “Distinguishing Liabilities from Equity”. On the return date of the shares to the Company the shares were valued at the market value. On each subsequent period measurement closing, the shares will be valued at the current market price and any increase in valuation from the initial valuation will be recorded as a designated interest expense. Any decrease in valuation from the initial valuation will be recorded to Addition Paid in Capital as the obligation is to a related party of the Company. The initial valuation on August 9, 2017 was $1,762,200.

The loaned shares were returned to the related party on January 23, 2019. The obligation of associated theses shares was eliminated and a corresponding entry made to Common Stock and Additional Paid in Capital. On the date the shares were returned to the related party, the market value was $1,890,000. The increase the share valuation on the return date and elimination of the obligation to the related party was $468,000, of which Additional Paid in Capital was charged $340,200 and interest expense was charged $ 127,800.

NOTE 9 – FINANCE LEASE OBLIGATION

We signed a finance lease purchase agreement effective January 1, 2020, for the acquisition of a non-mineral property for our processing plant site to house our crusher and related future milling operations.

The determination of whether an arrangement contains a lease and the classification of a lease, if applicable, is made at lease commencement, at which time the Company also measures and recognizes an right of use (“ROU”) asset, representing the Company’s right to use the underlying asset, and a lease liability, representing the Company’s obligation to make lease payments under the terms of the arrangement. For the purposes of recognizing ROU assets and lease liabilities associated with the Company’s leases, the Company has elected the practical expedient to not recognize a ROU asset or lease liability for short-term leases, which are leases with a term of twelve months or less. The lease term is defined as the noncancelable portion of the lease term plus any periods covered by an option to extend the lease if it is reasonably certain that the option will be exercised.

ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The rates implicit within the Company's lease is not determinable. The determination of the Company’s incremental borrowing rate requires judgment. The incremental borrowing rate is determined at lease commencement and the Company determined its incremental borrowing rate on the finance lease to be 12%. At the lease inception, the Company recorded a ROU asset of $44,505 and a corresponding lease liability of $29,505. The asset value is comprised of the present value of the lease payments at inception of $29,505 and the payment of the purchase option price of $15,000 at the lease inception for a total of $44,505.

The components of lease expense and supplemental cash flow information related to lease for the period are as follows:

Year ended June 30, 2020
Lease Cost:
Financing lease cost included in exploration and mine costs is $9,136 and $1,401 in interest expense in Company’s audited consolidated statement of operations	$10,537
Other Information:
Cash paid for amounts included in the measurement of lease liabilities for the year ended June 30, 2020	$9,000
Remaining lease term - operating lease (in years)	1.333
Discount rate - financing lease	12.0%
Effective rate - financing lease	13.1%
As of June 30, 2020
Financing lease:
Right-of-use asset, net	$35,370
Financing lease liability - current portion	16,067
Financing lease liability - non-current portion	5,839
Total operating lease liabilities	$21,906
Fiscal Year Ending 6/30:	Financing Lease
2021	$18,000
2022	6,000
Total lease payments	$24,000
Less: Present value discount	(2,094)
Present value of lease liabilities	$21,906

Lease associated costs were $10,537 during the fiscal year ended June 30, 2020, and there were no associated lease costs during the fiscal year ended June 30, 2019.

NOTE 10 – LONG-TERM DEBT

Paycheck Protection Program Loans

During the quarter ending June 30, 2020, the Company entered into a Promissory Notes (the “PPP Notes”) with Bank of Oklahoma as the lender (the “Lender”), pursuant to which the Lender agreed to make the loans to the Company under the Paycheck Protection Program (the "PPP Loan") offered by the U.S. Small Business Administration (the “SBA”) in a principal amount of $224,700 pursuant to Title 1 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”).

The PPP Loan proceeds are available to be used to pay for payroll costs, including salaries, commissions, and similar compensation, group health care benefits, and paid leaves; rent; utilities; and interest on certain other outstanding debt. The amount that will be forgiven will be calculated in part with reference to the Company’s full time headcount during the twenty-four week covered period, as adjusted for current regulation updates, following the funding of the PPP Loan.

The interest rate on the PPP Note is a fixed rate of 1% per annum. To the extent that the amounts owed under the PPP Loans, or a portion of them, are not forgiven, the Company will be required to make principal and interest payments. Currently, the deferral period for payments of principal and interest has been extended to 10 months from the end of the covered period. The loan forgiveness application must be submitted to the lender within the 10 months after the 24-week covered period. The Company will not have to begin principal and interest payments before the date on which the SBA remits the loan forgiveness amount to the lender.

Under current regulations, any monthly installments would begin approximately sixteen months from April 30, 2020. The PPP Note matures in two years from that date. The PPP Note includes events of default. Upon the occurrence of an event of default, the Lender will have the right to exercise remedies against the Company, including the right to require immediate payment of all amounts due under the PPP Note.

The following summarizes Paycheck Protection Program Loans at June 30, 2020 and 2019:

	June 30,
	2020	2019
Loans payable to bank under the Paycheck Protection Program	$224,700	$—
Accrued interest on Paycheck Protection Program Loans	367	—
	$225,067	$—

NOTE 11 – FAIR VALUE MEASUREMENTS

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.  A slight change in unobservable inputs such as volatility can significantly have a significant impact on the fair value measurement of the derivatives liabilities.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accounts payable approximate their fair values because of the short maturity of these instruments.

NOTE 12- CONTINGENCIES AND COMMITMENTS

Mineral Property Rights

The Company determined the agreement on the Billali and Jim Crow/Imperial mines is a right to use lease and is cancellable at any time by the Company. There are no interest charges provided for in the Agreement.

Costs of exploration, mine development, and carrying and retaining unproven mineral lease properties are expensed as incurred. The Company expenses all mineral exploration and development costs as incurred as we are  in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. The Company will capitalize the payments under the Agreement as made. At the time the Company has a revenue stream from this project, the Company will amortize the capitalized payment balance each quarter. Companies that have reserves under Guide 7 typically capitalize these costs, and subsequently depreciate or amortize them on a units-of-production basis as reserves are mined. Unlike these other companies, on properties that have no reserves we will depreciate or amortize any capitalized costs based on the most appropriate amortization method, which includes straight-line or units-of-production method over the estimated life of the mine, as determined by our geologist. As we have no reliable information to compute a units of production methodology, we will amortize our capitalized costs on a straight-line basis  over the estimated remaining mine life.

As of June 30, 2020, the Company has not established the commercial feasibility of any of our exploration projects; therefore, all exploration costs are being expensed. In our current fiscal year ended we capitalized payments of $300,000 under the Agreement.

Payments under Amendment Five of the Agreement on the Billali and Jim Crow/Imperial mines are estimated as follows:

Fiscal years ending June 30:
Prior year payments to 6/30/2020	$500,000
2021	300,000
2022	575,000
2023	1,475,000
2024	2,100,000
2025	2,100,000
Thereafter	2,950,000
Total lease payments	$10,000,000

Office and Real Property Leases

The Company’s office consists of a single room located in Albuquerque, NM, at the home of the former CFO for a monthly rent of $550 until the Company is required to lease increased office space due to additional personnel requirements. Rental expense was $6,600 for fiscal years ended June 30, 2020 and 2019, respectively.

Title to Mineral Properties

Although the Company has taken steps, consistent with industry standards, to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Company’s title. Such properties may be subject to prior agreements or transfers and title may be affected by undetected defects.

NOTE 13 - STOCKHOLDERS’ DEFICIT

Common Stock Transactions

Fiscal year ended June 30, 2020, the Company:

(i)	Issued an aggregate of 765,821 shares of restricted common stock for consulting services at a value of $63,064 on the dates of issuances;
(ii)	Accepted subscriptions for an aggregate of 32,452,381 shares of restricted common stock s from accredited investors for cash proceeds of $2,080,000; and
(iii)	Issued 2,964,299 shares of restricted common stock for the conversion debt of $148,215 to equity and recognized a loss on conversion of $36,286.

Fiscal year ended June 30, 2019, the Company:

(i)	Issued an aggregate of 3,057,035 shares of restricted common stock for consulting services at a value of $291,608 on the dates of issuances;
(ii)	Issued an aggregate of 25,399,720 shares of restricted common stock to accredited investors for cash proceeds of $1,661,980 and finder’s fees of $20,000 were paid in connection therewith;
(iii)

Issued an aggregate of 33,318,462 shares of restricted common stock for subscribed shares from accredited investors, consulting shares granted and wage conversion shares not issued at June 30, 2018, with a value of $2,772,191; and

(iv)	Issued 18,000,000 loaned shares to a related party at a value on the date of issuance of $1,890,000.

Subscribed Capital

During the fiscal year ended June 30, 2018, the Company accepted stock subscriptions and related warrant payments from accredited investors of $2,335,362, for an aggregate of 29,191,978 shares of restricted common stock in excess of authorized capital.  The Company also approved the issuance of 3,650,000 shares of restricted stock for consulting fees with a value of $389,181 on the date of grant. The Company converted a back salary to an officer amounting of $23,824 into 476,484 shares of restricted common stock with a market value of $47,648 on the date of conversion and recorded a loss on debt conversion of $23,824. At June 30, 2018, the Company had 33,318,462 unissued shares at a value of $2,772,191. The Company received authorization by the shareholders to increase Company’s authorized capital to 550,000,000 common shares in January 2019, and the subscribed capital shares were subsequently issued.

Warrants

During the fiscal year ended June 30, 2020, the Company issued 4,982,149 three-year warrants at a strike price of $0.05 as part of private placements to accredited investors and for conversion of debt to equity and none were issued in our fiscal year 2019.

During the fiscal year ended June 30, 2019, 4,320,000 warrants expired and none expired in our fiscal year 2020.

Stock Options

During the fiscal year ended June 30, 2019, 15,000,000 options were granted to each of two directors for their efforts to revive the Company. The options had a five-year life and an exercise price of $0.05 per share, the market value on the date of the grant and have a non-cash exercise provision. The Black-Sholes value of the issued options was $$1,497,790. During each our fiscal years ended June 30, 2020 and 2019, 100,000 options expired, respectively.

The Black-Scholes option-pricing model was used to estimate the fair value of the options and warrants with the following weighted-average assumptions for the fiscal years ending June 30, 2020 and 2019 were as follows

	June 30, 2020	June 30, 2019
Risk-free interest rate	0.18% - 0.30%	2.34%
Expected volatility	120.40 – 126.39%	285.29%
Expected life (years)	3	5
Expected dividend yield	0%	0%

Stock option and warrant activity for the fiscal years ended June 30, 2020 and 2019 are as follows:

Stock Options				Stock Warrants
			Weighted			Weighted
			Average			Average
	Number of		Exercise	Number of		Exercise
	Shares		Price	Shares		Price
Outstanding at June 30, 2018	200,000		$0.075	4,420,000		$0.15

Granted	30,000,000		0.05	---	$	---
Cancelled	---		---	---		---
Expired	(100,000)		$0.08	(4,320,000)		$0.15
Exercised	---		---	---		---
Outstanding June 30, 2019	30,100,000		$0.05	100,000		$0.15

Granted	---	$	---	4,982,149		$0.05
Canceled	---		---	---		---
Expired	(100,000)		$0.07	---		---
Exercised	---		---	---		---
Outstanding at June 30, 2020	30,000,000		$0.05	5,082,149		$0.05

Stock options and warrants outstanding and exercisable at June 30, 2020, are as follows:

	Outstanding and Exercisable Options					Outstanding and Exercisable Warrants
			Weighted					Weighted
			Average					Average
			Contractual	Weighted				Contractual	Weighted
Exercise			Remaining	Average	Exercise			Remaining	Average
Price	Outstanding	Exercisable	Life	Exercise	Price	Outstanding	Exercisable	Life	Exercise
Range	Number	Number	(in Years)	Price	Range	Number	Number	(in Years)	Price
$0.05	30,000,000	30,000,000	3.72	$0.05	$0.05	4,982,149	4,982,149	2.78	$0.05
	---	---				100,000	100,000	2.46	$0.15
	30,000,000	30,000,000				5,082,149	5,082,149

	Outstanding Options		3.72	$0.05	Outstanding Warrants			2.77	$0.05

	Exercisable Options		3.72	$0.05	Exercisable Warrants			2.77	$0.05

As of June 30, 2020, the aggregate intrinsic value of all stock options and warrants vested and expected to vest was $699,643 and the aggregate intrinsic value of currently exercisable stock options and warrants was $699,643. The intrinsic value of each option or warrant share is the difference between the fair market value of the common stock and the exercise price of such option or warrant share to the extent it is "in-the-money". Aggregate intrinsic value represents the value that would have been received by the holders of in-the-money options had they exercised their options on the last trading day of the quarter and sold the underlying shares at the closing stock price on such day. The intrinsic value calculation is based on the $0.07 closing stock price of the common stock on June 30, 2020. The total number of in-the-money options and warrants vested and exercisable as of June 30, 2020 was 35,082,149.

The total intrinsic value associated with options exercised during the year ended June 30, 2020 was $0. Intrinsic value of exercised shares is the total value of such shares on the date of exercise less the cash received from the option or warrant holder to exercise the options.

The total grant-date fair value of option and warrant shares vested during the fiscal year ended June 30, 2020 was $200,212.

NOTE 14 - INCOME TAXES

The Company has had no income tax expense or benefit since July 1, 1997, because of operating losses. Deferred tax assets and liabilities are determined based on the estimated future tax effect of differences between the financial statement and tax reporting basis of assets and liabilities, as well as for net operating loss carry forwards, given the provisions of existing tax laws. The Company files income tax returns in the U.S. and state jurisdictions and there are open statutes of limitations for taxing authorities to audit the Company’s tax returns from fiscal year ended June 30, 2020.

The approximate income tax benefit is computed by applying the current revised U.S. federal income tax rate of 21% to net income (loss) before taxes for the fiscal years ended June 30, 2020 and prior tax years at the revised tax rate of 21%. New Mexico revised their tax rate to 6.2 % for 2017 and 5.9 % in 2019 and the approximate income tax benefit is computed by applying the current revised New Mexico revised tax rate of 5.9% to net income (loss) before taxes for the fiscal year ended after June 30, 2020, and the revised tax rate of 5.9% to the prior four-year periods.

The components of the income tax benefit provision are as follows:

		Fiscal Year Ended June 30,
		2020		2019
Tax (benefit) at the federal statutory rate		$505,661		$(2,105,326)
State tax (benefit)		142,067		(591,496)
Reduction in Federal and/or State tax rates		---		(84,198)
Decrease (increase) in valuation allowance		(647,728)		2,781,020
Income tax expense	$	---	$	---

The components of the deferred tax assets at June 30, 2020 and 2019 are as follows:

Deferred Tax Asset
		2020		2019
Federal net operating loss carry forwards		$20,422,367		$19,936,706
State net operating loss carry forwards		1,226,464		1,064,397
Valuation allowance		(21,648,831)		(21,001,103)
Net deferred tax asset	$	---	$	---

In assessing the realizability of estimated deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. Due to the Company’s history of losses, the deferred tax assets are fully offset by a valuation allowance as of June 30, 2020 and 2019.

At June 30, 2020, the Company had estimated federal tax basis net operating loss carry forwards for federal income tax purposes of approximately $97.3 million. Under the Tax Cuts and Jobs Act (“TCJA”) passed on December 22, 2017, provides that net operating losses (“NOL”) arising in tax years beginning after December 31, 2017, the TCJA limits NOL deduction to 80% of taxable income.  For tax years beginning after December 31, 2017, the TCJA eliminated the two-year carryback period but allows for an infinite carryforward.

For NOL’s generated in tax years beginning prior to December 31, 2017, the prior tax law still applies, and the 80 percent limitation does not apply, and the NOL’s can be carried forward for 20 years. The Company has an approximate NOL under the old tax law of $94.9 million. The NOL’s under the old tax law expire in varying amounts between 2022 and 2038.

At June 30, 2020, the Company had estimated state tax basis NOL carryforwards for state income tax purposes of approximately $19.3 million. Net operating losses for state income tax purposes beginning with our tax year ended in 2014, may be carried forward for nineteen years. These losses expire in varying amounts from 2034 to 2039.

NOTE 15 – RELATED PARTY TRANSACTIONS

Since August 2015, the Company has leased a home office space from Mr. Mueller for $550 a month for the corporate administrative office in Albuquerque, NM. Rental expense was $6,600 for fiscal years ended June 30, 2020 and 2019, respectively.

Since July 2019, Nataliia Mueller, wife of Mr. Mueller, has been paid an annual wage of $60,000 as an assistant to the CFO, in the areas of purchasing, payroll and accounts payable.

On August 9, 2017, a related party shareholder returned a certificate for 20,000,000 common shares to the Company for no value received by the shareholder and the investor was issued 2,000,000 shares on a new certificate. The net 18,000,000 cancelled shares are to be re-issued at a later time and the obligation will be accounted for under ASC 480, “Distinguishing Liabilities from Equity “ at the fair market value of the shares and marked to market at each balance sheet date. On April 4, 2018, the investor became a director of the Company. The loaned shares were returned to the related party on January 23, 2019. See NOTE 8 - SHARES SUBJECT TO MANDATORY REDEMPTION BY RELATED PARTY for additional disclosures.

During the fiscal year ended June 30, 2019, 15,000,000 options were granted to each of two directors for their efforts to revive the Company. The options have a five (5) year life and an exercise price of $0.05 per share, the market value on the date of the grant and have a non-cash exercise provision. The Black-Sholes value of the issued options was $$1,497,985.

During the fiscal year ended June 30, 2019, the former CFO for the Company loaned the Company $10,000 and deferred net salary aggregating $51,848 into a note at 6% per annum, At June 30, 2019, balance on the note and accrued interest on the note was $61,848 and $1,651, respectively, and the note has no stated due date.  During fiscal 2020, the prior CFO made additional cash advances of $55,000 and deferred net salary of $25,189 and accrued interest on the obligation of $4,528 in fiscal 2020. During fiscal 2020 the CFO converted the debt and accrued interest to restricted common shares of the Company and the Company recorded a non-cash $36,286 loss on the conversion.

Misappropriated Funds and Entry into a Material Definitive Agreement

A former director and former chief executive officer of the Company, Mr. Thomas H. Laws, entered into a secured promissory note and security agreement in the principal amount of $930,000 in favor of the Company on September 19, 2018, bearing interest at the annual rate of 4% and maturing September 30, 2018 (“Secured Promissory Note”).  The Company requested the former chief executive to execute the Secured Promissory Note and security agreement as a result of the matters discussed below, prior to the completion of the special committee investigation. The security interests include certain real estate and a Cessna model 182G airplane. The Secured Promissory Note also contains late fee and default provisions under the deeds of trust, Security Agreement and other agreements.

Subsequent professional costs including legal, auditing, forensic accounting and related filing costs related to this event have been added to the amounts owed by Mr. Laws. At the time of filing this report, we have determined costs associated with Mr. Laws action currently aggregates approximately $1,651,263, of which we have collected cash proceeds of $485,966 as of the date of filing this report.

As of the filing of this report, Mr. Laws has pleaded guilty to various charges brought against him by the U. S. District Attorney for the District of New Mexico, which include the Company allegations. Mr. Laws is currently awaiting sentencing on the pleaded to charges. The Company attorneys have filed all required documents for future monetary settlements to be determined by the court.

In November 2020 the courts awarded various Law’s properties to the Company and in December 2020 have been deeded to the Company free and clear of any encumbrances. Estimated market value of these properties by a local realtor is $$285,000 and the Company will have them appraised by a licensed real estate appraiser and listed for sale.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

NOTE 16 – SUMMARY OF GAIN ON DEBT EXTINGUISHMENT

Below is a summary of gain on debt extinguishment recognized for the fiscal year ended June 30, 2019:

We wrote off finance facilities under British Columbia law where the statute of limitations had run out pursuant to the Limitations Act (British Columbia).  The Company retained legal services in British Columbia to research the British Columbia statutes of limitations on the collectability of the finance facilities. Legal counsel reviewed all related documents, records of proceedings and all records and documents deemed relevant to the two finance facilities. It was determined that the finance facilities were subject to the laws of the Providence of British Columbia and the federal laws of Canada. The Company received a written legal opinion from legal counsel that the two researched finance facilities under the Limitations Act (British Columbia) and any relevant case law in British Columbia, that the statute of limitations has run for the two finance facility liabilities pursuant to the Limitations Act (British Columbia) and that no future claims can be commenced in the Providence of British Columbia and the Company has no outstanding legal obligation on the finance facilities.

Gain on debt extinguishment:

Merger Agreement, loan balance	$1,745,092
Merger Agreement, loan accrued interest	2,155,335
Merger Agreement accrued fees	269,986
Goldstream loan balance	3,742,505
Completion Guaranty accrued interest	1,234,749
Completion Guaranty Payable	3,359,873

Forbearance Agreement	112,625
Total	$12,620,165

NOTE 17 – LEGAL PROCEEDINGS

All legal proceedings were stayed with the filing of Chapter 11 bankruptcy.

Boart Long year Company v. Lordsburg Mining Company, Case No. D-2-2-CV-2015- 06048, County of Bernalillo, NM; Boart Longyear Company v. Lordsburg Mining Company, Case No. D-721-CV-2015- 00058, County of Sierra, NM; and Boart Longyear Company v. Lordsburg Mining Company, Case No. D-608-CV- 201500165, County of Quintero, NM.  There are a series of collection cases by Boart Longyear Company, a company that obtained Utah judgments for equipment delivered to Lordsburg Mining Company in the aggregate amounts of $158,480 and has an interest rate of 5.25% per annum. The Company accrued back interest on judgement during the quarter ended December 31, 2016, of $13,860 and recorded $21,454 in legal fees awarded in the judgement. For the fiscal years ended June 30, 2020 and 2019, interest expense on the obligation was $8,343 and $8,320, respectively. The court appointed trust made a payment in December 2016 of $6,287 which was applied against accrued interest. At June 30, 2020 and 2019, accrued interest on the obligation was $36,682, and $28,339, respectively.

Wagner Equipment Co. v. Lordsburg Mining Company, Case No. D-2014-02372, County of Bernalillo, NM 28 is a collection case by Wagner equipment, who obtained judgment for equipment delivered to Lordsburg Mining Company in the amount of $115,789 and has a rate of interest of 8.75% per annum. The Company accrued back interest on judgement during the quarter ended December 31, 2016, of $23,677. For the fiscal years ended June 30, 2020 and 2019, interest expense was $10,159 and $10,132, respectively. The court appointed trust made a payment in December 2016 of $4,591 which was applied against accrued interest. Accrued interest on the obligation at June 30, 2020, and 2019 was $57,730 and $47,571.

In November 2018, Santa Fe filed a complaint in Luna County District Court, State of New Mexico, requesting a $930,000 money judgment against Mr. and Mrs. Laws, in addition to foreclosing on the mortgage Mr. and Ms. Laws granted to Santa Fe on real property to secure the promissory note located in Luna County, New Mexico.  As of the filing of this report, Mr. Laws has pleaded guilty to various charges brought against him by government officials, which include the Company allegations. Mr. Laws is currently awaiting sentencing on the pleaded to charges. The Company attorneys have filed all required documents for future monetary settlements to be determined by the court.

In November 2018, Santa Fe filed a similar complaint in Grant County District Court, State of New Mexico, as Mr. and Mrs. Laws and XYZ Ranch Estates, LLC granted Santa Fe a deed of trust and a mortgage, respectively, on several pieces of real property in Grant County, New Mexico. Mr. Laws also granted Santa Fe a security agreement on an airplane located in Grant County, New Mexico.  The complaint in Grant County requested a money judgment in the amount of $930,000 against Mr. and Mrs. Laws, in addition to a request to foreclose on the assets pledged to us located in Grant County, New Mexico. The Company does not anticipate collecting a material amount due from Mr. Laws and will be determined by the bankruptcy court and property sales.

As of the filing of this report, Mr. Laws has pleaded guilty to various charges brought against him by the U. S. District Attorney for the District of New Mexico, which include the Company allegations. Mr. Laws is currently awaiting sentencing on the pleaded to charges. The Company attorneys have filed all required documents for future monetary settlements to be determined by the court.

In November 2020 the courts awarded various Law’s properties to the Company and in December 2020 have been deeded to the Company free and clear of any encumbrances. Estimated market value of these properties by a local relator is $285,000 and the Company will have them appraised by a licensed real estate appraiser and have them listed for sale.

On November 30, 2017, the Company entered into substantially identical agreements with Fortune Graphite, Inc. and Worldwide Graphite Producers, Ltd. to acquire a total of four placer claims for aggregate consideration of Can$400,000 and the issuance of 10,000,000 shares of Company common stock.  Title to these claims remains in trust with the sellers until payment is made in full. To date, the Company has paid Can$260,000.  The Company owes the sellers Can$140,000 and 10,000,000 shares of Company common stock under the agreement. Based upon our additional information that came to light and our subsequent scrutiny and analysis of the transaction, the Company, in February 2019, initiated an arbitration proceeding against the seller to void and rescind the purchase of these British Columbia properties. In addition to voiding and rescission, the Company is seeking additional remedies.  In October 2020, the arbitrator ruled in favor of the Company and the 10,000,000 shares reserved under the agreements has been nullified. In connection with this arbitration, the Company’s legal position was to void the transaction and, due to the uncertainty of the outcome, has provided an impairment at June 30, 2019 in the amount of $210,116. A deposit of $54,000 was made by the seller for the arbitration and the arbitrator will determine the distribution of this amount. The Company filed with the arbitrator for reimbursement of all legal costs associated with the arbitration and any other amounts to be awarded. In February 2021, the Company was awarded approximately $53,000, and after payment of legal fees, received net proceeds of approximately $3,500.

With the completion of the bankruptcy in June 2016, all pending legal actions were reinstated and debts at the time of the bankruptcy are currently due and in default, but none of the then existing litigation has to date resulted in subsequent legal proceedings.  There can be no assurance that subsequent legal proceedings will not materialize.  After the dismissal of the bankruptcy case, the Company had limited assets, but remained liable for all commitments and debts that then were outstanding.  Santa Fe Gold Barbados, The Lordsburg Mining Company and AZCO are subsidiaries of the Company with nominal assets and all of their commitments, debts and legal proceedings remain.  The bankruptcy court set up a trust fund funded by the activities of the Summit mine (main asset sold in bankruptcy proceedings) for five years from reopening of the mine and the trust funds will be distributed by an independent trustee to certain unsecured creditors of record.

The U.S. Department of Justice (“DOJ”) and the Securities and Exchange Commission (“SEC”) each initiated investigations into the Company, its officers, directors, and potentially others, resulting from the Laws transactions.  The SEC has obtained a formal order to investigate the Company with respect to Laws, and while we understand that the DOJ investigation lead to Mr. Laws plea of guilty to various charges, including charges based on his actions alleged by the Company. Mr. Laws has signed a settlement agreement with the SEC. None of funds that Mr. Laws owes the Company were ever received or benefited by anyone other than Mr. Laws, nor was there ever any evidence found (after a forensic review of the Company’s books and records by an independent forensic accounting firm) that anyone else benefited in any way from the Laws transaction(s). However, notwithstanding the forgoing, the SEC investigated this matter and although he did not benefit from or participate in the Laws misappropriation, determined that they would proceed against our Former Chief Financial Officer (notwithstanding the fact that he was the person that notified the SEC), he determined that it would be in his and the Company’s best interest if he were to settle the matter and bring closure to the investigation.  Under the terms of the settlement, he was prohibited from serving as an officer or director of a publicly traded company for a period of five years and in addition was required to pay a fine.  The Company considers Mr. Mueller as an important asset of the Company with substantial depth of institutional knowledge of the Company and its position in the mining industry as well as the various players in the industry.  Without this knowledge the Company would be at a substantial disadvantage and as such, rather than terminate him or allow him to resign, we determined that we would reassign him to mining operations if he was willing to serve in that capacity.  Because he remained with the Company, we developed a protocol and scope of responsibility to meet the requirements of his settlement with the SEC and fully disclosed the protocol and scope of responsibility to the SEC Staff that had negotiated the settlement agreement. Thus, his continuing roll with the Company has been reviewed by SEC staff who approved of his continuing roll, provided that the Company follow it  In accordance with accounting standards regarding loss contingencies, the Company accrues an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated, and the Company discloses the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for its financial statements not to be misleading. The Company does not record liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated, or when the liability is believed to be only reasonably possible or remote.

In April 2021, the Company was served with a complaint in the State of Florida by Euro Bentley Advisors, LLC (“EBA”) for the sum of $120,000 based on the alleged breach of contract between the Company and EBA.  The Company intends to defend this action vigorously and has engaged counsel in the State of Florida for that purpose.  The Company is optimistic about its prospects for success based on local counsel’s analysis of the various factors that exist.

We are subject from time to time to litigation, claims and suits arising in the ordinary course of business.

NOTE 18 – SUBSEQUENT EVENTS

Recent Issuances of Unregistered Securities

In the period from July 2020 through March 25, 2021, the Company sold an aggregate of 10,533,334  restricted shares of common stock to accredited investors for cash proceeds $669,000. The Company sold an aggregate of 4,833,334 restricted shares of common stock to the chairman of the board for cash proceeds $260,000.

In the period from July 2020 through March 25, 2021, the Company issued warrants to accredited investors aggregating 5,266,667, and 2,416,667 warrants to the chairman of the board that were attached to restricted stock purchases. The warrants were vested at issuance, have a two or three life and an exercise price of $0.06 to $0.07 per share. The Company also issued 100,000 five-years warrants with an exercise price of $0.15 as part of a financial consulting agreement.

During the period July 2020 through March 25, 2021, the Company issued 1,443,329 restricted shares of common stock for consulting services at a market value of $90,000 on the date of issuances.

Employment Agreements

Effective July 7, 2020, the Company retained a new Chief Financial Officer and the prior Chief Financial Officer was reassigned to oversee all mining operations as they come on line in our fiscal 2021 year. Both parties signed a one-year employment agreement with the Company, with automatic successive one-year renewals provided that neither party has provided notice of termination prior to 30 days from the end of such applicable term.

Miscellaneous Events

As of filing of this report, the Company has been determined that Mr. Laws owes the Company $1,197,198, net of funds recovered from Mr. Laws of $485,966. This amount does not include any penalties or interest as provided in the secured promissory note and security agreement signed by Mr. Laws.

As of the filing of this report, Mr. Laws has pleaded guilty to various charges brought against him by government officials, which include the Company allegations. Mr. Laws is currently awaiting sentencing on the pleaded to charges. The Company attorneys have filed all required documents for future monetary settlements to be determined by the court. In November 2020 the courts awarded various Law’s properties to the Company and in December 2020 have been deeded to the Company free and clear of any encumbrances. Estimated market value of these properties by a local realtor is $285,000 and the Company will list them for sale and have them appraised by a licensed real estate appraiser. The Company does not anticipate collecting an additional material amount due from Mr. Laws and will be determined by the bankruptcy court and sale of real estate.

On December 1, 2020, the Company made a joint announcement with Texas Mineral Resources Corp. (“TMRC”)(OTCQB:TMRC) of the execution of a letter agreement to pursue, negotiate and subsequently enter into a joint venture agreement with TMRC to jointly explore and develop a targeted silver property to be selected by TMRC among patented and unpatented mining claims held by Santa Fe Gold within the Black Hawk Mining District in Grant County, New Mexico. Completion of a joint venture agreement is subject to the successful outcome of a multi-phase exploration plan to be undertaken in the near future by TMRC. Under terms of the letter agreement TMRC plans to conduct a district-wide evaluation among the patented and unpatented claims held by Santa Fe Gold consisting of geologic mapping, sampling, trenching, radiometric surveying, geophysics, drilling and/or other methods as warranted.

In April 2021, the Company was served with a complaint in the State of Florida by Euro Bentley Advisors, LLC (“EBA”) for the sum of $120,000 based on the alleged breach of contract between the Company and EBA.  The Company intends to defend this action vigorously and has engaged counsel in the State of Florida for that purpose.  The Company is optimistic about its prospects for success based on local counsel’s analysis of the various factors that exist.

The Company’s Common Stock was Deregistered and Trading was Halted

In July of 2020, the Company received notice from the SEC that it was seeking to deregister the Company’s common stock pursuant to Section 12(j), based on the Company’s failure to file periodic reports with the Commission and otherwise provide current information to the market.  This failure was based in large part from the need to restate its financial statements and the need to find and engage a PCAOB auditor who was willing to conduct and provide the required audits amid the SEC and DOJ’s investigations.  Although we were able to secure a qualified auditor, we were not able to make our filings quickly enough and by the time they were completed, the Commission had already sent a notice under Section 12(k).  The Commission takes a hardline position in these situations such that once they have instituted deregistration proceedings, the only options available to the Company were to litigate or settle and consent to the deregistration of the Company’s common stock.  Historically, registrants have not been successful in litigating with the Commission over Section 12(j) matters and therefore the Company determined that the best course of action was to consent to deregistration of its common stock and then file a new registration statement on Form 10, this Form 10.  Unfortunately, one of the additional consequences of having our common stock deregistered is that we are required to have a market maker sponsor and submit an updated/new Form 15c-211. At this time, the Company has signed a settlement agreement with the SEC with respect to the registration of its common stock in response to the Commission’s institution of deregistration proceedings under Section 12(j), it is re-registering the same under Section 12(g) by way of filing this Form 10.  We have selected a market maker to sponsor our Form 15c-211 filing with FINRA. Until FINRA has accepted our filing and we have provided all of the information and documentation required, there will not be a publicly quoted market for our stock.  There can be no assurances that the market maker we have selected will agree to sponsor us or if they are not, that we will be successful in finding a market maker that is willing to sponsor us with FINRA or that we will be able to satisfy FINRA’s information and documentation requirements in a timely manner or at all. Any delay or failure in securing sponsorship from a market maker or in satisfying FINRA’s requirements would result in our shareholders not having a public market to sell their shares. Further, it would make it more difficult for the Company to obtain the financing it requires.

Non-Exclusive Financial Advisory and Marketing Agreement

The Company signed a one-year contract for services at payments of $10,000 a month and 100,000 warrants at an exercise price of $0.15 and with a five-year life. Pursuant to the terms of the Agreement the Company cancelled the contract effective March 23, 2021. In April 2021, the Company was served with a complaint in the State of Florida by the Euro Bentley Advisors, LLC (“EBA”) for the sum of $120,000 based on the alleged breach of the marketing agreement.  The Company intends to defend this action vigorously and has engaged counsel in the State of Florida for that purpose.  The Company is optimistic about its prospects for success based on local counsel’s analysis of the various factors that exist.

SANTA FE GOLD CORPORATION CONSOLIDATED BALANCE SHEETS
	December 31,	June 30,
	2020	2020*
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,437	$103,096
Insurance claim receivable	17,250	—
Prepaid expenses and other current assets	19,501	11,873
Total current assets	41,188	114,969

Property and equipment, net	290,284	333,089
Mineral property	3,740,365	3,615,365
Property held for sale	265,000	—
Finance lease right-of-use asset, net	26,234	35,370
Total Assets	$4,363,071	$4,098,793

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$3,707,319	$3,662,040
Accrued liabilities	910,386	574,003
Finance lease liability	14,135	16,067
Notes payable	508,543	508,543
Total current liabilities	5,140,383	4,760,653

Long-term debt, less current portion	226,200	225,067
Lease obligation	—	5,839
Total Liabilities	5,366,583	4,991,559

Commitments and Contingencies
Stockholders’ Deficit:
Common stock, $.002 par value, 550,000,000 shares authorized; 430,234,381 issued and outstanding at December 31, 2020 and 415,957,718 shares issued and outstanding at June 30, 2020	860,469	831,915
Additional paid-in capital	95,545,403	94,399,116
Accumulated deficit	(97,409,384)	(96,123,797)
Total Stockholders' Deficit	(1,003,512)	(892,766)
Total Liabilities and Stockholders' Deficit	$4,363,071	$4,098,793

*The balance sheet at June 30, 2020 has been derived from the audited consolidated financial statement at that date.

The accompanying notes are an integral part of the unaudited consolidated financial statements.

SANTA FE GOLD CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Revenues	$—	$—	$—	$—
Operating Expenses:
Exploration and mine related costs	158,720	382,142	454,102	665,116
General and administrative	417,012	218,479	1,067,315	684,879
Loss on asset disposition	2,492	—	2,492	—
Total Operating Expenses	578,224	600,621	1,523,909	1,349,995

Loss from operations	(578,224)	(600,621)	(1,523,909)	(1,349,995)

Other Income (Expense):
Miscellaneous income	—	1	2	1
Recovery (misappropriation) of funds	265,000	—	265,000	27,539
Interest expense	(13,390)	(13,920)	(26,680)	(28,070)
Total Other Income (Expense)	251,610	(13,919)	238,322	(530)

Loss before Provision for Income Taxes	(326,614)	(614,540)	(1,285,587)	(1,350,525)
Provision for Income Taxes	—	—	—	—
Net Loss and Comprehensive Loss	$(326,614)	$(614,540)	$(1,285,587)	$(1,350,525)

Basic and Diluted Per Share Data:
Net (Loss) Per Share – basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Common Shares Outstanding:
Basic and diluted	429,045,196	394,039,717	425,734,515	390,574,903

The accompanying notes are an integral part of these unaudited consolidated financial statements.

SANTA FE GOLD CORPORATION

CONSOLIDATED STATEMENTS  OF STOCKHOLDERS’ DEFICIT

(Unaudited)

			Additional
Six Months Ended December 31, 2020:	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, June 30, 2020	415,957,718	$831,915	$94.399,116	$(96,123,797)	$(892,766)

Share subscriptions issued	8,083,334	16,167	471,333	—	487,500
Stock-based compensation	963,162	1,926	57,996		59,922
Warrants issued	—	—	200,817	—	200,817
Net (loss)	—	—	—	(958,973)	(958,973)
Balances September 30, 2020 (Unaudited)	425,004,214	850,008	95,129,762	(97,082,770)	(1,103,500)

Share subscriptions issued	5,000,000	10,000	290,000	—	300,000
Stock-based compensation	230,167	461	14,501	—	14,962
Warrants issued	—	—	111,640	—	111,640
Net (loss)	—	—	—	(326,614)	(326,614)
Balance, December 31, 2020 (Unaudited)	430,234,381	$860,469	$95,545,403	$(97,409,384)	$(1,003,512)

			Additional
Six Months Ended December 31 2019:	Common Stock		Paid- In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balances, June 30, 2019	379,775,217	$759,550	$91,943,704	$(93,478,670)	$(775,416)

Share subscriptions issued	12,285,714	24,752	835,428	—	860,000
Stock-based compensation	181,466	363	14,916	—	15,279
Net (loss)	—	—	—	(735,985)	(735,985)
Balances, September 30, 2019 (Unaudited)	392,242,397	784,485	92,794,048	(94,214,655)	(636,122)

Stock-based compensation	178,512	357	16,406	—	16,763
Share subscriptions issued	5,000,000	10,000	340,000	—	350,000
Net Loss	—	—	—	(614,540)	(614,540)
Balances, December 31, 2019 (Unaudited)	397,420,909	$794,842	$93,150,454	$(94,829,195)	$(883,899)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

SANTA FE GOLD CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Six Months Ended
	December 31,
	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$(1,285,587)	$(1,350,525)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	74,884	32,042
Depreciation expense	35,058	16,362
Warrant costs	312,457	—
Loss on asset disposition	2,492	—
Non-cash reimbursement of misappropriated funds	(265,000)	—
Non-cash interest expense	1,133	8,454
Net change in operating assets and liabilities:
Prepaid expenses and other current assets	(7,628)	46,451
Accounts payable and accrued liabilities	381,662	239,473
Net Cash Used in Operating Activities	(750,529)	(1,007,743)

Cash Flows from Investing Activities:
Payment on mineral property acquisition	(125,000)	(200,000)
Purchase of property and equipment	(2,859)	(240,757)
Net Cash Used in Investing Activities:	(127,859)	(440,757)

Cash Flows from Financing Activities:
Proceeds from common stock subscriptions	787,500	1,210,000
Loan proceeds from related party	—	20,000
Payment on ROU lease principle	(7,771)	—
Payments on note payable principle	—	(40,000)
Net Cash Provided by Financing Activities	779,729	1,190,000

Net (Decrease) In Cash and Cash Equivalents	(98,659)	(258,500)
Cash and Cash Equivalents, Beginning of Period	103,096	264,900
Cash and Cash Equivalents, End of Period	$4,437	$6,400

Supplemental Cash Flow Information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Supplemental Disclosure of Non-Cash Investing and Financing
Activities:
Valuation change on mandatory share redemption	$—	$216,000

The accompanying notes are an integral part of the unaudited consolidated financial statements.

SANTA FE GOLD CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – ORGANIZATION AND BUSINESS DESCRIPTION

Santa Fe Gold Corporation (the “Company”, “our” or “we”) is a U.S. mining company incorporated in Delaware in August 1991. Our general business strategy is to acquire, explore, develop and mine mineral properties. The Company elected on August 26, 2015, to file for Chapter 11 Bankruptcy protection, Case # 15-11761 (MFW) and that case was dismissed on June 15, 2016. The Summit Silver-Gold Project, the Lordsburg Copper Project, Black Canyon Mica Project, Planet MIO Project, all claims and other assets were lost in the process. After the Company emerged from the bankruptcy with a management team of two with no assets, we developed a business plan to raise equity funds to acquire new mining claims, a potential processing plant or arrangements with a processing plant in an acceptable geographic location to potential new mining claims.

In August 2017, the Company acquired all the capital stock of Bullard’s Peak Corporation and the related patented and unpatented claims in the Black Hawk district of New Mexico from Black Hawk Consolidated Mines Company for a purchase price of $3,115,365. The mine property is known as the Alhambra mine site. The transaction was finalized and closed in April 2019. The mining property acquired is an asset in Mineral Acquisitions, LLC.

In January 2019 the Company has acquired right of use on two properties in western New Mexico, consisting of eight (8) patented claims and two unpatented claims, all located in the Steeple Rock Mining District, Grant County, New Mexico and a related water rights lease agreement. The two properties are  known as the Billali Mine and the Jim Crow Imperial Mine. The Company has completed the mine development program to the Jim Crow Imperial mine and started mining operations during the third calendar quarter of 2020. Also, during the fourth calendar quarter of 2020, we started the mine improvement and upgrade  projects on the Billali mine site.

We are considered an “exploration stage” company under the U.S. Securities and Exchange Commission (“SEC”) Industry Guide 7.

Recent Developments

Covid-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

At this time, we cannot foresee whether the outbreak of COVID-19 will be effectively contained, nor can we predict the severity and duration of its impact. If the outbreak of COVID-19 is not effectively and timely controlled, our business plans and financial condition may be materially and adversely affected as a result of the potential deteriorating economic outlook or other factors that we cannot foresee. Any of these factors and other factors beyond our control could have an adverse effect on the overall business environment and cause our business to suffer in ways that we cannot predict at this time and that may materially and adversely impact our business plans, financial condition and results of operations. Due our mine manager testing positive for Covid-19 in last week November 2020, and subsequently two of our miners tested positive, we stopped mining operations for the remainder of 2020. We currently have the mine and equipment under a maintenance protocol and anticipate not continuing the mining operation until late May 2021.

Interim Financial Statements

The accompanying unaudited financial statements and related notes present the Company’s consolidated financial position as of December 31, 2020 and June 30, 2020 (Audited), the consolidated results of operations for the three and six months ended December 31, 2020 and 2019, the consolidated statements of shareholders’ deficit for the three and six months ended December 31, 2020 and 2019 and, consolidated cash flows for the six months ended December 31, 2020 and 2019. The unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions of Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended December 31, 2020, are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2021. The accounting policies followed by the Company are set forth in Note 2 to the Company’s financial statements included in Form 10-K for the fiscal year ended June 30, 2020. These interim financial statements and notes thereto should be read in conjunction with the consolidated financial statements presented in the Company’s 2020 Annual Financial Statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Going Concern

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

The Company has recorded net loss of $1,285,587 for the six months ended December 31, 2020, and has a total accumulated deficit of $97,409,384 and a working capital deficit at December 31, 2020 of $5,099,195. The Company used in operating activities approximately $750,500. The Company currently has no source of generating revenue.

To continue as a going concern, the Company is dependent on continued capital financing for project development, repayment of various debt facilities and payment of current operating expenses until the Company has put into production an acceptable source to generate mineralized ore to generate a revenue stream. Currently we have no commitment from any party to provide additional working capital and there is no assurance that any funding will be available as required, or if available, that its terms will be favorable or acceptable to the Company. On December 31, 2020, the Company was in default on pre-bankruptcy non-judgement accounts payable, notes payable and accrued liabilities aggregating approximately $3.53 million.

The unaudited consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries AZCO Mica, Inc., a Delaware corporation, The Lordsburg Mining Company, a New Mexico corporation, and Santa Fe Gold Barbados Corporation, a Barbados corporation, Santa Fe Acquisitions Company, a New Mexico Limited Liability Company, Mineral Acquisitions, a New Mexico Limited Liability Company and Bullard’s Peak Corporation, a New Mexico Corporation. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates under different assumptions or conditions.

Significant estimates are used when accounting for the Company's carrying value of mineral properties, fixed assets, depreciation and amortization, accruals, derivative instrument liabilities, valuation of warrants, taxes and contingencies, and stock-based compensation.

Fair Value Measurements

The carrying values of cash and cash equivalents, accounts payable and accrued liabilities approximated their related fair values as of December 31, 2020, and June 30, 2020, due to the relatively short-term nature of these instruments. The carrying value of the Company's convertible notes payable approximates the fair value based on the terms at which the Company could obtain similar financing and the short-term nature of these instruments.

Cash and Cash Equivalents

The Company considers all liquid investments purchased with an initial maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash balances.

Property and Equipment

Property is carried at cost. The cost of repairs and maintenance are expensed as incurred  and major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets as follows.

              Vehicles     5 years

              Mine equipment     7 years

              General equipment  3-7 years

              Small tools1.25 years

Property Held for Sale

In November 2020 the courts awarded various Law’s properties to the Company and in December 2020 were deeded to the Company free and clear of any encumbrances. Estimated market value of these properties by a local realtor is $285,000 and the Company will have them appraised by a licensed real estate appraiser and put them up for sale. We have recorded these properties on the books at $265,000, net of estimated selling costs. The properties are currently listed for sale.

Mine Development

Mine development costs include engineering and metallurgical studies, drilling, and other related costs to delineate an ore body, and the building of access ways, shafts, lateral access, drifts, ramps and other infrastructure in an underground mine. Costs incurred before mineralization is classified as proven and probable reserves are expensed and classified as exploration expense. Capitalization of mine development project costs, that meet the definition of an asset, begins once mineralization is classified as proven and probable reserves. Drilling and related costs are capitalized for an ore body where proven and probable reserves exist and the activities are directed at obtaining additional information on the ore body or converting non-reserve mineralization to proven and probable reserves. All other drilling and related costs are expensed as incurred. Drilling costs incurred during the production phase for operational ore control are allocated to inventory costs and then included as a component of costs applicable to sales.

Mine development is amortized using the units-of-production method based upon estimated recoverable ounces in proven and probable reserves. To the extent that these costs benefit an entire ore body, they are amortized over the estimated life of the ore body. Costs incurred to access specific ore blocks or areas that only provide benefit over the life of that area are amortized over the estimated life of that specific ore body. Currently, with no claims or mines in our possession with proven and probable reserves, we have no development costs incurred.

As of December 31, 2020, the Company has not established proven or probable reserves or established the commercial feasibility of any of our exploration projects and all development costs are expensed as incurred.

Mineral Rights

Costs of exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established.

To date, the Company has not established the commercial feasibility of any exploration projects; therefore, all exploration costs are expensed as incurred. Mineral properties are capitalized at their fair value at the acquisition date, either as an individual asset purchase or as part of a business combination. ASC 930-805, “Extractive Activities-Mining: Business Combinations.” ASC 930-805 states that mineral rights consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights.

Acquired mineral rights are considered tangible assets under ASC 930-805. As a result, the direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims.

When a property reaches the production stage, the related capitalized costs are amortized on a units-of-production basis over the proven and probable reserves following the commencement of production. The Company assesses the carrying costs of the capitalized mineral properties for impairment under ASC 360-10, “Impairment of long-lived assets”, and evaluates the carrying value under ASC 930-360, “Extractive Activities - Mining”, annually. An impairment is recognized when the sum of the expected undiscounted future cash flows is less than the carrying amount of the mineral properties. Impairment losses, if any, are measured as the excess of the carrying amount of the mineral properties over its estimated fair value.

When it is determined that a mineral property can be economically developed as a result of establishing reserves, subsequent mine development is capitalized and are amortized using the units of production method over the estimated life of the ore body based on estimated recoverable tonnage in proven and probable reserves. We may never identify proven and probable reserves.

At the time the Company has a revenue stream from a project, the Company will amortize any capitalized balance each quarter. Companies that have reserves under SEC Industry Guide 7 typically capitalize these costs, and subsequently depreciate or amortize them on a units-of-production basis as reserves are mined. Unlike these other companies, our properties have no reserves. We will depreciate or amortize any capitalized costs based on the most appropriate amortization method, which includes straight-line or units-of-production method over the estimated remaining life of the mine, as determined by our geologist. As we have no reliable information to compute  a units of production methodology, we will amortize our capitalized costs on a straight-line basis over the estimated remaining life of the mine as determined by our geologist. Because of these and other differences, our financial statements may not be comparable to the financial statements of mining companies that have proven and probable reserves on their properties.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not recognize any impairment during the six months ended December 31, 2020 and 2019.

Reclamation and Asset Retirement Costs

Reclamation obligations are recognized when incurred and recorded as liabilities at fair value. The liability is accreted over time through periodic charges to accretion expense. The asset retirement cost is capitalized as part of the asset’s carrying value and depreciated over the life of the related asset. Reclamation costs are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs. The reclamation obligation is based on when spending for an existing disturbance will occur. The Company reviews, on an annual basis, unless otherwise deemed necessary, the reclamation obligation at each mine site in accordance with ASC guidance for reclamation obligations.  No reclamation costs were required for the end of the quarters ended December 31, 2020 and 2019.

Derivative Financial Instruments

The Financial Accounting Standards Board (“FASB”) provides guidance that requires derivative instruments to be recognized as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value of derivative instruments depends on their intended use and resulting hedge designations. For derivative instruments designated as hedges, the changes in fair value are recorded in the balance sheets as a component of accumulated other comprehensive income (loss). Changes in the fair value of derivative instruments not designated as hedges are recorded in the consolidated statements of operations, generally as a component of other income (expense).

Warrants

In connection with certain financing, the Company has issued warrants to purchase shares of its common stock. The outstanding warrants are standalone instruments that are not puttable or mandatorily redeemable by the holder and are classified as equity awards. The Company measures the fair value of the awards using the Black-Scholes option pricing model as of the measurement date. Warrants are recorded at fair value as expense over the requisite service period or at the date of issuance, if there is not a service period.

The Company assessed the classification of its common stock purchase warrants as of the date of each equity offering and determines that such instruments meet the criteria for equity classification, as the settlement terms indicate that the instruments are indexed to the entity’s underlying stock.

Warrant expense recognized for the six months ended December 31, 2020 and 2019 was $312,457 and $0, respectively.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with a term of more than one year. Accounting by lessors will remain similar to existing U.S. GAAP. Subsequent accounting standards updates have been issued, which amend and/or clarify the application of ASU 2016-02. For the purposes of recognizing ROU assets and lease liabilities associated with the Company’s leases, the Company has elected the practical expedient to not recognize a ROU asset or lease liability for short-term leases, which are leases with a term of twelve months or less. The lease term is defined as the noncancelable portion of the lease term plus any periods covered by an option to extend the lease if it is reasonably certain that the option will be exercised. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018.  The Company adopted Topic 842 as of July 1, 2019 and at this time the new standard will not have an impact on our consolidated financial statements until significant a lease agreement is entered.

Net Income (Loss) Per Share

Basic earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share are calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation. For the three and six months ended December 31, 2020 and 2019, the impact of outstanding stock equivalents has not been included as they would be anti-dilutive.

Stock-Based Compensation

Share-based compensation is accounted for based on the requirements of ASC 718, “Compensation – Stock Compensation’ (“ASC 718”) which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. Pursuant to ASC 505, “Equity – Equity Based Payments to Non-Employees” (“ASC 505-50”), for share-based payments to consultants and other third-parties, compensation expense is determined at the measurement date which is the grant date. Until the measurement date is reached, the total amount of compensation expense remains uncertain.

Share based payments to nonemployees are valued at the earlier or a commitment date or completion of services. The Company had stock-based compensation of $74,884 and $32,042 in the six months ending December 31, 2020 and 2019, respectively.

Accounting Standards to be Adopted in Future Periods

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which removes, modifies and adds various disclosure requirements related to fair value disclosures. Disclosures related to transfers between fair value hierarchy levels will be removed and further detail around changes in unrealized gains and losses for the period and unobservable inputs used in determining level 3 fair value measurements will be added, among other changes. ASU 2018-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company has determined this guidance will not currently have a material  impact our Consolidated Financial Statements and has adopted it as of July 1, 2020.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes under ASC 740, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. This guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within that fiscal year. Early adoption is permitted. The Company is in the process of evaluating the impacts of this guidance on its consolidated financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future financial position, results of operations or cash flows.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2020 and June 30, 2019:

	December 31,	June 30,
	2020	2020
Vehicles	$—	$26,442
Small tool	4,882	4,882
Mining equipment	146,399	146,399
General equipment	160,081	157,221
Land, non-mineral	35,000	35,000
	346,362	369,944
Less Accumulated depreciation	(56,078)	(36,855)
	$290,284	$333,089

NOTE 4 – MINERAL PROPERTIES

The Company has capitalized acquisition costs on mineral properties as follows:

	December 31,	June 30,
	2020	2020
Alhambra - Blackhawk project	$ 3,115,365	$3,115,365
Billali – Jim Crow Imperial mineral rights project	625,000	500,000
	3,740,365	3,615,365
Less Accumulated amortization	—	—
	$ 3,740,365	$3,615,365

Exploration Status

We have not established that the Alhambra - Blackhawk project or  Billali Mine-Jim Crow-Imperial mining rights projects contain proven or probably reserves, as defined under Industry Guide 7.  Minimal exploration activities have commenced to date and exploration costs have been incurred and expensed. To date, the Company has not (i) commenced or adopted plans to conduct any exploration, (ii) prepared drilling plans, proposals, timetables or budgets for exploration work, or (iii) identified engineers and other personnel that will conduct or assist in any exploration work on the Alhambra – Blackhawk project.  The Company will continue to need to raise funds to conduct exploration work and it currently lacks a firm financing commitment for any extensive exploration activities.

On December 1, 2020, the Company made a joint announcement with Texas Mineral Resources Corp. (“TMRC”)(OTCQB:TMRC) of the execution of a letter agreement to pursue, negotiate and subsequently enter into a joint venture agreement with TMRC to jointly explore and develop a targeted silver property to be selected by TMRC among patented and unpatented mining claims held by Santa Fe Gold within the Black Hawk Mining District in Grant County, New Mexico. Completion of a joint venture agreement is subject to the successful outcome of a multi-phase exploration plan to be undertaken in the near future by TMRC. Under terms of the letter agreement TMRC plans to conduct a district-wide evaluation among the patented and unpatented claims held by Santa Fe Gold consisting of geologic mapping, sampling, trenching, radiometric surveying, geophysics, drilling and/or other methods as warranted.

The Company commenced development of the Jim Crow mine in late 2019. Work to date has consisted of upgrading of the surface facilities, rehabilitating the shaft, expanding the hoisting capability and underground development on three levels. A crushing plant was purchased and installed at Duncan, Arizona, in late 2019. The Company has the right to cancel the Billali-Jim Crow/Imperial Agreement at any time. In October 2020, we began the mining operation in the Jim Crow mine.

Acquired mineral rights are considered tangible assets under on the Billali mine improvements and start pumping the water level out of the site. ASC 930-805. ASC 930-805 requires that mineral rights be recognized at fair value as of the acquisition date.  Mining assets include mineral rights. The payments made under the Billali Mine-Jim Crow/Imperial Mine Agreement are capitalized by the Company and when a revenue stream is attained the capitalized balance will amortized over the estimated life of the mine as determined by our geologist.

NOTE 5 – ACCRUED LIABILITIES

Accrued liabilities consist of the following at December 31, 2020 and June 30, 2020:

	December 31,	June 30,
	2020	2020
Interest	$269,337	$245,303
Vacation pay	72,237	67,880
Payroll burden	185,812	120,628
Franchise taxes	6,000	7,192
Director fees	225,000	75,000
Other	39,000	58,000
Professional fees	73,000	—
Audit fees	40,000	—
	$910,386	$574,003

NOTE 6 – NOTES PAYABLE

Installment Note

On June 1, 2012, the Company entered into an installment sales contract for $593,657 to purchase certain equipment. The term of the agreement is for 48 months at an interest rate of 5.75%, with the equipment securing the loan. The balance owed on the note was $398,793 at December 31, 2019 and June 30, 2019. The Company has been unable to make its monthly payments since November 2013, and has been in default since that time. The equipment has been returned to the vendor for sale and remains unsold at December 31, 2019. Interest expense for the six months ended December 31, 2020 and 2019 was $11,465, respectively. Accrued interest on the note at December 31, 2020 and June 30, 2020 was $145,014 and $133,549, respectively.

Notes Payable

An individual during the fiscal year 2019 loaned Company $239,750 of which the Company paid back $40,000 during that current fiscal year.  During our fiscal year 2020 the Company paid back $90,000 on the note. The loan is at an annual interest rate of  6%, has no stated due date and is payable on demand by the lender. Accrued interest on the loan December 31, 2020 and June 30, 2020 was $20,609 and $17.289,

respectively. Balance of the loan at December 31, 2020 and June 30, 2020 was $109,750, respectively. Interest expense on the loan for the six months ended December 31, 2020 and 2019 is $3,320 and $ 5,154, respectively.

The following summarizes notes payable:	December 31,	June 30,
	2020	2019
Installment sales contract on equipment, interest at 5.75%, payable in 48 monthly installments of $13,874, including interest through July 2016.	$398,793	$398,793
Note payable	109,750	109,750
Notes payable - current	$508,543	$508,543

NOTE 7 – FINANCE LEASE OBLIGATION

We signed a finance lease purchase agreement effective January 1, 2020, for the acquisition of a non-mineral property for our processing plant site to house our crusher and related future milling operations.

The determination of whether an arrangement contains a lease and the classification of a lease, if applicable, is made at lease commencement, at which time the Company also measures and recognizes a right of use (“ROU”) asset, representing the Company’s right to use the underlying asset, and a lease liability, representing the Company’s obligation to make lease payments under the terms of the arrangement. For the purposes of recognizing ROU assets and lease liabilities associated with the Company’s leases, the Company has elected the practical expedient to not recognize a ROU asset or lease liability for short-term leases, which are leases with a term of twelve months or less. The lease term is defined as the noncancelable portion of the lease term plus any periods covered by an option to extend the lease if it is reasonably certain that the option will be exercised.

ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The rates implicit within the Company's lease is not determinable. The determination of the Company’s incremental borrowing rate requires judgment. The incremental borrowing rate is determined at lease commencement and the Company determined its incremental borrowing rate on the finance lease to be 12%. At the lease inception, the Company recorded a ROU asset of $44,505 and a corresponding lease liability of $29,505. The asset value is comprised of the present value of the lease payments at inception of $29,505 and the payment of the purchase option price of $15,000 at the lease inception for a total of $44,505.

The components of lease expense and supplemental cash flow information related to lease for the period are as follows:

Six Months Ended December 31, 2020
Lease Cost:
Financing lease cost included in exploration and mine costs is $9,136 and $1,229 in interest expense in Company’s unaudited consolidated statement of operations	$10,365
Other Information:
Cash paid for amounts included in the measurement of lease liabilities for the six months ended December 31, 2020	$9,000
Remaining lease term - operating lease (in years)	.834
Discount rate - financing lease	12.0%
Effective rate - financing lease	13.1%
As of December 31, 2020 December 31, 2020
Financing lease:
Right-of-use asset, net	$26,234

Financing lease liability - current portion	$14,135
Financing lease liability - non-current portion	—
Total operating lease liabilities	$14,135
2021	$9,000
2022	6,000
Total lease payments	15,000
Less: Present value discount	(865)
Present value of lease liabilities	$14,135

Lease associated costs were $10,365 during the six months ended December 31, 2020, and there were no associated lease costs during the six months ended December 31, 2019.

NOTE 8 – LONG-TERM DEBT

Paycheck Protection Program Loans

During the quarter ending June 30, 2020, the Company entered into a Promissory Notes (the “PPP Notes”) with Bank of Oklahoma as the lender (the “Lender”), pursuant to which the Lender agreed to make the loans to the Company under the Paycheck Protection Program (the "PPP Loan") offered by the U.S. Small Business Administration (the “SBA”) in the principal amount of $224,700 pursuant to Title 1 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”).

The PPP Loan proceeds are available to be used to pay for payroll costs, including salaries, commissions, and similar compensation, group health care benefits, and paid leaves; rent; utilities; and interest on certain other outstanding debt. The amount that will be forgiven will be calculated in part with reference to the Company’s full time headcount during the twenty-four week covered period, as adjusted for current regulation updates, following the funding of the PPP Loan.

The interest rate on the PPP Note is a fixed rate of 1% per annum. To the extent that the amounts owed under the PPP Loans, or a portion of them, are not forgiven, the Company will be required to make principal and interest payments. Currently, the deferral period for payments of principal and interest has been extended to 10 months from the end of the covered period. The loan forgiveness application must be submitted to the lender within the 10 months after the 24-week covered period. The Company will not have to begin principal and interest payments before the date on which the SBA remits the loan forgiveness amount to the lender.

Under current regulations, any monthly installments would begin approximately sixteen months from April 30, 2020. The PPP Note matures in two years from that date. The PPP Note includes events of default. Upon the occurrence of an event of default, the Lender will have the right to exercise remedies against the Company, including the right to require immediate payment of all amounts due under the PPP Notes.

The following summarizes Paycheck Protection Program Loans at December 31, 2020 and June 30, 2020:

	December 31,	June 30,
	2020	2020
Loan payable to bank under the Paycheck Protection Program	$224,700	$224,700
Accrued interest on Paycheck Protection Program Loans	1,500	367
Notes payable – long term	$226,200	$225,067

NOTE 9 – FAIR VALUE MEASUREMENTS

The carrying value of the Company’s cash and cash equivalents, unbilled receivables from the granting agency, prepaid expenses and other assets, accounts payable, accrued expenses and other current liabilities approximate their fair value due to their short-term nature.

The Company accounts for financial instruments in accordance with FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. These rules establish a fair value hierarchy for inputs to be used to measure fair value of financial assets and liabilities. This hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels: Level 1 (highest priority), Level 2, and Level 3 (lowest priority).

Level 1— Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the balance sheet date.

Level 2— Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 — Inputs are unobservable and reflect the Company’s assumptions as to what market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available.

The carrying amount of receivables and accounts payable and accrued expenses approximates fair value due to the short-term nature of those instruments.

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information.  These estimates involve uncertainties and cannot be determined with precision.  The carrying amounts of lease receivables, accounts payable, and accrued liabilities approximate fair value given their short-term nature or effective interest rates, which constitutes level three inputs.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Billali and Jim Crow/Imperial Mines Project

The Company determined the Agreement on the Billali and Jim Crow/Imperial mines is a lease and is cancellable at any time by the Company. Costs of lease, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for an operating a mine, it would enter the development stage and capitalize future costs until production is established.

As of December 31, 2020, the Company has not established the commercial feasibility of any of our exploration projects; therefore, all exploration costs are being expensed. As of December 31, 2020, we have paid $625,000 under the Agreement.  Acquired mineral rights are considered tangible assets under ASC 930-805. As a result, the direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims

Payments under Amendment Five of the Agreement on the Billali and Jim Crow/Imperial mines are estimated as follows:

Fiscal years ending June 30:
Prior year payments to 6/30/2020	$500,000
2021	300,000
2022	575,000
2023	1,475,000
2024	2,100,000
2025	2,100,000
Thereafter	2,950,000
Total lease payments	$10,000,000

Office and Real Property Leases

On August 1, 2015, the Company moved the office to a single room located in Albuquerque, NM, at the home of the CFO for a currently monthly rent of $550 until the Company is required to lease increased office space due to additional personnel requirements. Rental expense for the six months ended December 31, 2020 and 2019 was $3,300 and $3,300, respectively.

Title to Mineral Properties

Although the Company has taken steps, consistent with industry standards, to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Company’s title. Such properties may be subject to prior agreements or transfers and title may be affected by undetected defects.

Non-Exclusive Financial Advisory and Marketing Agreement

The Company signed a one-year contract for services at payments of $10,000 a month and 100,000 warrants at an exercise price of $0.15 and with a five-year life. Pursuant to the terms of the Agreement the Company cancelled the contract effective March 23, 2021.

NOTE 11 - STOCKHOLDERS' DEFICIT

SEC Default Action Notification

On November 3, 2020, the Company received a default action against the Company by the SEC and the action ordered the revocation of the registration of our securities registered pursuant to Section 12 of the Securities Exchange of 1934. On December 17, 2020, the trading of our securities ceased.  The SEC in their Default Action, alleged the Company is and has been delinquent in our mandated periodic reports and has been delinquent in these periodic reports for over two years.

These delinquencies were a result of the misappropriation of funds by our former CEO discovered in late 2018 and the resulting legal actions taken by the Company, the New Mexico Securities Department, the Federal Bureau of Investigation and the Securities and Exchange Commission. The misappropriation of funds event required the Company to change our registered public accountants, reaudit our fiscal year 2017 records and reissue all financial statements and related SEC periodic reports for our fiscal year ending June 30, 2017. During this time, multiple events were being investigated by the aforementioned parties and we were required to prepare the required requested information to clear the Company of any wrong doing, which included the hiring of a forensic accounting firm to supply its independent finding to the inquiring parties.

Common Stock Transactions

For the six months ended December 31, 2020:

(i)	Issued 443,329 shares of restricted common stock for consulting services at a value of $29,883 on the date of issuance;
(ii)	Issued an aggregate of 13,083,334 shares of restricted common stock to accredited investors for cash proceeds of $787,500;
(iii)	Issued 750,000 shares of restricted common stock for bonus compensation at a value of $45,000 on the date of issuance.

Stock Warrants

During the six months ended December 31, 2020, the Company issued 6,641,667 new warrants and no warrants expired. The Black-Sholes value of the issued warrants was $312,457.

Stock Options

During six months ended December 31, 2020, the Company granted no new stock options and 100,000 stock options expired. The Black-Scholes option-pricing model was used to estimate the fair value of the warrants with the following weighted-average assumptions for the six months ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Risk-free interest rate	0.11% - 0.18%	N/A
Expected volatility	125.87% - 138.01%	N/A
Expected life (years)	2-3	N/A
Expected dividend yield	0%	N/A

Stock option and warrant activity, for the six months ended December 31, 2020, are as follows:

	Stock Options		Stock Warrants
		Weighted		Weighted
		Average		Exercise
	Shares	Price	Shares	Price
Outstanding at June 30, 2020	30,100,000	$0.05	5,082,149	$0.05
Granted	—	—	6,641,667	$0.06
Canceled	—	—	—	—
Expired	(100,000)	—	—	—
Exercised	—	—	—	—
Outstanding at December 31, 2020	30,000,000	$0.05	11,723,816	$0.056

Stock options and warrants outstanding and exercisable at December 31, 2020 are as follows:

	Outstanding and Exercisable Options				Outstanding and Exercisable
						Warrants
			Weighted					Weighted
			Average					Average
			Contractual	Weighted				Contractual	Weighted
Exercise			Remaining	Average	Exercise			Remaining	Average
Price	Outstanding	Exercisable	Life	Exercise	Price	Outstanding	Exercisable	Life	Exercise
Range	Number	Number	(in Years)	Price	Range	Number	Number	(in Years)	Price
$0.05	30,000,000	30,000,00	3.22	$0.05	$0.15	200,000	200,000	3.29	$0.15
—	—	—	—			1,875,000	1,875,000	1.98	$0.07
—	—	—	—			2,916,667	2,916,667	1.80	$0.06
—	—	—	—			6,732,149	6,732,149	2.33	$0.05
	30,000,000	30,000,000				11,723,816	11,723,816
	Outstanding Options		3.22	$0.05	Outstanding Warrants			2.12	$0.056
	Exercisable Options		3.22	$0.05	Exercisable Warrants			2.12	$0.056

As of December 31, 2020, the aggregate intrinsic value of all stock options and warrants vested was $359,975. The intrinsic value of each option and warrant share is the difference between the fair market value of the common stock and the exercise price of such option or warrant share to the extent it is "in-the-money". Aggregate intrinsic value represents the value that would have been received by the holders of in-the money options had they exercised their options on the last trading day of the quarter and sold the underlying shares at the closing stock price on such day. The intrinsic value calculation is based on the $0.0598 closing stock price of the common stock on December 16, 2019, the last transaction date.

The total intrinsic value associated with options and warrants exercised during the six months ended December 31, 2020, was $0. Intrinsic value of exercised shares is the total value of such shares on the date of exercise less the cash received from the option or warrant holder to exercise the options.

NOTE 12 – RELATED PARTY TRANSACTIONS

On August 1, 2015, the Company leased a home office space from the Company’s CFO for $550 a month for the corporate administrative office in Albuquerque, NM until such time growth requires a larger corporate administrative office. Rental expense totaled $3,300 for the six months ended December 31, 2020 and 2019, respectively.

The board authorized on June 16, 2016, the hiring of Nataliia Mueller, wife of the Company’s CFO, with a current annual wage of $60,000 as an assistant to the CFO.

Effective July 7, 2020, the Company retained a new Chief Financial Officer and the prior Chief Financial Officer was reassigned to oversee all mining operations as they come on line in our fiscal 2021 year. Both parties signed a one-year employment agreement with the Company, with automatic successive one-year renewals provided that neither party has provided notice of termination prior to 30 days from the end of such applicable term.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

NOTE 13 – LEGAL PROCEEDINGS

All legal proceedings were stayed with the filing of Chapter 11 bankruptcy.

Boart Long year Company v. Lordsburg Mining Company, Case No. D-2-2-CV-2015- 06048, County of Bernalillo, NM; Boart Longyear Company v. Lordsburg Mining Company, Case No. D-721-CV-2015- 00058, County of Sierra, NM; and Boart Longyear Company v. Lordsburg Mining Company, Case No. D-608-CV- 201500165, County of Quintero, NM.  There are a series of collection cases by Boart Longyear Company, a company that obtained Utah judgments for equipment delivered to Lordsburg Mining Company in the aggregate amounts of $158,480 and has an interest rate of 5.25% per annum. Accrued interest on the obligation at December 31, 2020 and June 30, 2020 was $40,876 and $36,682 respectively. Interest on the obligation for the six months ended December 31, 2020 and 2019 was $4,194, respectively.

Wagner Equipment Co. v. Lordsburg Mining Company, Case No. D-2014-02372, County of Bernalillo, NM 28 is a collection case by Wagner equipment, who obtained judgment for equipment delivered to Lordsburg Mining Company in the amount of $115,789 and has a rate of interest of 8.75% per annum. Accrued interest on the obligation at December 31, 2020 and June 30, 2020 was $62,838 and $57,731 respectively. Interest on the obligation for the six months ended December 31, 2020 and 2019 was $5,107 respectively.

The bankruptcy court set up a Trust fund that will be funded by the activities of the Summit mine for five (5) years after reopening of the mine and the trust funds will be distributed by an independent trustee to all credit holders on record.  Currently all debts at the time of the bankruptcy are currently due and in default. None of the claims have been reopened since June 2016.

On November 30, 2017, the Company entered into substantially identical agreements with Fortune Graphite, Inc. and Worldwide Graphite Producers, Ltd. to acquire a total of four placer claims for aggregate consideration of Can$400,000 and the issuance of 10,000,000 shares of Company common stock.  Title to these claims remains in trust with the sellers until payment is made in full. To date, the Company has paid Can$260,000.  The Company owes the sellers Can$140,000 and 10,000,000 shares of Company common stock under the agreement. Based upon our additional information that came to light and our subsequent scrutiny and analysis of the transaction, the Company, in February 2019, initiated an arbitration proceeding against the seller to void and rescind the purchase of these British Columbia properties. In addition to voiding and rescission, the Company is seeking additional remedies.  In October 2020, the arbitrator ruled in favor of the Company and the 10,000,000 shares reserved under the agreements have been nullified.  In connection with this arbitration, the Company’s legal position was to void the transaction and, due to the uncertainty of the outcome, has provided an impairment at June 30, 2019 in the amount of $210,116. A deposit of $54,000 was made by the seller for the arbitration and the arbitrator will determine the distribution of this amount. The Company has filed with the arbitrator for reimbursement of all legal costs associated with the arbitration and any other amounts to be awarded. In February 2021, the Company was awarded approximately $53,000, and after payment of legal fees, received net proceeds of approximately $3,500.

In November 2018, Santa Fe filed a complaint in Luna County District Court, State of New Mexico, requesting a $930,000 money judgment against Mr. and Mrs. Laws for misappropriation of Company funds, in addition to foreclosing on the properties Mr. and Ms. Laws granted to Santa Fe on real property to secure the promissory note located in Luna County, New Mexico.

In November 2018, Santa Fe filed a similar complaint in Grant County District Court, State of New Mexico, as Mr. and Mrs. Laws and XYZ Ranch Estates, LLC granted Santa Fe a deed of trust and a mortgage, respectively, on several pieces of real property in Grant County, New Mexico. Mr. Laws also granted Santa Fe a security agreement on an airplane located in Grant County, New Mexico.  The complaint in Grant County requested a money judgment in the amount of $930,000 against Mr. and Mrs. Laws, in addition to a request to foreclose on the assets pledged to us located in Grant County, New Mexico.

Subsequent review of these transactions for the fiscal year ended June 30, 2017, resulted in a restatement of assets and operating costs in the amount of $971,099 and charged to the former chief executive officer. Subsequent professional costs including legal, auditing, forensic accounting and related filing costs related to this event have been added to the amounts owed by Mr. Laws. At the time of filing this report, we have determined costs associated with Mr. Laws action currently aggregates $1,651,263, of which we have collected cash proceeds of $485,966 as of the date of filing this report.

As of the filing of this report, Mr. Laws has pleaded guilty to various charges brought against him by the U. S. District Attorney for the District of New Mexico, which include the Company allegations. Mr. Laws is currently awaiting sentencing on the pleaded to charges. The Company attorneys have filed all required documents for future monetary settlements to be determined by the court. The Laws residence is up for sale under a court order with net proceeds from the sale will be distributed to the Company by the court.

In November 2020 the courts awarded various Law’s properties to the Company and in December 2020 have been deeded to the Company free and clear of any encumbrances. Estimated market value of these properties by a local relator is $285,000 and the Company will have them appraised by a licensed real estate appraiser and put them up for sale. The Company has booked the estimated value of $265,000, less the estimated selling costs of the properties.

The U.S. Department of Justice (“DOJ”) and the Securities and Exchange Commission (“SEC”) have each investigated into the Company, its officers, directors, and potentially others, resulting from the Laws transactions.  The SEC obtained a formal order to investigate the Company with respect to Laws, and while we understand that the DOJ investigation lead to Mr. Laws plea of guilty to various charges, including charges based on his actions alleged by the Company, we also understand that Mr. Laws is currently awaiting sentencing in connection with his plea(s) of guilty and has signed a settlement agreement with the SEC. None of funds that Mr. Laws owes the Company were ever received or benefited by anyone other than Mr. Laws, nor was there ever any evidence found (after a forensic review of the Company’s books and records by an independent forensic accounting firm) that anyone else benefited in any way from the Laws transaction(s). However, notwithstanding the forgoing, the SEC has investigated this matter, and the Company is aware that one of our officers was the subject of the investigation and that officer has settled with the Commission to bring closure to the investigation.

In accordance with accounting standards regarding loss contingencies, the Company accrues an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated, and the Company discloses the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for its financial statements not to be misleading. The Company does not record liabilities when the likelihood that the liability has been incurred is probable but the amount cannot be reasonably estimated, or when the liability is believed to be only reasonably possible or remote.

We are subject from time to time to litigation, claims and suits arising in the ordinary course of business. Other than the above-described litigation, as of March 31, 2020, we were not a party to any material litigation, claim or suit whose outcome could have a material effect on our financial statements.

Because litigation outcomes are inherently unpredictable, the Company’s evaluation of legal proceedings often involves a series of complex assessments by management about future events and can rely heavily on estimates and assumptions. If the assessments indicate that loss contingencies that could be material to any one of its financial statements are not probable, but are reasonably possible, or are probable, but cannot be estimated, then the Company discloses the nature of the loss contingencies, together with an estimate of the range of possible loss or a statement that such loss is not reasonably estimable. While the consequences of certain unresolved proceedings are not presently determinable, and an estimate of the probable and reasonably possible loss or range of loss in excess of amounts accrued for such proceedings cannot be reasonably made, an adverse outcome from such proceedings could have a material adverse effect on its financial statements in any given reporting period. However, in the opinion of Management, after consulting with legal counsel, the ultimate liability related to the current outstanding litigation is not expected to have a material adverse effect on its financial statements.

NOTE 14 – SUBSEQUENT EVENTS

Issuances of Unregistered Securities

In the period from January1, 2021 through March 25, 2021, the Company sold an aggregate of 450,000 restricted shares of common stock to accredited investors for cash proceeds $31,500. The Company sold an aggregate of 1,833,334 restricted shares of common stock to the chairman of the board for cash proceeds $110,000.

In the period from January1, 2021 through March 25, 2021, the Company issued warrants to 916,667 warrants to the chairman of the board that were attached to restricted stock purchases. The warrants were vested at issuance, have a three-year life and an exercise price of $0.06 per share.

During the period January1, 2021 through March 25, 2021, the Company issued 250,000 restricted shares of common stock for consulting services at a market value of $14,950 on the date of issuance.

Miscellaneous Events

As of filing of this report, the Company has been determined that Mr. Laws owes the Company $1,651,263, and we have recovered cash funds from Mr. Laws of $485,966 and properties aggregating and estimated net value of $265,000 to date. Currently the Laws residence is up for sale under a court order with the net proceeds from the sale distributed to the Company by the court. In January 2021 we were informed the house has been sold with a closing date in late March 2021.

In January 2021, the SBA forgave the Paycheck Protection Program Loans the Company had been issued through the Cares Act program in May and June 2020. The amount of debt and accrued interest written off to debt forgiveness was $226,350.

In February 2021, the Company applied for loans under the Paycheck Protection Program second draw program and received loan proceeds of $109,520.